                [MARINE BANCORP LOGO] THE MARINE BANCORP, INC.

                               September 15, 1998


Dear Fellow Stockholders:


     You are cordially invited to attend the Special Meeting of Stockholders of The Marine BanCorp, Inc. ("Marine") to be held at 6395 Maddox Boulevard, Chincoteague Island, Virginia on October 20, 1998 at 7 p.m.


     At the Special Meeting, you will be asked to vote upon the merger of Marine into Mercantile Bankshares Corporation ("Mercshares"). Marine's merger into Mercshares will be accompanied by the merger of The Marine Bank into Mercshares' affiliate bank Farmers & Merchants Bank-Eastern Shore.


     As part of this Affiliation, stockholders of Marine will become stockholders of Mercshares. Each share of Marine's common stock (other than dissenting shares) will automatically convert into .75 of a share of Mercshares' common stock, except that Mercshares will pay the stockholders cash for fractional shares.


     Based on the exchange ratio and Mercshares' current dividend rate, your annual dividend payments after the Affiliation would be $0.66 per share of Marine common stock now held by you. Marine's annual dividend for 1997 was $0.31 per share. However, we cannot assure you that Mercshares will maintain its current dividend levels. The Mercshares common stock that you will receive in the Affiliation should be more readily marketable than the Marine common stock you presently hold. The Affiliation will qualify as a tax-free transaction for federal income tax purposes (except for cash paid for fractional shares).


     Your Board of Directors unanimously approved the Affiliation on June 9, 1998 and believes it is in the best interests of Marine and our stockholders. Accordingly, the Board of Directors recommends that you vote TO APPROVE the Affiliation. Approval of the Affiliation requires the affirmative vote of at least two-thirds of the outstanding shares of Marine's common stock.


     We hope you can attend the Special Meeting and we encourage you to read the enclosed Prospectus and Proxy Statement carefully. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.


     We look forward to seeing you at the Special Meeting.

                                  Sincerely,


RUSSELL W. EVERETT, SR.                       ARTHUR C. MILES, JR.
___________________________                   ________________________
Chairman of the Board                         President

                            THE MARINE BANCORP, INC.

                                ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                ---------------

     A Special Meeting of Stockholders of The Marine BanCorp, Inc. (each a "Marine Stockholder") will be held at 6395 Maddox Boulevard, Chincoteague Island, Virginia on October 20, 1998 at 7 p.m. for the following purposes:

   1. To consider and vote upon a proposal to approve the Holding Company Plan of Merger (the "Plan") provided for in the Agreement and Plan of Affiliation and Merger, dated June 9, 1998, (the "Affililation Agreement"), by and among The Marine BanCorp, Inc. ("Marine"), The Marine Bank ("Marine Bank"), Mercantile Bankshares Corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and organized under the laws of the State of Maryland ("Mercshares") and Farmers & Merchants Bank-Eastern Shore, a Virginia bank and a wholly-owned affiliate of Mercshares ("F & M"), a copy of which Affiliation Agreement and Plan are included in Annex A attached to the accompanying Prospectus and Proxy Statement, pursuant to which (i) Marine Bank shall become affiliated with Mercshares by Marine's merger into Mercshares, accompanied by Marine Bank's merger into F&M and (ii) each share of common stock of Marine, par value $5.00 per share ("Marine Common Stock") (other than shares held by holders of Marine Common Stock who properly perfect their dissenters' rights) automatically shall become and be converted into .75 of a share of the common stock of Mercshares, par value $2.00 per share ("Mercshares Common Stock"). Cash will be paid in lieu of fractional shares.

   2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Marine Stockholders may, if the Plan is approved and consummated, assert dissenters' rights under Article 15 of the Virginia Stock Corporation Act. Exercise of such rights requires strict compliance with the procedures set forth in the applicable statute. A copy of Article 15 of the Virginia Stock Corporation Act is included as Annex B attached to the accompanying Prospectus and Proxy Statement.

     The Board of Directors has fixed September 2, 1998, as the record date for the Special Meeting and only holders of record of Marine Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                        By Order of the Board of Directors



                                        ARTHUR C. MILES, JR.
                                        ________________________
                                        President

September 15, 1998


PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN
                        TO ATTEND THE SPECIAL MEETING.


THE BOARD OF DIRECTORS OF MARINE RECOMMENDS THAT MARINE STOCKHOLDERS VOTE TO
          APPROVE THE PLAN AND THE AFFILIATION CONTEMPLATED THEREBY.

                   PROSPECTUS RELATING TO 124,620 SHARES OF
                                COMMON STOCK OF
                       MERCANTILE BANKSHARES CORPORATION

                                ---------------

                          PROXY STATEMENT RELATING TO
                     A SPECIAL MEETING OF STOCKHOLDERS OF
                           THE MARINE BANCORP, INC.
                        TO BE HELD ON OCTOBER 20, 1998


     This proxy statement and prospectus describes a proposed affiliation between Marine BanCorp, Inc. ("Marine") and Mercantile Bankshares Corporation ("Mercshares"). In the affiliation, Marine will merge into Mercshares and each outstanding share of Marine common stock will convert into .75 of a share of Mercshares common stock, except that cash will be paid for fractional shares. As part of the affiliation, The Marine Bank will merge into Farmers Merchant Bank -- Eastern Shore, an affiliated bank of Mercshares. The Board of Directors of Marine is soliciting your proxy for a special meeting of the Marine stockholders to be held at 6395 Maddox Boulevard, Chincoteague Island, Virginia on October 20, 1998 at 7 p.m., to approve the affiliation.


     This prospectus and proxy statement is the proxy statement for The Marine special meeting, at which you will vote upon the affiliation, and the prospectus for the issuance of up to 124,620 shares of Mercshares common stock.

     Marine has supplied the information presented in this prospectus and proxy statement concerning Marine and Marine Bank and Mercshares has supplied the information concerning Mercshares.

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

     This prospectus and proxy statement and the accompanying form of proxy are being furnished to Marine Stockholders on or about September 15, 1998.

                               TABLE OF CONTENTS


                                                                                    PAGE
                                                                                   -----
AVAILABLE INFORMATION ..........................................................     1
DOCUMENTS INCORPORATED BY REFERENCE ............................................     2
SUMMARY ........................................................................     3
 The Parties ...................................................................     3
 The Affiliation ...............................................................     3
 Certain Federal Income Tax Consequences .......................................     5
 Comparison of Stockholder Rights ..............................................     5
 Market Price Data .............................................................     5
SUMMARY HISTORICAL FINANCIAL DATA ..............................................     6
COMPARATIVE UNAUDITED PER SHARE DATA ...........................................     7
THE MARINE SPECIAL MEETING .....................................................     8
 Date, Place and Time ..........................................................     8
 Purpose of the Marine Special Meeting .........................................     8
 Record Date ...................................................................     8
 Voting Information ............................................................     8
 Solicitation of Proxies .......................................................     9
THE AFFILIATION ................................................................     9
 General .......................................................................     9
 Background of the Affiliation .................................................     9
 Reasons for the Affiliation; Recommendation of the Marine Board of Directors ..    10
 Effective Date ................................................................    11
 Procedures for Exchange of Certificates .......................................    11
 Certain Federal Income Tax Consequences .......................................    11
 Accounting Treatment ..........................................................    12
 Resale of Mercshares Common Stock after the Affiliation by Controlling Persons     12
 Conditions to Affiliation .....................................................    12
 Treatment of Employee Benefit Plans ...........................................    13
 Post-Affiliation Operations ...................................................    13
 Exclusive Dealing .............................................................    13
 Interests of Certain Persons in the Affiliation ...............................    14
 Termination ...................................................................    14
 Rights of Dissenting Stockholders .............................................    14
CERTAIN OTHER AGREEMENTS .......................................................    16
 The Support Agreement .........................................................    16
 Affiliate Undertakings ........................................................    16
 The Eastville Bank Merger .....................................................    16
DESCRIPTION OF MARINE ..........................................................    16
 General .......................................................................    16
 Business ......................................................................    17
 Competition ...................................................................    18
 Employees .....................................................................    18
 Properties ....................................................................    18
 Dividends .....................................................................    18
 Price Range of Common Stock ...................................................    18
 Stock Ownership of Directors and Executive Officers ...........................    18
SELECTED FINANCIAL INFORMATION .................................................    20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS .......................................................    21
 Overview ......................................................................    21
 Interest Revenue ..............................................................    21
 Interest Expense ..............................................................    21
 Net Interest Income ...........................................................    22
 Income Taxes ..................................................................    22

                                                                          PAGE
                                                                         -----
 Liquidity ...........................................................    22
 Interest Rate Sensitivity ...........................................    22
 Analysis of Investment Securities ...................................    23
 Analysis of Loans ...................................................    24
 Deposits Analysis ...................................................    27
 Other Borrowed Funds ................................................    27
 Capital Adequacy ....................................................    27
COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK
 AND MARINE COMMON STOCK .............................................    29
DESCRIPTION OF MERCSHARES CAPITAL STOCK ..............................    31
LEGAL MATTERS ........................................................    32
EXPERTS ..............................................................    32
INDEX TO FINANCIAL STATEMENTS ........................................    F-1
ANNEX A -- AGREEMENT AND PLAN OF AFFILIATION AND MERGER ..............    A-1
ANNEX B -- DISSENTERS' RIGHTS STATUTORY PROVISIONS ...................    B-1

                             AVAILABLE INFORMATION

     Mercshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60621-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

     The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning Mercshares which files electronically with the Commission.

     Mercshares has filed with the Commission a Registration Statement on Form S-4 (together with any annexes, exhibits and amendments thereto, the ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering 124,620 shares of Mercshares Common Stock. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is made to the copy of the applicable document filed with the Commission or attached as an annex or exhibit thereto.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS AND PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROXY STATEMENT NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, previously filed with the Commission, are incorporated by reference into this Prospectus and Proxy Statement:

   1. Mercshares' Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

   2. Mercshares' Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998; and

   3. The description of Mercshares Common Stock and Preferred Stock Purchase Rights set forth in Mercshares' registration statement filed pursuant to
      Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     In addition, all reports and other documents subsequently filed by Mercshares pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Marine Special Meeting shall also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.


     THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM ANY PERSON TO WHOM THIS PROSPECTUS AND PROXY STATEMENT IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, FROM MERCANTILE BANKSHARES CORPORATION, TWO HOPKINS PLAZA, P.O. BOX 1477, BALTIMORE, MARYLAND 21203,
ATTENTION: SECRETARY (TELEPHONE (410) 237-5900). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 13, 1998.

                                    SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF THIS PROSPECTUS AND PROXY STATEMENT AND THE ANNEXES HERETO PREPARED IN ACCORDANCE WITH APPLICABLE DISCLOSURE REGULATIONS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND PROXY STATEMENT. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS PROSPECTUS AND PROXY STATEMENT. MARINE STOCKHOLDERS SHOULD READ CAREFULLY THIS PROSPECTUS AND PROXY STATEMENT IN ITS ENTIRETY.


THE PARTIES

     MERCANTILE BANKSHARES CORPORATION AND AFFILIATES. Mercshares is a Maryland corporation registered as a bank holding company under the BHCA. Its principal operations are conducted by 17 banks in Maryland, four banks in Virginia and one bank in Delaware, all of which are wholly-owned by Mercshares (the "Affiliated Banks"), and a wholly-owned mortgage banking company (collectively, the "Affiliates"). At June 30, 1998, Mercshares and the Affiliates had total assets of approximately $7.3 billion, deposits of approximately $5.8 billion, and loans of approximately $5.0 billion. Its principal executive office is located at Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203, telephone number (410) 237-5900. As of June 30, 1998, there were 71,784,995 shares of Mercshares Common Stock outstanding which are publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK." As used in this Prospectus and Proxy Statement, the term "Mercshares" refers to Mercantile Bankshares Corporation and the Affiliates, unless the context otherwise requires.

     F&M. F&M is a Virginia bank and a wholly-owned affiliate of Mercshares which operates four banking offices in Virginia. At June 30, 1998, F&M had total assets of approximately $138.5 million, deposits of approximately $110.2 million, and loans of approximately $99.7 million. Its principal executive office is located at 25275 Lankford Highway, Onley, Virginia 23418, telephone number (757) 787-4111. In September, 1998, Mercshares expects that The Eastville Bank, Eastville, Virginia, a wholly-owned affiliate of Mercshares ("Eastville"), will merge into F&M. At June 30, 1998, Eastville had total assets of approximately $31.1 million, deposits of approximately $24.1 million, and loans of approximately $22.9 million.

     MARINE AND MARINE BANK. Marine is a Virginia corporation registered as a bank holding company under the BHCA. Its principal operations are conducted by its wholly-owned subsidiary, The Marine Bank, a Virginia bank ("Marine Bank"). Marine Bank operates two banking offices in the Chincoteague Island, Virginia area. At June 30, 1998, Marine and Marine Bank had total assets of approximately $23.5 million, deposits of approximately $20.9 million and loans of approximately $14.8 million. The principal executive office of Marine and Marine Bank is located at 6395 Maddox Boulevard, Chincoteague Island, Virginia 23336, telephone number (757) 336-6539.

     As of June 30, 1998 there were 166,160 shares of Marine Common Stock outstanding for which there is no established trading market.

     As used in this Prospectus and Proxy Statement, the term "Marine" refers to both The Marine BanCorp, Inc. and The Marine Bank, unless the context otherwise requires. The term "Marine Bank" refers to The Marine Bank.


THE AFFILIATION

     GENERAL. At the Marine Special Meeting described in the notice (the "Notice") accompanying this Prospectus and Proxy Statement, Marine Stockholders will be asked to consider and vote upon a proposal to approve the Plan provided for in the Affiliation Agreement, a copy of which Plan and Affiliation Agreement are attached as Annex A to this Prospectus and Proxy Statement, and the Affiliation contemplated thereby. Upon consummation of the Affiliation, each share of Marine Common Stock (other than shares held by Marine Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into .75 of a share of Mercshares Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares of Mercshares Common Stock. See "THE AFFILIATION -- General."

     VOTE REQUIRED. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Marine Common Stock entitled to vote thereon will be required to approve the Plan and the Affiliation contemplated thereby. As of June 9, 1998, the directors of Marine and persons related to them owned an aggregate of 85,528 shares constituting approximately

51% of the Marine Common Stock. They have agreed to support and to vote their shares to approve the Plan and the Affiliation. BECAUSE THE REQUIRED VOTE OF MARINE STOCKHOLDERS ON THE PLAN AND THE AFFILIATION IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF MARINE COMMON STOCK, THE FAILURE TO SUBMIT A PROXY CARD (OR THE FAILURE TO VOTE IN PERSON AT THE MARINE SPECIAL MEETING IF A PROXY CARD IS NOT SUBMITTED), THE ABSTENTION FROM VOTING AND ANY BROKER NON-VOTE WILL (EXCEPT FOR PURPOSES OF RIGHTS OF DISSENTING STOCKHOLDERS) HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN AND THE AFFILIATION. See "The Marine Special Meeting" and "Certain Other Agreements -- The Support Agreement."

     RECOMMENDATION OF THE MARINE BOARD, REASONS FOR THE AFFILIATION. The Marine Board of Directors believes that the terms of the Affiliation Agreement, the Plan and the Affiliation are in the best interests of Marine and the Marine Stockholders and has approved the Affiliation Agreement, the Plan and the Affiliation. These determinations were made by a unanimous vote of the Marine Directors. In considering the terms and conditions of the Affiliation, the Marine Board of Directors considered, among other things: the financial terms of the Affiliation; that the Affiliation would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); that Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market and should be more readily marketable than Marine Common Stock; the financial condition and history of performance of Mercshares; the diversification of risk associated with ownership in an institution with a broader geographic area; and the operational and competitive benefits of the Affiliation.

     The Marine Board of Directors also considered that the historical dividends per share of the Mercshares Common Stock to be received by the Marine Stockholders, after giving effect to the Exchange Ratio, represent a substantial increase in the historical dividends per share of Marine Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends of Mercshares. Based upon the $35.50 per share closing market price of Mercshares Common Stock on June 8, 1998 (the last trading day preceding the public announcement of the execution of the Affiliation Agreement), the price to be paid in the Affiliation as a percentage of Marine's March 31, 1998 book value was 188%. THE MARINE BOARD OF DIRECTORS RECOMMENDS THAT MARINE STOCKHOLDERS VOTE TO APPROVE THE PLAN AND THE AFFILIATION. See "THE AFFILIATION -- Background of the Affiliation" and " -- Reasons for the Affiliation; Recommendation of the Marine Board of Directors."

     CONDITIONS TO AFFILIATION. The mutual obligation of Mercshares and Marine to consummate the Affiliation is subject to the requisite approval of the Plan by the Marine Stockholders. Additionally, the obligation of Mercshares to consummate the Affiliation is subject to various conditions, including the receipt of all appropriate regulatory approvals and that holders of not more than 10% of the outstanding shares of Marine Common Stock shall have (a) delivered written notice of intent to demand cash payment for their shares prior to the Marine Special Meeting and (b) not voted in favor of the Plan, pursuant to Article 15 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act. See "THE AFFILIATION -- Conditions to Affiliation."

     GOVERNMENTAL APPROVALS. Certain aspects of the Affiliation will require notifications to, and approvals from, certain federal and state authorities, including approval by the Federal Deposit Insurance Corporation, the Virginia State Corporation Commission and the Maryland Commissioner of Financial Regulation. Mercshares has submitted filings and notifications for these purposes. See "THE AFFILIATION -- Conditions to Affiliation."

     ACCOUNTING TREATMENT. The Affiliation will be accounted for as a purchase. See "THE AFFILIATION -- Accounting Treatment" and "COMPARATIVE UNAUDITED PER SHARE DATA" in this Summary.

     DISSENTERS' RIGHTS. Under Article 15 of the Virginia Stock Corporation Act, a Marine Stockholder who objects to the Affiliation and follows specified procedures is entitled to dissenters' rights with respect to the Affiliation. In order to be entitled to dissenters' rights, a Marine Stockholder must (1) deliver to Marine prior to the vote at the Special Meeting written notice of his or her intent to demand cash payment for his or her shares if the Affilation is effectuated, (b) ensure that his or her shares are not voted (or deemed to have been voted) to approve the Plan, (c) after the Affiliation is consummated, follow the procedures set forth in a dissenters' notice sent to such Marine Stockholder by Mercshares, and (d) deliver his or her share certificates as required by the dissenters' notice, certify as to when such shares were acquired and make a demand for payment therefor. If a judicial determination of the "fair value" of Marine Common Stock is necessary, such determination may result in a value that is more than, less than, or equal to the value of the consideration which would have been delivered by Mercshares pursuant to the Affiliation. See "THE AFFILIATION -- Rights of Dissenting Stockholders" for more complete discussion of Marine Stockholders' dissenters' rights.

     A Marine Stockholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted to approve the Plan and the Affiliation and therefore to have waived his or her dissenters' rights. See "THE AFFILIATION -- Rights of Dissenting Stockholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Holding Company Merger will qualify as a tax-free reorganization for federal income tax purposes. Accordingly, (i) the Holding Company Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code to which Marine and Mercshares will each be a party, (ii) no gain or loss will be recognized by Mercshares or Marine as a result of the Affiliation, and (iii) no gain or loss will be recognized by the Marine Stockholders upon receipt by them of Mercshares Common Stock in exchange for their shares of Marine Common Stock. The receipt of an opinion of counsel dated the Effective Date as to (i), (ii) and (iii) above and as to certain other tax matters is a condition of the parties' obligations to consummate the Affiliation. Marine Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Affiliation. See "THE AFFILIATION -- Certain Federal Income Tax Consequences."


COMPARISON OF STOCKHOLDER RIGHTS

     Upon consummation of the Affiliation, Marine Stockholders will become stockholders of Mercshares, and their rights as stockholders of Mercshares will be governed by the Maryland General Corporation Law, Mercshares' Articles of Incorporation and Mercshares' Bylaws. The rights of Marine Stockholders differ from those of the holders of Mercshares Common Stock in a number of areas, including the availability of dissenters' rights, the ability of Mercshares to issue preferred stock and the purchase rights attached to each share of Mercshares Common Stock. See "COMPARISON OF STOCK -- HOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND MARINE COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK" for a description of the material differences between the rights of holders of Mercshares Common Stock and Marine Common Stock and a description of Mercshares capital stock.


MARKET PRICE DATA



     Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the Symbol "MRBK." The market value of Mercshares Common Stock on June 8, 1998, the last full trading day preceding the public announcement of the execution of the Affiliation Agreement, based on the closing price as reported on The Nasdaq National Market, was $35.50 per share. The market value of Mercshares Common Stock on September 11, 1998, the last practicable date prior to the date of this Prospectus and Proxy Statement, based on the closing price as reported on The Nasdaq National Market, was $30.75 per share. Marine Common Stock is not traded on any exchange, and no established trading market exists for Marine Common Stock. For information concerning certain repurchases by Mercshares of Mercshares Common Stock, see "DESCRIPTION OF MERCSHARES CAPITAL STOCK -- Stock Repurchases." BECAUSE THE MARKET PRICE OF MERCSHARES COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE MERCSHARES COMMON STOCK THAT MARINE STOCKHOLDERS WILL RECEIVE PURSUANT TO THE AFFILIATION MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE DATE. MARINE STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR MERCSHARES COMMON STOCK.

                       SUMMARY HISTORICAL FINANCIAL DATA


     The following table presents selected historical financial data of Mercshares and Marine. Mercshares' historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Commission. The selected historical financial data for Mercshares for the six-month periods ended June 30, 1997 and 1998 have been derived from Mercshares' unaudited Quarterly Reports on Form 10-Q previously filed with the Commission. Marine's selected historical financial data for the years ended December 31, 1996 and 1997 have been derived from its audited historical financial statements. The selected historical financial data for Marine for the years ended December 31, 1993, 1994 and 1995 and for the six-month periods ended June 30, 1997 and 1998 have been derived from Marine's unaudited financial statements. In the opinions of the respective managements of Mercshares and Marine, such data include all normal recurring adjustments necessary for a fair presentation of results for such interim periods. Operating results for the six months ended June 30, 1998 for each company are not necessarily indicative of the results that may be obtained for the entire year ended December 31, 1998. THE SUMMARY HISTORICAL FINANCIAL DATA SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE. WITH RESPECT TO MERCSHARES, FURTHER INFORMATION IS CONTAINED IN MERCSHARES' AUDITED FINANCIAL STATEMENTS FOR EACH OF THE ANNUAL PERIODS PRESENTED AND MERCSHARES' UNAUDITED FINANCIAL STATEMENTS FOR EACH OF THE INTERIM PERIODS PRESENTED, ALL OF WHICH ARE INCORPORATED BY REFERENCE HEREIN. SEE "AVAILABLE INFORMATION." WITH RESPECT TO MARINE, FURTHER INFORMATION IS CONTAINED IN MARINE'S AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 AND MARINE'S UNAUDITED FINANCIAL STATEMENTS FOR EACH OF THE INTERIM PERIODS PRESENTED, ALL OF WHICH ARE PRESENTED ELSEWHERE HEREIN.


                                                 AS OF OR FOR
                                                THE SIX MONTHS
                                                 ENDED JUNE 30
                                          ---------------------------
                                               1998          1997
                                          ------------- -------------
                                           (IN THOUSANDS, EXCEPT PER
                                                  SHARE DATA)
MERCANTILE BANKSHARES CORPORATION
Net Interest Income .....................  $   174,055   $   164,201
Provision for Loan Losses ...............        5,626         6,425
Other Operating Income ..................       52,123        47,019
Income before Income Taxes ..............      113,401       102,109
Net Income ..............................       72,079        64,559
Cash Dividends Declared and Paid on
 Common Stock ...........................       30,193        26,553
Net Income Per Share of Common
 Stock (1) ..............................         1.00          0.91
Per Share Cash Dividends Declared and
 Paid on Common Stock (1) ...............         0.42          0.37
Total Assets ............................    7,326,097     6,842,833
Loans ...................................    4,999,280     4,869,455
Long-Term Debt ..........................       49,951        50,032
MARINE (2)
Net Interest Income .....................          498           513
Provision for Loan Losses ...............            6             6
Other Operating Revenue .................           85            70
Income before Income Taxes ..............          171           172
Net Income ..............................          110           112
Net Income Per Share of Common
 Stock (3) ..............................         0.66          0.67
Per Share Cash Dividends Declared and
 Paid on Common Stock (3) ...............         0.15            --
Total Assets ............................       22,509        23,288
Loans ...................................       14,736        15,819



                                                        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
                                               1997          1996          1995          1994          1993
                                          ------------- ------------- ------------- ------------- -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
MERCANTILE BANKSHARES CORPORATION
Net Interest Income .....................  $   336,049   $   310,581   $   286,788   $   262,956   $   246,482
Provision for Loan Losses ...............       13,703        14,666         7,988         7,056        12,969
Other Operating Income ..................       98,653        89,428        80,906        84,807        80,700
Income before Income Taxes ..............      207,595       186,928       166,009       146,886       135,971
Net Income ..............................      132,043       117,400       104,432        90,441        83,468
Cash Dividends Declared and Paid on
 Common Stock ...........................       55,277        46,579        41,013        34,982        30,173
Net Income Per Share of Common
 Stock (1) ..............................         1.85          1.64          1.46          1.25          1.16
Per Share Cash Dividends Declared and
 Paid on Common Stock (1) ...............         0.77          0.65          0.57          0.49          0.43
Total Assets ............................    7,170,669     6,642,681     6,349,103     5,938,225     5,789,620
Loans ...................................    4,978,522     4,582,717     4,209,872     3,846,838     3,628,780
Long-Term Debt ..........................       50,016        49,395        25,623        31,470        32,350
MARINE (2)
Net Interest Income .....................        1,051           990           993         1,203         1,176
Provision for Loan Losses ...............           17            18            43            78           280
Other Operating Revenue .................          147           129           110           100           197
Income before Income Taxes ..............          358           287           131           246            58
Net Income ..............................          238           195            96           168            49
Net Income Per Share of Common
 Stock (3) ..............................         1.43          1.17          0.58          1.01          0.29
Per Share Cash Dividends Declared and
 Paid on Common Stock (3) ...............         0.31          0.31          0.31          0.31          0.30
Total Assets ............................       22,462        22,937        21,892        21,108        23,864
Loans ...................................       15,565        14,957        15,628        16,982        18,170

---------
(1) In June 1997, Mercshares effected a three-for-two stock split which was effected in the form of a stock dividend. All per share amounts have been adjusted to give effect to the split.
(2) Marine Bank was reorganized into a one bank holding company structure on October 31, 1997. The financial data provided for the years ended December 31, 1997 and 1996 have been derived from Marine's audited historical financial statements. The financial data provided for the years ended December 31, 1995, 1994 and 1993 and the six months ended June 30, 1997 and 1998 have been derived from Marine's unaudited financial statements.
(3) 1996 through 1993 restated to reflect a 4 for 1 share exchange when Marine Bank was reorganized into a one bank holding company in 1997.

                     COMPARATIVE UNAUDITED PER SHARE DATA

     The following unaudited consolidated financial information reflects certain comparative per share data relating to the Affiliation. The information shown below should be read in conjunction with the historical consolidated financial statements of Mercshares and Marine, including the respective notes thereto, which are included elsewhere in this Prospectus and Proxy Statement or in documents incorporated herein by reference.

     The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Affiliation been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods.

     The table below presents selected comparative consolidated unaudited per share information (i) for Mercshares on a historical basis and on a pro forma combined basis assuming the Affiliation had been effective during the period presented and accounted for as a purchase and (ii) for Marine on a historical basis and on a pro forma equivalent basis.



                                               SIX MONTHS ENDED        YEAR ENDED
                                                 JUNE 30, 1998      DECEMBER 31, 1997
                                              ------------------   ------------------
PER COMMON SHARE:
NET INCOME:
Marine-historical (1) .....................        $   0.66             $   1.43
Marine pro forma equivalent (1) ...........            0.75                 1.39

Mercshares-historical .....................            1.00                 1.85
Mercshares pro forma combined (2) .........            1.00                 1.85

CASH DIVIDENDS DECLARED:
Marine-historical .........................            0.15                 0.31
Marine pro forma equivalent (1) ...........            0.32                 0.58

Mercshares-historical .....................            0.42                 0.77
Mercshares pro forma combined (3) .........            0.42                 0.77

BOOK VALUE:
Marine-historical .........................           14.49                14.00
Marine pro forma equivalent (1) ...........           10.16                 9.76

Mercshares-historical .....................           13.54                13.01
Mercshares pro forma combined .............           13.54                13.01

---------



(1) Marine pro forma equivalent amounts represent Mercshares' pro forma combined information multiplied by the Exchange Ratio of .75 of a share of Mercshares Common Stock for each share of Marine Common Stock. Marine declared an annual dividend of $.31 per share in December 1997, a semi-annual dividend of $.15 per share in June 1998 and a quarterly dividend of $.075 per share in September 1998.



(2) Pro forma combined net income per share represents historical net income per share of Mercshares adjusted for the impact of the purchase of Marine.


(3) Pro forma combined dividends per share represent historical dividends per share paid by Mercshares. Mercshares paid quarterly dividends of $.20 per share in June, September and December 1997, $.20 per share in March 1998 and $.22 per share in June and September 1998. At the current quarterly rate, the annual dividends would be $.88 per share.

                          THE MARINE SPECIAL MEETING

DATE, PLACE AND TIME


     The Marine Special Meeting will be held at 6395 Maddox Boulevard, Chincoteague Island, Virginia on October 20, 1998, at 7 p.m.



PURPOSE OF THE MARINE SPECIAL MEETING

     At the Marine Special Meeting, Marine Stockholders will consider and vote upon (i) the proposal to approve the Plan and the Affiliation contemplated thereby pursuant to which each share of Marine Common Stock (other than shares held by Marine Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into .75 of a share of Mercshares Common Stock and cash in lieu of fractional shares of Mercshares Common Stock, and (ii) such other matters as may properly be brought before the Marine Special Meeting.

     The Marine Board of Directors unanimously recommends a vote to approve the Plan and the Affiliation contemplated thereby.


RECORD DATE

     The Marine Board of Directors has fixed the close of business on September 2, 1998 (the "Marine Record Date") as the record date for determining holders entitled to notice of and to vote at the Marine Special Meeting. Accordingly, only holders of record of Marine Common Stock at the close of business on the Marine Record Date will be entitled to notice of, and to cast their vote at, the Marine Special Meeting. As of September 2, 1998, there were 166,160 shares of Marine Common Stock issued and outstanding held by approximately 218 holders of record.


VOTING INFORMATION

     Each holder of record of shares of Marine Common Stock on the Marine Record Date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Marine Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Marine Common Stock outstanding on the Marine Record Date is necessary to constitute a quorum at the Marine Special Meeting.

     The approval of the Plan and the Affiliation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Marine Common Stock entitled to vote thereon.

     As of June 9, 1998, the directors of Marine and persons related to them owning an aggregate of 85,528 shares (approximately 51%) of Marine Common Stock have executed agreements with Mercshares pursuant to which such persons have agreed to vote their shares of Marine Common Stock to approve the Plan and the Affiliation. See "CERTAIN OTHER AGREEMENTS -- The Support Agreement" and "DESCRIPTION OF MARINE -- Stock Ownership of Directors and Executive Officers."


     All shares of Marine Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of Marine Common Stock will be voted to approve the Plan and the Affiliation. Marine does not know of any matters other than as described in the Notice that are to come before the Marine Special Meeting. If any other matter or matters are properly presented for action at the Marine Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

     A Marine Stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof on or prior to the date of the Marine Special Meeting to Arthur C. Miles, Jr., President of Marine, or Henry
J. Conklin, Corporate Secretary of Marine, by signing and returning a later dated proxy, or by voting in person at the Marine Special Meeting; however, mere attendance at the Marine Special Meeting will not in and of itself have the effect of revoking the proxy.

     Votes cast by proxy or in person at the Marine Special Meeting will be tabulated to determine whether or not a quorum is present. Where, as to any matter submitted to the Marine Stockholders for a vote, proxies are marked as abstentions (or Marine Stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), those shares are also treated as shares that are present and entitled to vote for quorum purposes. Because the required vote of Marine Stockholders on the Plan and the Affiliation are based upon the total number of outstanding shares of Marine Common Stock, the failure to submit a proxy card (or the failure to vote in person at the Marine Special Meeting if a proxy card is not submitted), the abstention from voting and any broker non-vote will (except for purposes of rights of dissenting stockholders) have the same effect as a vote against the Plan and the Affiliation.


SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Marine Board of Directors, and Marine will bear the costs of its solicitation of proxies. Solicitations may be made by mail, telephone, or personally by directors, officers and employees of Marine, none of whom will receive additional compensation for performing such services. Mercshares will pay all the expenses of printing and mailing the Prospectus and Proxy Statement.


                                THE AFFILIATION

     THE FOLLOWING DESCRIPTION OF THE AFFILIATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AFFILIATION AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS AND PROXY STATEMENT AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE.


GENERAL

     The Affiliation Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, Marine Bank shall become affiliated with Mercshares by Marine's Merger into Mercshares, accompanied by Marine Bank's merger into F&M, whereupon, the separate existences of Marine and Marine Bank shall cease and Mercshares and F&M, respectively, will be the surviving corporations. Each share of Marine Common Stock (other than shares held by Marine Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into .75 of a share of Mercshares Common Stock and the right to receive payment for fractional shares held. Certificates for Marine Common Stock shall be exchanged for certificates of Mercshares Common Stock as described below.

     The Marine Stockholders will own less than one percent of the outstanding Mercshares Common Stock following consummation of the Affiliation, and the percentage of total assets and the percentage of total liabilities represented by Marine in Mercshares will each be less than one percent.

     The Marine Board of Directors has concluded that the terms of the Affiliation, the Affiliation Agreement and the Plan are advisable and are fair to, and in the best interests of, Marine and the Marine Stockholders. Upon consummation of the Affiliation, the former Marine Stockholders who become holders of Mercshares Common Stock will be stockholders in a larger entity with equity traded on The Nasdaq National Market. Each Marine Stockholder who becomes a holder of Mercshares Common Stock shall possess the same rights as other such holders, and former Marine Stockholders as a group will no longer be taking action at the Marine corporate level. See "COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND MARINE COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK."


BACKGROUND OF THE AFFILIATION

     In January, 1998, Marine began to receive inquiries from other bank holding companies concerning possible acquisitions of Marine. The Marine Board of Directors proceeded to study the prospects of such an acquisition, as opposed to a strategy of continued independence. From January through May of 1998, the Marine Board considered offers or indications of interest from four institutions including Mercshares.

     Late in January, 1998, H.B. Rew, Jr., President of F&M, contacted Marine to explore the possibility of an affiliation of Marine with F&M and Mercshares. On March 24, 1998, Mercshares' Chairman and Chief Executive Officer, H. Furlong Baldwin, and Mr. Rew met with Marine's Chairman, Russell W. Everett, Sr., and other Marine representatives. Mr. Baldwin presented a proposal for a merger of Marine Bank into F&M in which the stockholders of Marine would receive .75 of a share of Mercshares Common Stock in exchange for each outstanding share of Marine Common Stock. After deliberation by the Marine Board, various aspects of the proposals were discussed on May 7, 1998 at a meeting attended by Messrs. Baldwin, Rew, Everett, Miles and five other members of Marine's Board of Directors and it was agreed that the proposal would be considered at a meeting of the Marine Board to be held on May 22, 1998. Following that meeting, Mr. Everett contacted Mr. Baldwin with a request to increase the exchange ratio, which Mr. Baldwin declined to accept. On

May 26, 1998, the parties agreed to present the Mercshares proposal for final action by their respective boards of directors at meetings to be held on June 9, 1998.

     On June 1, 1998, Mr. Rew and Mercshares' General Counsel, Alan D. Yarbro, met with Arthur C. Miles, Jr., Marine's President and Chief Executive Officer, to review drafts of definitive agreements for the proposed transaction and to exchange related information. On June 9, 1998, the boards of directors of Mercshares, F&M, Marine and Marine Bank met and approved the Affiliation Agreement and the Affiliation, and the terms of the transaction were publicly announced on that day.


REASONS FOR THE AFFILIATION; RECOMMENDATION OF THE MARINE BOARD OF DIRECTORS

     The Marine Board of Directors has unanimously approved and recommends that Marine Stockholders vote to approve the Plan and the Affiliation.

     The Marine Board of Directors believes that the terms of the Affiliation Agreement, the Plan and the Affiliation are in the best interests of Marine and the Marine Stockholders. In considering the terms and conditions of the Affiliation Agreement, the Marine Board of Directors considered a number of factors. The Marine Board of Directors did not assign any relative or specific weights to the factors considered. The material factors considered were:

      (i) THE FINANCIAL TERMS OF THE AFFILIATION. In this regard, the Marine Board of Directors was of the view that, based on historical and anticipated trading ranges for Mercshares Common Stock, the value of consideration to be received by the Marine Stockholders resulting from the Exchange Ratio represented a fair multiple of Marine's per share book value and earnings. The Marine Board of Directors also considered that, under the proposed Exchange Ratio and based on the Marine Board of Directors' belief that Mercshares would continue to pay dividends at its current rate, the Affiliation would result in a substantial increase in dividend income to the Marine Stockholders, although there can be no assurance that current dividends are indicative of future dividends. See "COMPARATIVE UNAUDITED PER SHARE DATA." The Marine Board of Directors also considered that the transaction would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). See "THE AFFILIATION -- Certain Federal Income Tax Consequences."

      (ii) THE TERMS, OTHER THAN THE FINANCIAL TERMS, AND STRUCTURE OF THE BANK MERGER. In this respect, the Marine Board of Directors considered the benefits to the customers and employees of Marine Bank and the communities it serves of combining Marine Bank's operations with F&M's. As combined with F&M's operations, Marine Bank's present operations would offer an expanded range of products and services, would have access to Mercshares' financial and managerial resources, and would benefit from greater geographical coverage.

      (iii) CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING MERCSHARES. In this respect, the Marine Board of Directors considered, among other things, the consistent high position of Mercshares among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality. The Marine Board of Directors also considered that the historical dividends per share of Mercshares Common Stock to be received by the Marine Stockholders, after giving effect to the Exchange Ratio, would represent a substantial increase in the historical dividends per share of the Marine Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends of Mercshares. The Marine Board of Directors also considered the marketability of Mercshares Common Stock, which is publicly traded and quoted on The Nasdaq National Market. The Marine Board of Directors further considered the diversification of risk associated with ownership of an institution that operates 22 banks serving a broad geographic area that encompasses most of Maryland and parts of Virginia and Delaware.

      (iv) OTHER POSSIBLE AFFILIATION PARTNERS. Of the three bank holding companies (other than Mercshares) which discussed possible affiliations with Marine in 1998, one did not make an offer, and another made an offer which was not comparable in price to the Mercshares offer. The offer of an exchange of stock by the third institution was priced comparably to the Mercshares offer, but the trading market for that institution's stock did not approach the quality of the market for Mercshares Common Stock in terms of number of shares outstanding, trading volume and liquidity. The Marine Board of Directors concluded that the Mercshares offer was superior because of the various factors described above.

      (v) CERTAIN RELATED CONSIDERATIONS. The Marine Board of Directors further determined that the addition of resources resulting from the Affiliation will enable Marine to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in its market area. In addition, the Marine Board of Directors concluded that the Affiliation will help provide Marine with the financial resources needed to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry.

     THE MARINE BOARD OF DIRECTORS BELIEVES THAT THE PLAN, THE AFFILIATION AGREEMENT AND THE AFFILIATION ARE IN THE BEST INTERESTS OF MARINE AND THE MARINE STOCKHOLDERS. THE MARINE BOARD OF DIRECTORS RECOMMENDS THAT THE MARINE STOCKHOLDERS VOTE TO APPROVE THE PLAN AND THE AFFILIATION.


EFFECTIVE DATE

     As soon as practicable after the performance of all agreements and obligations of the parties under the Affiliation Agreement and upon fulfillment or waiver of all conditions precedent contained therein, Mercshares and Marine will execute and deliver Articles of Merger (the "Articles"), and will file the Articles with the Virginia State Corporation Commission and with the State Department of Assessments and Taxation of the State of Maryland (the "Maryland SDAT"). The Affiliation shall become effective on such date and time (the "Effective Date") as set forth in the Articles as filed with the Maryland SDAT and in a certificate of merger to be issued by the Virginia State Corporation Commission.


PROCEDURES FOR EXCHANGE OF CERTIFICATES

     On and after the Effective Date, certificates for shares of Marine Common Stock shall represent the right to receive certificates representing the number of whole shares of Mercshares Common Stock and cash in lieu of fractional shares represented thereby, as described herein. Certificates representing shares of Marine Common Stock may be exchanged after the Effective Date by surrendering such certificates to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercshares may select (the "Exchange Agent"), in exchange for new certificates representing the appropriate number of whole shares of Mercshares Common Stock determined by the Exchange Ratio and for cash in lieu of any fractional shares.

     No certificates for fractional shares of Mercshares Common Stock shall be issued but, in lieu thereof, and solely as a mechanism for rounding shareholdings to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for Mercshares Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates for Marine Common Stock representing such fractional shares. No such holder shall be entitled to dividends, voting rights or any other rights of shareholders in respect of any fractional share.

     Shortly after the Effective Date, Marine Stockholders will receive transmittal forms and instructions as to the time and method of surrendering their certificates. Until so surrendered, certificates formerly representing shares of Marine Common Stock (other than shares of dissenting stockholders as described herein under the heading " -- Rights of Dissenting Stockholders") will be deemed for all corporate purposes to evidence the number of whole shares of Mercshares Common Stock that a holder would be entitled to receive upon surrender and the cash to be paid in lieu of fractional shares. Dividends and other distributions, if any, that become payable on whole shares of Mercshares Common Stock pending exchange of certificates representing shares of Marine Common Stock will be retained by Mercshares or the Exchange Agent until surrender of the certificates, at which time those dividends and any other distributions will be paid without interest.

     MARINE STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS AND INSTRUCTIONS. MARINE STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the anticipated material Federal income tax consequences of the Affiliation; it is not intended to be a complete description of those consequences. The matters set forth in paragraphs (i) through (v) are based upon the opinion of Venable, Baetjer and Howard, LLP, counsel to Mercshares:

      (i) the Holding Company Merger will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), to which Mercshares and Marine will each be a party;

      (ii) no gain or loss will be recognized by Mercshares or Marine in the Affiliation;

      (iii) no gain or loss will be recognized by the Marine Stockholders upon receipt by them of Mercshares Common Stock in exchange for Marine Common Stock pursuant to the Affiliation;

      (iv) provided that the Marine Common Stock is held as a capital asset, the tax basis of the Mercshares Common Stock received by the Marine Stockholders will be the same as the tax basis of the Marine Common Stock surrendered and exchanged therefor; and

      (v) provided that the Marine Common Stock is held as a capital asset, the holding period of the Mercshares Common Stock received by the Marine Stockholders will include the holding period during which the Marine Common Stock surrendered in exchange therefor was held.

     The obligation of Marine to consummate the Affiliation is subject to the receipt of an opinion of Venable, Baetjer and Howard, LLP, counsel to Mercshares (or such other qualified law firm as Marine shall select), with respect to the federal income tax consequences of the Affiliation, substantially to the effect of paragraphs (i) through (v) immediately above. Such opinion will not address the state, local or foreign tax aspects of the Affiliation.

     Any cash received by Marine Stockholders, whether as a result of the exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to such Marine Stockholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

     The discussion set forth above is included for general information only. It does not address the state, local or foreign tax aspects of the Affiliation. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, and may not apply to certain holders subject to special tax rules, including dealers in securities and foreign holders. The discussion is based upon currently existing provisions of the Code, existing Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.

     Each Marine Stockholder should consult his own tax advisor with respect to the specific tax consequences of the Affiliation to him, including the application and effect of state, local and foreign tax laws.


ACCOUNTING TREATMENT

     The Affiliation will be treated as a purchase for accounting purposes. Under the purchase method of accounting, the amount by which the purchase price paid by Mercshares exceeds the fair value of the net assets acquired will be recorded as goodwill. Mercshares currently expects that based on preliminary purchase accounting estimates, the Affiliation would result in identifiable intangibles and goodwill approximating $2,075,000, which would be amortized over an estimated period of not more than 15 years. See "COMPARATIVE UNAUDITED PER SHARE DATA."


RESALE OF MERCSHARES COMMON STOCK AFTER THE AFFILIATION BY CONTROLLING PERSONS

     Under Federal securities laws there are certain potential limitations on the sale of Mercshares Common Stock received in the Affiliation that will affect certain Marine Stockholders who may be controlling persons of Marine. Mercshares and Marine believe that the only Marine Stockholders who may be deemed controlling persons subject to these limitations are the directors of Marine and certain persons related to them who have been advised of these restrictions and have agreed in writing to them.


CONDITIONS TO AFFILIATION

     Consummation of the Affiliation is conditioned upon, among other things, approval of the Plan by an affirmative vote of at least two-thirds of the outstanding shares of Marine Common Stock entitled to vote thereon.


     The obligation of Mercshares to consummate the Affiliation is also subject to the prior satisfaction of certain further conditions including the following: (1) stockholders who are affiliates of Marine for purposes of Rule 145 under the Securities Act shall have entered into agreements with Mercshares, necessary or desirable to conform with Rule 145; (2) Marine shall not have authorized or distributed any assets to its stockholders by way of dividends or otherwise, except for a semi-annual dividend not to exceed $0.15 per share (which was declared in June 1998), and regular cash dividends for any full calendar quarter occurring before the Effective Date of the Holding Company Merger that begins after June 30, 1998 at an effective quarterly rate of not more than $.075 per share; (3) Marine shall not have changed its authorized, issued or outstanding capital stock, issued any rights with respect thereto, or made any distributions of its earnings or assets other than as provided in the Affiliation Agreement; (4) the absence of any material adverse change in the balance sheet, income statement, financial position, results of operations or business of Marine; (5) compliance by Marine with certain conditions, including limits on unapproved increases in compensation of directors, officers or employees of Marine or unapproved alterations in benefits received by such individuals; (6) absence of any change in Marine's investment practices and policies; (7) that the holders of not more than 10% of Marine's Common Stock shall have (a) delivered written notice of intent to demand payment for their shares prior to the Special Meeting and (b) not voted in favor of the Affiliation; (8) the absence of any actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel to Mercshares might prevent the consummation of the Affiliation; (9) Marine Bank shall not have applied for or opened any new, or closed any existing, branch offices unless approved by Mercshares; (10) receipt of an opinion of counsel confirming certain of the tax consequences of the Affiliation for Mercshares, Marine, F&M and Marine Bank, including those set forth above under the heading " -- Certain Federal Income Tax Consequences"; (11) the accuracy and satisfaction of various other financial and legal representations and conditions with respect to Marine; (12) the granting or issuance of such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable F&M, as successor to Marine Bank in the Bank Merger, and Mercshares, as successor to Marine in the Holding Company Merger, to conduct after the Effective Date all and every part of the business and activities conducted by Marine Bank and Marine, respectively, prior to the Effective Date in the manner in which such activities and business were then conducted by Marine Bank and Marine, respectively, and at the offices at which they were then conducted; (13) the receipt of certain regulatory approvals; and
(14) the effectiveness of the Registration Statement. Mercshares may in its discretion waive conditions (1) through (12).

     The obligation of Marine to consummate the Affiliation is subject to the satisfaction of certain further conditions including the following: (1) receipt of an opinion of counsel confirming certain of the tax consequences of the Affiliation for Marine Stockholders as set forth above under the heading " -- Certain Federal Income Tax Consequences;" (2) the receipt of certain regulatory approvals; (3) the effectiveness of the Registration Statement; and (4) the accuracy and satisfaction of various financial and legal representations and conditions with respect to Mercshares. Marine may in its discretion waive condition (4).


TREATMENT OF EMPLOYEE BENEFIT PLANS

     Pursuant to the Agreement and Plan and at the option of Mercshares, Marine's qualified plan (a 401(k) plan) is expected to be merged into Mercshares' 401(k) plan. If in the judgment of Mercshares, it is not technically feasible or desirable to merge the plans, Marine's qualified plan will be terminated, with its assets held for distribution to the participants.

     In addition, effective as of the first January 1st following the Effective Date, employees of Marine Bank will become eligible to participate in Mercshares' cash balance pension plan according to its applicable provisions and will be given credit for service with Marine Bank for purposes of eligibility to participate and vesting.

     Except with respect to Marine's qualified plan and Mercshares' cash balance pension plan, which will be treated as above, and executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of F&M and/or Mercshares, after the Effective Date, Marine Bank's employees employed by F&M after the Affiliation will be entitled to participate in F&M's employee benefit plans and programs on substantially the same basis as similarly situated employees of F&M. Except as set forth above with respect to Mercshares' 401(k) and cash balance pension plans, F&M has agreed to treat service with Marine Bank before the Effective Date as service with F&M for purposes of all such employee benefit and seniority-based plans and programs.


POST-AFFILIATION OPERATIONS


     It is anticipated that upon consummation of the Affiliation, Marine Bank's main office in Chincoteaque Island will be closed and consolidated into F&M's branch in Chincoteaque Island, and Marine Bank's Wattsville branch will be closed and consolidated into F&M's branch in Oak Hall, Virginia.



EXCLUSIVE DEALING

     Marine has agreed that while the Affiliation Agreement is in effect, neither Marine, Marine Bank nor any of their respective officers, directors, employees, agents or representatives shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as hereinafter defined) or take any other action to facilitate any inquiries or proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to Marine Stockholders or enter into any agreement or participate in discussions or negotiations with, or furnish any information to, any person in connection with any potential Acquisition Proposal, unless an unsolicited Acquisition Proposal is made and the Marine Board of Directors shall conclude, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of a duly qualified and independent financial advisor to Marine, that its fiduciary obligations require consideration of such Acquisition Proposal because it may be in the best interests of the Marine Stockholders and is more favorable to the Marine Stockholders from a financial point of view than the Affiliation.

     An "Acquisition Proposal" is defined in the Affiliation Agreement as including any proposed (A) merger, consolidation, share exchange or similar transaction involving Marine or Marine Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Marine or Marine Bank representing 10% or more of the assets of Marine (including capital stock of Marine Bank) or of Marine Bank,
(C) issue, sale or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of Marine or Marine Bank, or (D) any transaction in which any person or group shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of Marine's or Marine Bank's outstanding capital stock.

     Marine and Marine Bank have agreed that they will promptly advise Mercshares of, and communicate to Mercshares the terms of, any such inquiry or proposal addressed to Marine or Marine Bank or of which Marine or Marine Bank or their respective officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge.


INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION

     Arthur C. Miles, Jr., the President of Marine and Marine Bank currently has a rolling five-year employment contract dated December 9, 1997 with Marine. Under the employment contract, Mr. Miles is entitled to receive a base salary of $70,000, subject to annual review of and increase by the Marine Board of Directors. The employment contract also contains provisions relating to a change in control of Marine, such as the Affiliation. Pursuant to these change in control provisions, Mr. Miles may elect to terminate his employment for certain enumerated reasons. Upon such termination, Mr. Miles would be entitled to receive within 15 days after such termination, a lump sum cash payment equal to (1) his base salary through the date of such termination, (2) approximately three times his base salary, and (3) a cash amount equal to the sum of the maximum payments he would have received for all incentive award rights outstanding at the date of such termination. By virtue of the Holding Company Merger, the employment contract will become an obligation of Mercshares.


TERMINATION

     The Affiliation Agreement provides that it may be terminated and the Affiliation abandoned at any time prior to the Effective Date: (a) notwithstanding the approval of the Affiliation by the Marine Stockholders, by the mutual consent of the parties; (b) by Mercshares and F&M if at any time Mercshares receives information from any regulatory authority, which by law is required to approve or otherwise act upon the Affiliation or any other aspect of the transactions provided for in the Affiliation Agreement, or which has authority to challenge the validity of the Affiliation or such transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or such transactions will be so challenged; (c) by Mercshares and F&M if Marine's Board of Directors recommends to the Marine Stockholders, or Marine accepts, a competing Acquisition Proposal, or by Marine and Marine Bank if, in compliance with the provisions of the Affiliation Agreement, Marine's Board of Directors recommends to the Marine Stockholders, or it accepts such an Acquisition Proposal; and (d) by Mercshares or Marine if the Merger is not consummated by May 31, 1999. The Affiliation Agreement provides that in the case of a termination under (c) above, Marine shall pay Mercshares a termination fee of $200,000. The Affiliation Agreement also provides that if the Affiliation Agreement is terminated by Mercshares or F&M by reason of a material breach by Marine or Marine Bank, or by Marine or Marine Bank by reason of a material breach by Mercshares or F&M, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by such nonbreaching party in connection with the preparation, execution and attempted consummation of the Affiliation Agreement, including the fees of the non-breaching party's counsel, accountants, consultants and other advisors and representatives.


RIGHTS OF DISSENTING STOCKHOLDERS

     A Marine Stockholder who objects to the Affiliation (a "Dissenting Stockholder") and who complies with the provisions of Article 15 of the Virginia Stock Corporation Act ("Article 15") may demand the right to receive a cash payment, if the Affiliation is consummated, of the fair value of his or her shares immediately before the Effective Date, exclusive of any appreciation or depreciation in anticipation of the Affiliation, unless such exclusion would be inequitable. In order to receive payment, a Dissenting Stockholder must deliver to Marine prior to the vote at the Marine Special Meeting a written notice of intent to demand payment for his or her shares if the Affiliation is effectuated (an "Intent to Demand Payment") and must not vote his or her shares to approve the Plan and the Affiliation. A Marine Stockholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted to approve the Plan and the Affiliation, and, therefore, to have waived his or her dissenters' rights. A Marine Stockholder may vote against the Plan and the Affiliation, abstain from voting on the Plan and the Affiliation or refrain from voting on (by not returning the proxy or by not voting at the meeting) the Plan and the Affiliation without losing his or her right to assert dissenters' rights, as long as such Marine Stockholder's Intent to Demand Payment is timely given. The Intent to Demand Payment should be addressed to: Arthur C. Miles, Jr., President of Marine or Henry J. Conklin, Corporate Secretary of Marine, 6395 Maddox Boulevard, Chincoteague Island, Virginia 23336. A VOTE AGAINST OR AN ABSTENTION WITH REGARD TO THE AFFILIATION AGREEMENT WILL NOT ITSELF CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

     A Marine Stockholder of record may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the Marine Stockholder dissents with respect to all shares beneficially owned by any one person and notifies Marine in writing (delivered or mailed to the name and address noted immediately above) of the name and address of each person on whose behalf he or she asserts dissenters' rights. A beneficial stockholder of Marine Common Stock may assert dissenters' rights as to shares held on his or her behalf by a stockholder of record only if (i) he or she submits to Marine the record stockholder's written consent to the dissent not later than the time when the beneficial stockholder asserts dissenters' rights, and (ii) he or she dissents with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote, and (iii) he or she files an Intent to Demand Payment in a timely manner.

     If the Affiliation is consummated, within 10 days after the Effective Date, Mercshares is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Stockholder who has filed an Intent to Demand Payment and who has not voted such shares to approve the Plan. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which Mercshares must receive the Payment Demand (which may not be fewer than 30 nor more than 60 days after delivery of the Dissenter's Notice), and (iv) be accompanied by a copy of Article 15. A Dissenting Stockholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As part of the Payment Demand, the Dissenting Stockholder must certify whether he acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Affiliation (the "Announcement Date"), which was June 9, 1998.

     Except with respect to shares of Marine Common Stock acquired after the Announcement Date, Mercshares shall pay a Dissenting Stockholder the amount Mercshares estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Stockholder's Payment Demand. As to shares of Marine Common Stock acquired after the Announcement Date, Mercshares is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Stockholder conditioned upon the Dissenting Stockholder's agreement to accept it in full satisfaction of his or her claim.

     If a Dissenting Stockholder believes that the amount paid or offered by Mercshares is less than the fair value of his or her shares of Marine Common Stock, or that the interest due is incorrectly calculated, that Dissenting Stockholder may notify Mercshares in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Stockholder) (the "Estimate and Demand"). The Dissenting Stockholder must notify Mercshares of the Estimate and Demand within 30 days after the date Mercshares makes or offers to make payment to the Dissenting Stockholder.

     Within 60 days after receiving the Estimate and Demand, Mercshares must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Stockholder's shares and accrued interest, or Mercshares must pay each Dissenting Stockholder whose demand remains unsettled the amount demanded. If a judicial determination of the "fair value" of Marine Common Stock held by such Marine Stockholder is necessary, such a determination may result in a value that is more than, less than, or equal to the value of the consideration which would have been delivered by Mercshares pursuant to the Affiliation. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against Mercshares, except that the court may assess costs against all or some of the Dissenting Stockholders to the extent the court finds that the Dissenting Stockholder did not act in good faith in demanding payment of the Dissenting Stockholders' estimates.

     The foregoing discussion is a summary of the material provisions of
Article 15 and is not intended to be a complete statement of its provisions. The foregoing discussion is qualified in its entirety by reference to the full text of Article 15, which Marine Stockholders are strongly encouraged to review carefully and which is included as Annex B to this Prospectus and Proxy Statement. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Marine Stockholders, except as indicated above or otherwise required by law.

     Any dissenting stockholder who exercises his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary income or capital gain will be determined in accordance with applicable provisions of the Internal Revenue Code. See "THE AFFILIATION -- Certain Federal Income Tax Consequences."


                           CERTAIN OTHER AGREEMENTS

THE SUPPORT AGREEMENT

     As a condition to Mercshares entering into the Affiliation Agreement, the directors of Marine and persons related to them who owned an aggregate of 85,528 shares as of June 9, 1998 (approximately 51%) of the outstanding Marine Common Stock (the "Supporting Marine Affiliates") each entered into a Support Agreement (the "Support Agreement") with Mercshares. Pursuant to the Support Agreement, each of the Supporting Marine Affiliates has agreed (a) not to pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber nor enter into any agreement, arrangement or understanding (other than a proxy for purposes of approving the Plan) which would restrict, establish a right of first refusal to or otherwise relate to the transfer or voting of the shares of Marine Common Stock owned or acquired by such Supporting Marine Affiliate during the term of the Support Agreement;
(b) subject to the provisions of Section 1.10 of the Affiliation Agreement with respect to the fiduciary obligations as directors of Marine, not to directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in discussions or negotiations with, or provide any information to, any individual or entity (other than Mercshares and its employees and agents) concerning any sale of assets, sale or exchange of stock, merger, consolidation or similar transactions involving Marine, and to use all commercially reasonable efforts to assure that Marine takes no such steps; (c) to promptly advise Mercshares of any such inquiry or proposal of which such Supporting Marine Affiliate has knowledge; (d) to vote his or her shares of Marine Common Stock in favor of the Plan and the transactions contemplated thereby, and, in his capacity as a stockholder, to use his best efforts to cause the Affiliation to be effected, subject to the provisions of Section 1.10 of the Affiliation Agreement with respect to the fiduciary obligations as directors of Marine. The terms of the Support Agreement expire upon the termination of the Affiliation Agreement.


AFFILIATE UNDERTAKINGS

     In connection with the execution and delivery of the Affiliation Agreement, the Supporting Marine Affiliates also executed a memorandum, undertaking and agreement pursuant to which they have undertaken to comply with certain provisions of the federal securities laws which restrict the sale of shares of Mercshares Common Stock by such Supporting Marine Affiliates. See "THE AFFILIATION -- Resale of Mercshares Common Stock After the Affiliation by Controlling Persons."


THE EASTVILLE BANK MERGER

     In September, 1998, Mercshares expects that The Eastville Bank, a wholly-owned affiliate of Mercshares ("Eastville") will merge into F&M. At June 30, 1998, Eastville had total assets of approximately $31.1 million, deposits of approximately $24.1 million, and loans of approximately $22.9 million.


                             DESCRIPTION OF MARINE

GENERAL

     Marine was organized in 1997 as a Virginia corporation for the purpose of serving as the parent holding company for Marine Bank, which was organized as a Virginia state chartered bank on August 31, 1973. Marine does not engage in any activities other than acting as a holding company for Marine Bank. Accordingly, the principal business of Marine is conducted through Marine Bank. At June 30, 1998, Marine had 218 record holders of its capital stock.

     As of June 30, 1998, Marine had total assets of approximately $23.5 million, total deposits of approximately $20.9 million, and total stockholders' equity of approximately $2.4 million.

     Marine Bank is a commercial bank offering a wide range of services, including demand and time deposits, as well as installment, mortgage and other consumer and commercial lending services. Marine Bank makes seasonal and term commercial loans, both alone and in conjunction with other banks or governmental agencies.

     Marine Bank's primary trade area is Accomack County on Virginia's Eastern Shore.

     The main office of Marine and Marine Bank is in Chincoteague Island, Virginia. Marine Bank operates a branch in Wattsville, Virginia.

     Marine and Marine Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. As a state member bank, Marine Bank is regulated and examined by the Bureau of Financial Institutions of the Virginia State Corporation Commission and the Board of Governors of the Federal Reserve System. Marine is registered as a bank holding company under the BHCA and is, therefore, subject to regulation and examination of the Board of Governors of the Federal Reserve System.


BUSINESS

     SERVICES OF MARINE BANK

     Marine Bank provides service-intensive commercial and retail banking services to small and medium sized businesses and to individuals. The following types of services are offered by Marine Bank:


     COMMERCIAL SERVICES

     o Loans, including working capital loans and lines of credit, demand, term and time loans, loans for real estate land acquisition, development and construction, equipment and inventory financing, and loans for agricultural purposes

     o Commercial checking, money market, savings accounts and certificates of deposit

     o Merchant Bank Card Services

     o Night Depository


     RETAIL SERVICES

     o Transaction accounts, including checking and NOW accounts.

     o Savings accounts

     o Money market deposit accounts

     o Certificates of deposit

     o Individual retirement accounts

     o Christmas clubs

     o Installment loans and lines of credit

     o Residential construction and first mortgage loans

     o Travelers checks and safe deposit boxes

     o Wire transfer services


     LENDING ACTIVITIES

     At June 30, 1998, Marine Bank's gross loan portfolio (excluding non-accrual loans) totaled approximately $15.1 million, representing 64.2% of its total assets of $23.5 million. The principal categories of loans in Marine Bank's portfolio are residential real estate mortgage, consumer, commercial, real estate development and construction, and commercial real estate.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth Marine Bank's loans by major categories as of June 30, 1998:


                                                               JUNE 30, 1998
                                                          ------------------------
                                                             AMOUNT       PERCENT
                                                          -----------   ----------
                                                               (IN THOUSANDS)
Real Estate:
 Development and construction .........................    $    248         1.64%
 Secured by farmland ..................................          67          .44%
 Secured by 1-4 family residential properties .........      10,606        70.06%
 Other Real Estate ....................................       2,610        17.24%
Commercial and industrial loans .......................         383         2.53%
All other loans .......................................       1,224         8.09%
                                                           --------        -----
Totals ................................................    $ 15,138          100%
                                                           ========        =====

COMPETITION

     While promotional activities emphasize the many advantages of dealing with a locally-run institution closely attuned to the needs of its community, Marine Bank faces strong competition in all areas of its operations. Marine Bank competes principally with approximately four other commercial banks which operate in the vicinity of its offices. In addition, Marine Bank competes with one credit union and one savings bank. Marine Bank's most direct competition for deposits comes from these financial institutions as well as mutual funds and stockbrokers. Marine Bank competes with banking entities, mortgage banking companies, and other institutional lenders for loans. The competition for loans varies from time to time based on such factors as the general availability of lending funds, the demand for loans, general and local economic conditions, current interest rate levels, and other factors which are not readily predictable.


EMPLOYEES

     As of June 30, 1998, Marine Bank had 19 employees, of which 4 were officers, 17 were full-time employees and 2 were part-time employees.


PROPERTIES

     Marine Bank's main banking office is located at 6395 Maddox Boulevard in Chincoteague Island, Virginia, and its branch office is located at 33013 Chincoteague Road, Wattsville, Virginia. Marine Bank owns both properties.


DIVIDENDS


       Marine has declared and paid cash dividends on Marine Common Stock of $0.31 per share for 1996, $0.31 per share for 1997, and $.15 for 1998. In September 1998, Marine also declared a cash dividend of $.075 per share to be paid in October 1998. Any future determination as to payment of cash dividends will be at the discretion of Marine's Board of Directors and will, subject to the Affiliation Agreement, depend on Marine's results of operations, financial condition, capital and regulatory requirements and other factors deemed relevant by Marine's Board of Directors. Since the execution of the Affiliation Agreement, Marine has also been subject to certain contractual restrictions on the declaration and payment of dividends. The Affiliation Agreement permits additional dividends of up to $.075 per quarter to be declared and paid prior to the effective date of the Affiliation. See "THE AFFILIATION -- Conditions to Affiliation."



PRICE RANGE OF COMMON STOCK

     There is no established public trading market for Marine Common Stock, which is traded lightly in privately negotiated transactions. Management does not have a history of the stock sale prices for these private trades.


STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the number of shares of Marine Common Stock beneficially owned by directors and executive officers of Marine, and each person known to Marine to beneficially own more than five percent of Marine Common Stock as of June 30, 1998. Unless otherwise indicated, the individuals named below have sole voting and investment power over all shares beneficially owned by them.

                                                                                              SHARES OF MARINE
                                                                                       COMMON STOCK BENEFICIALLY OWNED
                                                                                       -------------------------------
NAME AND ADDRESS (1)                                                                     NUMBER      PERCENT OF CLASS
--------------------                                                                   ----------    -----------------
James A. Bott, Jr., Director (2) ...................................................      9,896            5.95%
Henry J. Conklin, Director and Corporate Secretary (3) .............................     21,712           13.07
Russell W. Everett, Sr., Director (4) ..............................................     24,496           14.74
Richard C. Hatfield, Director ......................................................      9,640            5.80
Beverly K. Hornsby, Director (5) ...................................................     11,060            6.66
Arthur C. Miles, Jr., President and Director (6) ...................................      1,432               *
Robert L. Parks, Sr., Director (7) .................................................      6,136            3.69
Michael T. Tolbert, Director .......................................................        392               *
Media M. Savage (8)(9) .............................................................     16,812           10.12
All directors, executive officers, and 5% stockholders as a group (12 persons) (10)     101,576           61.13

---------
  *  Indicates holdings of less than one percent.

(1) Each stockholder's address is at Marine's principal executive office unless otherwise noted.

(2) Includes 3,400 shares owned by H&H Pharmacy, Inc., which is controlled by James A. Bott, Jr.

(3)  Includes 21,112 shares owned jointly with spouse, Nancy B. Conklin.

(4)  Includes 23,896 shares owned jointly with spouse, Martha Everett.

(5) Includes 7,428 shares owned jointly with spouse, Elizabeth B. Hornsby and 400 shares owned jointly with sister, Virginia H. Woodbury.

(6) Includes 632 shares owned jointly with spouse, Barbara J. Miles, 100 shares owned jointly with daughter, Bonnie Elizabeth Miles, and 100 shares owned jointly with son, Martin Guy Miles.

(7) Includes 5,136 shares owned jointly with spouse, Beulah M. Parks, and 400 shares owned jointly with daughter, Sylvia P. Milliner.

(8) Mrs. Savage's address is 5463 Woodland Drive, Chincoteague Island, Virginia 23336.

(9) Includes 2,680 shares owned jointly with Lawrence T. Savage, 200 shares owned jointly with Louella Cole Hickman, 600 shares owned jointly with May Lawrence Hickman, 800 shares owned jointly with Thomas M. Savage, 200 shares owned jointly with Aaron Thomas Savage, 200 shares owned jointly with Anne Rebecca Hickman, and 24 shares owned jointly with Chelsie Poliska.

(10) Includes shares owned as described in notes 1 through 7 and 9.

                        SELECTED FINANCIAL INFORMATION

     The income statement data, per share data, and balance sheet data contained in the following summary financial data for the two years ended December 31, 1997 are derived from the audited historical financial statements of Marine. The financial data for the three years ended December 31, 1995 and for the six months ended June 30, 1998 and 1997 are derived from unaudited financial statements. The summary financial data should be read in conjunction with the historical financial statements and the notes thereto of Marine included elsewhere in this Prospectus and Proxy Statement. Per share information for all periods has been adjusted to reflect the issuance of shares by The Marine BanCorp in its 1997 exchange of shares for all of the shares of Marine Bank.



                                                 SIX MONTHS ENDED
                                                     JUNE 30,                          YEARS ENDED DECEMBER 31,
                                              ----------------------- -----------------------------------------------------------
                                                  1998        1997        1997        1996        1995        1994        1993
                                              ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net interest income ........................   $    498    $    513    $  1,051    $    990    $    993    $  1,203    $  1,176
Provision for loan losses ..................          6           6          17          18          43          78         280
Noninterest income .........................         84          68         147         130         110         100         197
Noninterest expense ........................        406         405         822         814         929         979       1,040
Income tax expense .........................         62          60         120          93          35          78           4
Net income .................................        110         112         238         195          96         168          49

PER SHARE DATA:
Net income -- Basic and Diluted ............       0.66        0.67        1.43        1.17        0.58        1.01        0.30
Cash dividends .............................       0.15          --        0.31        0.31        0.31        0.31        0.30
Book value at period end ...................      14.49       13.20       14.00       12.84       12.09       11.68       11.17
Average shares outstanding .................    166,160     166,600     166,600     166,600     166,600     166,600     163,800

BALANCE SHEET DATA AT PERIOD END:
Total assets ...............................     23,509      23,288      22,462      22,937      21,892      21,108      23,864
Loans ......................................     14,736      15,819      15,565      14,957      15,628      16,982      18,170
Securities .................................      3,316       3,587       3,199       3,631       1,754       1,449       1,402
Deposits ...................................     20,910      20,826      19,907      20,131      19,682      17,714      21,730
Stockholders' equity .......................      2,408       2,200       2,332       2,139       2,015       1,946       1,829

PERFORMANCE RATIOS:(1)
Return on average assets ...................       0.90%       1.00%       1.10%       0.90%       0.40%       0.80%       0.20%
Return on average equity ...................       9.10       10.20       10.20        9.10        4.80        8.60        2.70
Net interest margin ........................       4.80        5.10        5.30        4.80        5.20        5.30        5.00

ASSET QUALITY RATIOS:(2)
Allowance for loan losses to period end
 loans .....................................       2.10        2.10        2.10        2.10        2.00        1.70        1.50
Allowance for loan losses to nonaccrual
 loans .....................................      16.34      515.40      354.30       N/A(3)      N/A(3)      14.07      357.50
Nonperforming assets to period end loans
 and other real estate owned(2) ............       2.70        1.40        1.40        1.60        2.00        3.50        2.50
Net charge-offs to average loans ...........       0.10          --        0.10        0.10        0.10        0.40        1.00

CAPITAL RATIOS:
Tier 1 capital .............................      19.10       17.10       18.10       16.70       15.30       14.10       11.70
Total capital ..............................      20.30       18.30       19.00       17.90       16.50       15.40       12.90

---------
(1) Annualized for the six months ended June 30, 1998 and 1997.

(2) Nonperforming assets consist of nonaccrual loans and foreclosed properties.

(3) Non-accrual loans equal $0.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     This discussion and analysis contains selected financial information for Marine and Marine Bank. It does not purport to provide complete financial data and should be read in conjunction with more detailed financial information and Marine's financial statements contained elsewhere in this Prospectus and Proxy Statement. The selected financial information for Marine for the periods ended June 30, 1998 and 1997 has been derived from Marine's unaudited financial statements. In the opinion of Marine's management, such data includes all normal recurring adjustments necessary for the fair presentation of results of operations for the interim periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the operating performance that may be reported for the full year ended December 31, 1998.

     Marine's net income for 1997 was $238,358, approximately $43 thousand (22%) higher than 1996. Net income for 1996 was $98 thousand (102%) higher than 1995. The increase in net income during 1997 is primarily due to improved net interest income and an increase of almost 25% in service charges and other non-interest income. Non-interest expense increased by less than 1% for 1997 as compared to the prior year. The increase in net income in 1996 was primarily due to lower write-downs of Other Real Estate Owned ("OREO") than in 1995 and a lower provision for loan losses. Management also made a concentrated effort to reduce operating expenses without sacrificing service to customers during 1996. During this time period, the net interest spreads have remained fairly constant. Marine's results for the first six months of 1998 and 1997 have also remained constant.

     Marine's total assets and loan portfolio have generally experienced gradual declines for the past five years. The decreases are due primarily to increased competition in Marine's lending area and depressed loan demands in the local market.


INTEREST REVENUE

     Marine's interest and fees on loans increased $24 thousand from 1996 to 1997. This increase was primarily due to growth in the loan portfolio. Interest rates remained constant in both years. For the first six months in 1998, interest and fees on loans decreased $24 thousand when compared to the first six months in 1997. This decrease was due to a decrease in the loan portfolio.

     Marine increased its investment in federal funds sold throughout 1996 due to the decline in loan demand. Loan demand improved somewhat during 1997, resulting in a reduction in federal funds sold and the diversion of excess funds to investment securities during the year. Interest earned on investment securities increased proportionately during 1997. For the first six months of 1998, Marine continued to increase its investment in federal funds sold as the demand for new loans declined, resulting in a reduction of approximately $800,000 in the loan portfolio.


INTEREST EXPENSE

     Marine experienced a slight decrease in interest expense from 1996 to 1997 due to a decrease in rates on certificates of deposits. Due to the lack of loan demand, management priced certificates of deposit lower in order to keep them in line with their earning potential, which was primarily federal funds and investment securities. Interest expense for the first six months of 1998 declined approximately 3% from the first six months of 1997.

NET INTEREST INCOME

     The following table sets forth the changes in the components of net interest income.



                                           SIX MONTHS             YEAR ENDED
                                         ENDED JUNE 30,          DECEMBER 31,
                                     1998 COMPARED TO 1997   1997 COMPARED TO 1996
                                    ----------------------- ----------------------
                                      INCREASE/(DECREASE)     INCREASE/(DECREASE)
Interest Revenue
Loans .............................       $  (24,289)             $  26,206
Investment securities:
   Fully Taxable ..................          (33,463)                48,983
   Tax-Advantaged .................           (5,000)                 1,278
Federal funds sold ................           50,415                (41,072)
   Total interest revenue .........          (12,337)                35,395
Interest Expense
 Checking accounts ................              255                 (6,834)
 Savings deposits .................            4,543                 (2,847)
 Time deposits ....................           (2,952)               (15,391)
   Total interest expense .........            1,846                (25,072)
                                          ----------              ---------
Net Interest Income ...............       $  (14,183)             $  60,467
                                          ==========              =========

INCOME TAXES

     In 1997 and 1996, Marine's effective tax rates were similar as the temporary differences were insignificant.


LIQUIDITY

     Liquidity represents the ability of Marine to meet present and future financial obligations that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of customers, as well as to meet current and planned expenditures. Marine derived liquidity through customer deposits, available lines of credit with other financial institutions, the maturity distribution and classification status (held to maturity vs. available for sale) of the investment portfolio, loan repayments and income. Marine maintains a portfolio of readily marketable investments that could be converted to cash on an immediate basis (except for those pledged to secure public deposits of public funds and those designated "Held to Maturity").

     At June 30, 1998, Marine had available lines of credit of $700 thousand in overnight federal funds. Management believes that its current capital, short term investments, and lines of credit will satisfy its cash and capital needs for the foreseeable future.


INTEREST RATE SENSITIVITY

     Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of Marine's earning assets and funding sources. Marine's Asset/Liability Committee reviews the interest rate sensitivity position in order to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with Marine's liquidity, growth and capital adequacy goals. It is the objective of the Asset/Liability Committee to maximize net interest margins during periods of volatile as well as stable interest rates, to attain earnings growth and to maintain sufficient liquidity to satisfy depositors' requirements and meet customers' credit needs.

     The following table summarizes the anticipated maturity or repricing of Marine's interest earning assets and interest-bearing liabilities as of June 30, 1998 and Marine's sensitivity gap. A positive sensitivity gap for any time period indicates that more interest earning assets will mature or reprice during that time period than interest bearing liabilities. During periods of rising interest rates, a short-term negative interest sensitivity gap position generally decreases net income, and during periods of falling interest rates, a short term negative interest rate sensitivity gap position generally increases net interest income. Two factors which have not been incorporated into the table are prepayment and extension risk associated with changes in general market rates.

                                                                             JUNE 30, 1998
                                                                      INTEREST SENSITIVITY PERIOD
                                           ---------------------------------------------------------------------------------
                                               DEMAND &           3 TO            1 TO 3           OVER
                                               3 MONTHS        12 MONTHS         YEARS          3 YEARS          TOTAL
                                           ---------------- ---------------- --------------- --------------- ---------------
 INTEREST EARNING
  ASSETS
 Investment Securities ...................   $    188,745     $    760,665    $  1,496,811     $   870,163    $  3,316,384
 Federal Funds Sold ......................      2,775,000               --              --              --       2,775,000
 Loans ...................................      1,903,383        2,470,866       9,736,303         942,539      15,053,091
                                             ------------     ------------    ------------     -----------    ------------
  Total Interest Earning
   Assets ................................      4,867,128        3,231,531      11,233,114       1,812,702    $ 21,144,475
                                             ------------     ------------    ------------     -----------    ============

 INTEREST BEARING
  LIABILITIES
 Savings .................................        921,030               --              --              --    $    921,030
 MMDA ....................................      1,780,830               --              --              --       1,780,830
 NOW .....................................      1,078,531               --              --              --       1,078,531
 CD's and other time deposits ............      3,657,008        3,930,271       1,772,292       1,324,246      10,683,817
                                             ------------     ------------    ------------     -----------    ------------
  Total Interest Bearing
   Liabilities ...........................      7,437,399        3,930,271       1,772,292       1,324,246    $ 14,464,208
                                             ------------     ------------    ------------     -----------    ============

 Interest Sensitivity GAP ................   $ (2,570,271)    $   (698,740)   $  9,460,822     $   488,456
                                             ============     ============    ============     ===========

 Cumulative Interest Sensitivity GAP .....   $ (2,570,271)    $ (3,269,011)   $  6,191,811     $ 6,680,267
                                             ============     ============    ============     ===========
 Cumulative Interest Sensitivity GAP
  Ratio ..................................         -12.16%          -15.46%          29.28%          31.59%


     The analysis provided in the foregoing table includes the following assumptions: (1) fixed rate loans are scheduled by anticipated principal repayment streams; (2) investment securities are scheduled by most likely call date or maturity date; (3) due to their liquid nature, the entire balance of Money Market Demand Accounts ("MMDA") and NOW accounts is assumed to be sensitive within three months; (4) twenty-five percent of savings accounts are considered rate sensitive, as a margin of safety, as the balances remain approximately constant and rate changes are infrequent; and (5) Marine's goal is generally to maintain a balanced cumulative gap position over the time periods shown in order to mitigate the impact of interest rates on liquidity, interest margins and operating results.


ANALYSIS OF INVESTMENT SECURITIES

     The composition of Marine's investment portfolio as of June 30, 1998, December 31, 1997 and 1996, and valued at amortized cost, is as follows:



                                                           DECEMBER 31,
                                         JUNE 30,   ---------------------------
                                           1998          1997          1996
                                      ------------- ------------- -------------
US Treasury .........................  $  399,890    $  398,788    $  395,607
Federal Agency ......................   1,554,442     1,398,245     2,343,287
Mortgaged-Backed Securities .........   1,160,081     1,098,686       399,140
Equity Securities ...................     214,900       314,900       314,900
State and Municipal .................          --            --       200,000
                                       ----------    ----------    ----------
                                       $3,329,313    $3,210,619    $3,652,934
                                       ==========    ==========    ==========

     At June 30, 1998, the amortized cost and estimated fair values of debt securities by contractual maturity, are shown below:



                                                          SECURITIES AVAILABLE FOR SALE
                                              -----------------------------------------------------
                                                AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                   COST         GAINS       LOSSES      FAIR VALUE
                                              ------------- ------------ ------------ -------------
US Treasuries
 Due in one year or less ....................  $  399,890      $  140       $   --     $  400,030
Federal Agency
 Due after one year through five years ......   1,554,442       1,529          214      1,555,757
Mortgaged-Backed
 Due in one year or less ....................     360,145         488           --        360,633
 Due after one year through five years ......     450,906          --          959        449,947
 Due after five years through ten years .....     349,031          --           16        349,015
                                               ----------      ------       ------     ----------
                                               $3,114,414      $2,157       $1,189     $3,115,382
                                               ==========      ======       ======     ==========

ANALYSIS OF LOANS

     The table below represents a breakdown of loan balances of Marine.



                                                DECEMBER 31,
                              JUNE 30    ---------------------------
                                1998          1997          1996
                           ------------- ------------- -------------
Commercial ...............  $   972,272   $ 1,311,336   $ 1,088,468
Installment, net .........      998,228       985,684     1,062,810
Real Estate ..............   13,082,591    13,594,192    13,131,636
                            -----------   -----------   -----------
                            $15,053,091   $15,891,212   $15,282,914
                            ===========   ===========   ===========

     LOAN CONCENTRATIONS. Marine lends to customers located primarily in the Chincoteague Island and Wattsville, Virginia area. The loan portfolio consists primarily of real estate loans located in its trading area.

     Marine has experienced a decline in loan demand during the first six months of 1998. Competition for commercial loans has been very keen, resulting in the investment of excess funds in federal funds in anticipation of improved demand during the summer months.

     The following table shows the contractual final maturities and interest rate sensitivities of loans of Marine at June 30, 1998. Some loans may include contractual installment payments which are not reflected in the tables until final maturity. In addition, Marine's experience indicates that a significant amount of loans will be extended or repaid prior to contractual final maturity. Consequently, the table cannot necessarily be viewed as an accurate forecast of future cash payments.



                       IN ONE YEAR OR LESS   AFTER 1 THROUGH 5 YEARS   AFTER 5 YEARS
                      --------------------- ------------------------- --------------
                              FIXED                   FIXED                FIXED         TOTAL
                      --------------------- ------------------------- -------------- -------------
Commercial ..........       $  972,272             $        --            $    --     $   972,272
Real Estate .........        3,223,252               9,804,714             54,625      13,082,591
Installment .........          178,725                 807,025             12,478         998,228
                            ----------             -----------            -------     -----------
                            $4,374,249             $10,611,739            $67,103     $15,053,091
                            ==========             ===========            =======     ===========

     Marine does not seek to generate variable rate loans as is evidenced by the current loan portfolio.

     The following table provides information concerning non-performing loans, past due loans and other real estate owned:



                                                                                   DECEMBER 31,
                                                                 JUNE 30,   ---------------------------
                                                                   1998          1997          1996
                                                              ------------- ------------- -------------
Non-Performing Loans
 Non-accrual Loans ..........................................   $ 193,931     $  92,344     $      --
Other Real Estate Owned .....................................     222,018       126,416       242,816
                                                                ---------     ---------     ---------
Total Non-Performing Assets .................................     415,949       218,760       242,816
Loans Past Due 90 Days or More ..............................          --        67,350        72,474
                                                                ---------     ---------     ---------
Total Non-Performing Assets and Past Due Loans ..............   $ 415,949     $ 286,110     $ 315,290
                                                                =========     =========     =========
Non-Performing Assets to Total Loans ........................        2.76%         1.37%         1.58%
Non-Performing Assets and Past Due Loans to Total Loans .....        2.76%         1.80%         2.06%

     NON-ACCRUAL LOANS. When scheduled principal and interest payments are 90 days or more past due on any loan not fully secured by collateral or not in the process of collection, the accrual of interest income is discontinued and recognized only as collected. The loan is restored to accrual status when all amounts past due have been paid, and the borrower has demonstrated the ability to service the debt on a current basis.

     The increase in non-accrual loans during the first six month of 1998 is due primarily to one real estate loan in the amount of $106,000 which was foreclosed and sold in July of 1998 with full recovery of the amount of the loan. During the first six months of 1998, Marine foreclosed on three real estate properties, which accounts for the increase in OREO compared to December 31, 1997. Subsequent to June 30, 1998, the three properties were sold resulting in full recovery of the book value.

     Marine provides for loan losses based on a review of its loan portfolio through the establishment of an allowance for loan losses (the Allowance) by provisions charged against earnings. Net charge-offs are applied against the Allowance and the Allowance balance is evaluated monthly by management and the Board of Directors to determine its adequacy to absorb potential future charge-offs of existing loans. The factors used by management and the Board in determining the adequacy of the Allowance include historical relationships among loans outstanding; credit loss experience and current level of the Allowance; a continuing evaluation of non-performing loans and loans classified by management as having potential for future deterioration taken into consideration with the collateral value and financial strength of the borrower and guarantors; and a continuing evaluation of the present and future economic environment. Regular reviews of the loan portfolio's quality are conducted by Marine's loan officers and the Board of Directors. In addition, bank regulatory agencies periodically review the loan portfolio. At June 30, 1998, the Allowance was 2.10% of total loans. The Allowance at June 30, 1998 is considered by Marine's management and Board of Directors to be sufficient to address the risks in the current portfolio.

     The following table presents certain information regarding Marine's loan loss experience and the Allowance for Loan Losses.



                                                                              DECEMBER 31,
                                                          JUNE 30,    -----------------------------
                                                            1998           1997           1996
                                                       -------------- -------------- --------------
Allowance at Beginning of Year .......................   $  325,964     $  325,742     $  322,709
Less Losses Charged Off:
Installment ..........................................        8,835         36,272         24,669
Real Estate ..........................................                                      2,314
Commercial ...........................................                                      2,082
Other ................................................       10,000                           438
                                                         ----------                    ----------
Total Losses Charged Off .............................       18,835         36,272         29,503
                                                         ----------     ----------     ----------
Recoveries of Loans Previously Charged Off:
Installment ..........................................        3,988         19,494          4,070
Commercial ...........................................                                     10,811
                                                         ----------     ----------     ----------
Total Recoveries .....................................        3,988         19,494         14,881
                                                         ----------     ----------     ----------
Net Losses Charged Off ...............................       14,847         16,778         14,622
Provisions to Allowance Charged to Operating Expenses         6,000         17,000         17,655
                                                         ----------     ----------     ----------
Allowance at End of Year .............................   $  317,117     $  325,964     $  325,742
                                                         ==========     ==========     ==========
Ratio of Net Charge offs to
 Average Total Loans .................................         0.09%          0.10%          0.09%
Ratio of Allowance to Non-Performing and
 Past Due Loans ......................................        76.23%        113.92%        103.31%
Ratio of Allowance to Loans ..........................         2.10%          2.05%          2.13%

     The Allowance of $317,117 at June 30, 1998 represented 2.10% of total loans at June 30, 1998. At December 31, 1997, the Allowance was 2.05% of total loans.

     A breakdown of the Allowance is provided in the table below. However, Marine's management and directors do not believe that the Allowance can be fragmented by category with any precision that would be useful. The breakdown of the Allowance is based primarily on those factors discussed previously in evaluating the adequacy of the Allowance as a whole. Since all of those factors are subject to change, the breakdown is not necessarily indicative of the category of future credit losses. The following table presents the allocation of the Allowance among the various loan categories.



                            JUNE 30,
                              1998                           DECEMBER 31,
                      ---------------------  ---------------------------------------------
                                                     1997                   1996
                                             --------------------- ----------------------
                        AMOUNT        %        AMOUNT        %         AMOUNT        %
                      ---------- ----------  ---------- ----------  ----------- ----------
Commercial ..........  $ 20,454       6.5     $ 24,741       7.6     $ 23,193        7.1
Installment .........    21,025       6.6       22,394       6.9       22,671        7.0
Mortgage ............   275,638      86.9      278,829      85.5      279,878       85.9
                       --------               --------               --------
                       $317,117     100.0%    $325,964     100.0%    $325,742      100.0%
                       ========               ========               ========

     The table below provides a percentage breakdown of Marine's loan portfolio by category to total loans less unearned income:



                                               DECEMBER 31,
                               JUNE 30,   ----------------------
                                 1998        1997        1996
                             -----------  ----------  ----------
  Commercial ...............      6.45%       7.59%       7.12%
  Installment ..............      6.63        6.87        6.96
  Mortgage .................     86.92       85.54       85.92
                                ------      ------      ------
                                100.00%     100.00%     100.00%
                                ======      ======      ======

DEPOSITS ANALYSIS

     The following table sets forth Marine's average deposit balances and average rates paid on deposits during the periods indicated.



                                                                                 DECEMBER 31,
                                                              -----------------------------------------------
                                           JUNE 30, 1998              1997                    1996
                                      ----------------------- ---------------------   -----------------------
                                       AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                         RATE      BALANCE       RATE      BALANCE       RATE      BALANCE
                                      --------- ------------- --------- ------------- --------- -------------
Demand Deposits .....................            $ 3,304,978             $ 2,664,770             $ 3,142,342
Interest-Bearing Deposits:
Checking ............................   2.00%      1,034,004    2.01%        946,300    2.00%        980,913
Savings .............................   2.38       3,599,899    2.56       3,500,445    2.66       3,457,332
Money Markets .......................   3.00       1,497,492    3.08       1,563,971    3.25       1,700,854
Certificates of Deposit .............   5.15      10,648,593    5.24      10,945,274    5.41      10,879,457
Other Time ..........................   3.75          51,494    4.40          52,250    4.20          51,400
                                                 -----------             -----------             -----------
Total Interest-Bearing Deposits .....             16,831,482              17,008,240              17,069,956
                                                 -----------             -----------             -----------
Total Deposits ......................            $20,136,460             $19,673,010             $20,212,298
                                                 ===========             ===========             ===========

     Certificates of Deposits in the above schedule include deposits of $100,000 or greater for the periods shown below:



 JUNE 30, 1998     DECEMBER 31, 1997     DECEMBER 31, 1996
---------------   -------------------   ------------------
   $995,068            $1,057,331           $1,337,551

OTHER BORROWED FUNDS

     Marine had no other borrowed funds at June 30, 1998 or as of December 31, 1997, and 1996. For additional comments on other borrowed funds, see the discussion under the heading " -- Liquidity."


CAPITAL ADEQUACY

     The Federal Reserve Bank has historically determined the adequacy of a bank's capital resources by comparison of its capital to its assets. Specifically, capital adequacy is based on the ratios of Tier 1 capital to risk-weighted assets and qualifying total capital to risk-weighted assets. The Federal Reserve Bank's capital adequacy guidelines require Marine to maintain specific minimum amounts of capital and additional amounts based upon the amount and nature of their assets and commitments currently at risk. The rules specify four categories of asset or commitment risk, with each category being assigned a weight of 0% through 100% depending upon the risk involved. Each asset or commitment of Marine is categorized and weighted appropriately, and the capital of Marine is then compared to the aggregate value of such risk-weighted assets or commitments to determine if additional capital is required. At June 30, 1998, Marine's ratio of qualifying total risk-based capital to risk-weighted assets was 20.34% as compared to the regulatory guideline of 8%. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

     The tables below represent Marine's capital position relative to its various minimum statutory and regulatory capital requirements at June 30, 1998.




                                                             PERCENT OF
                                                 AMOUNT     TOTAL ASSETS
                                             ------------- -------------
Tier 1 Capital .............................  $ 2,388,345       10.15%
Leverage Capital Ratio Requirement .........      684,541        3.00%
                                              -----------       -----
 Excess ....................................  $ 1,703,804        7.15%
                                              ===========       =====
Average Total Assets .......................  $22,818,032
                                              ===========

                                                                         % OF RISK-
                                                             AMOUNT     BASED CAPITAL
                                                         ------------- --------------
Tier 1 .................................................  $ 2,388,245       19.09%
Risk-Based Tier 1 Capital Requirement ..................      500,180        4.00%
                                                          -----------       -----
 Excess ................................................  $ 1,888,065       15.09%
                                                          ===========       =====
Tier 1 Capital .........................................  $ 2,388,245       19.09%
Tier 2 Capital .........................................      156,500        1.25%
                                                          -----------       -----
 Total Risk-Based Capital ..............................    2,544,745       20.34%
Fully Phased-In Risk-Based Capital Requirement .........    1,000,360        8.00%
                                                          -----------       -----
 Excess ................................................  $ 1,544,385       12.34%
                                                          ===========       =====
Risk Weighted Assets ...................................  $12,504,500
                                                          ===========

     Tier 1 Capital consists of capital stock, surplus, and undivided profits. Tier 2 Capital consists of the allowable portion of the Allowance for Loan Loss. Total Risk-Based Capital represents the sum of Tier 1 and Tier 2 capital.

                COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF
                     COMMON STOCK AND MARINE COMMON STOCK

     The rights of Marine Stockholders currently are governed by Marine's Articles of Incorporation and its Bylaws and the Virginia Stock Corporation Act (the "VSCA"). Upon consummation of the Affiliation, Marine Stockholders will become stockholders of Mercshares. Their rights as stockholders of Mercshares will be governed by the Maryland General Corporation Law (the "MGCL"), Mercshares' Charter and its Bylaws. The following is a summary comparison of the material differences in the rights of holders of Marine Common Stock and Mercshares Common Stock under governing provisions of their respective constituent documents, and, with respect to Marine, the VSCA, and, with respect to Mercshares, the MGCL. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MGCL, THE VSCA AND THE CONSTITUENT DOCUMENTS OF MARINE AND MERCSHARES.


DISSENTERS' RIGHTS

     For a description of the rights of dissenting shareholders of Marine, see "THE AFFILIATION -- Rights of Dissenting Stockholders." Under the MGCL, a stockholder does not have appraisal rights in certain circumstances, including in a merger or consolidation, if such stockholder's stock is listed on a national exchange or is designated as a security listed on The Nasdaq National Market. As Marine Stockholders will be receiving Mercshares Common Stock pursuant to the Affiliation, which stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK," dissenters' rights with respect to such transactions affecting Mercshares Common Stock will not be available.


STOCKHOLDER POWER TO CALL A SPECIAL MEETING

     Under the MGCL, the board of directors and other persons specified in the corporation's articles of incorporation or by-laws and the holder or holders of 25% or more of the voting stock of a corporation may call a special stockholders' meeting. Under Marine's By-laws, the President or Secretary, a majority of the Board of Directors, and, in the aggregate, not less than 10% of the outstanding common stock of the corporation entitled to vote may call a special meeting of the Stockholders. Upon consummation of the Affiliation, no individual or group of former Marine Stockholders who become holders of Mercshares Common Stock solely as a result of the Affiliation will own a sufficient number of Mercshares Common Stock to call a special meeting of stockholders.


NOTICE OF SPECIAL MEETING

     Pursuant to the VSCA, notice of any special meeting of Marine Stockholders must be mailed not less than 10 days nor more than 60 days prior to the date fixed for the meeting. Under Mercshares' By-laws and the MGCL, notice for a special meeting of holders of Mercshares Common Stock must be provided not less than 10 days nor more than 90 days before the meeting.


PREFERRED STOCK

     Marine's Articles of Incorporation do not authorize the issuance of preferred stock. Mercshares' Articles of Incorporation authorize the issuance of two million shares of preferred stock, no par value ("Mercshares Preferred Stock"). Mercshares' Board of Directors may reclassify already classified, but unissued, shares of Mercshares Preferred Stock and may alter the rights, privileges and restrictions on the unissued Mercshares Preferred Stock. Currently, no Mercshares Preferred Stock is outstanding.


INSPECTION OF STOCKHOLDER LISTS

     Under the VSCA, Marine Stockholders may inspect a list of Marine Stockholders during the 10-day period prior to any shareholder meeting at Marine's principal place of business. Marine Stockholders of record for at least six months or who hold at least 5% of all the outstanding shares may inspect stockholder lists at any time, provided that the appropriate request is made.

     Under the MGCL, holders of Mercshares Common Stock may inspect stockholder lists only if such stockholder has been a stockholder of record for at least six months and owns 5% of the outstanding stock of the corporation, provided that the appropriate request is made. Upon consummation of the Affiliation, no former Marine Stockholder who becomes a holder of Mercshares Common Stock solely as a result of the Affiliation will own a sufficient number of shares of Mercshares Common Stock to have the right to inspect Mercshares' stockholder lists.

QUALIFICATION, AND NUMBER OF DIRECTORS


       Neither Marine's nor Mercshares' Charters or Bylaws have stock ownership requirements for their respective directors. The number of directors set forth in Marine's Bylaws is nine. Currently, Marine has eight directors. Mercshares currently has 17 directors and the number may be decreased or increased to not less than seven nor more than 30 by amendment to the Bylaws.


INDEMNIFICATION

     Under the VSCA, a corporation may indemnify a director against liability if the director (1) conducted himself in good faith, (2) believed that his official conduct was in the best interests of the corporation or that his or her non-official conduct giving rise to a claim was not opposed to the corporation's best interests, or (3) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding in which the director is adjudged liable on the basis that he received an improper personal benefit. A director also cannot be indemnified in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation. However, except to the extent that the liability is a result of the director's willful misconduct or knowing violation of law, in such a proceeding the liability of the director may be limited to the lesser of (a) the monetary amount specified in the corporation's articles of incorporation or in a shareholder-approved bylaw provision or (b) the greater of $100,000 or the amount of compensation the corporation paid such director over the twelve month period preceding the act giving rise to the claim.

     Under the MGCL, a corporation may indemnify any director, officer, employee or agent made a party to any proceeding by reason of service in that capacity unless (i) the act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
(ii) the director, officer, employee or agent actually received an improper personal benefit; or (iii) in a criminal proceeding, the director, officer, employee or agent had reasonable cause to believe that the act or omission was unlawful. However, in a proceeding by or in the right of the corporation, indemnification may not be made in respect of a proceeding in which the director, officer, employee or agent shall have been adjudged to be liable to the corporation. Mercshares' Articles of Incorporation indemnify former and current directors and officers to the maximum extent permitted under the MGCL, and provides that Mercshares' Board of Directors may indemnify employees and agents of Mercshares to the same extent as directors and officers.

     Under the MGCL and Mercshares' Articles of Incorporation, the liability of Mercshares' directors and officers to Mercshares or its stockholders for money damages is limited: (i) to the extent it is proved that the person actually received improper benefit or profit, for the amount of such benefit or profit, and (ii) to the extent that a judgment adverse to the person is entered in a proceeding based on a finding that such person's actions or failure to act was the result of active and deliberate dishonesty and was material to the cause of action and adjudicated at the proceeding.


STATE ANTI-TAKEOVER STATUTES

     Both the MGCL and the VSCA restricts transactions between a corporation and its affiliates and potential acquirers. The summary below is necessarily general and is not intended to be a complete description of all features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the MGCL and the VSCA, respectively.

     BUSINESS COMBINATION LAW. The MGCL imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "Interested Stockholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After such five-year period, a business combination with an Interested Stockholder must be: (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a "fair price" (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. A similar Virginia provision does not apply to Marine because Marine has fewer than 300 stockholders.

     CONTROL SHARE ACQUISITION LAW. Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special stockholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may demand a stockholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting stockholders may have their shares appraised and repurchased by the corporation for cash. A similar Virginia provision does not apply to Marine because Marine has fewer than 300 stockholders.


                    DESCRIPTION OF MERCSHARES CAPITAL STOCK

GENERAL

     Mercshares is authorized to issue up to 130,000,000 shares of Mercshares Common Stock. On June 30, 1998, 71,784,995 shares of Mercshares Common Stock were issued and outstanding. Mercshares is also authorized to issue 2,000,000 shares of Preferred Stock. The Mercshares Preferred Stock is subject to classification and reclassification by the Board of Directors. No shares of Mercshares Preferred Stock are issued and outstanding.


COMMON STOCK

     The holders of Mercshares Common Stock are entitled to receive such dividends as are declared by the Mercshares Board of Directors out of funds legally available therefor. Each holder of Mercshares Common Stock is entitled to one vote per share on all matters requiring a vote of stockholders. In the event of liquidation, holders of Mercshares Common Stock will be entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Mercshares Common Stock do not have preemptive rights except as may be granted by the Board of Directors. The shares of Common Stock to be issued hereunder will be fully paid and non-assessable. There is no provision for cumulative voting with respect to the Mercshares Common Stock. Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."


PURCHASE RIGHTS

     Certain rights which under certain circumstances are exercisable for the purchase of Mercshares Preferred Stock or exchangeable for Mercshares Preferred Stock or Mercshares Common Stock ("Rights") attach to each share of Mercshares Common Stock (including shares of Mercshares Common Stock issuable pursuant to the Affiliation Agreement) pursuant to the Shareholders Protection Rights Agreement adopted by the Board of Directors of Mercshares in September, 1989, as amended. In general, the Rights become exercisable within 10 days after a person (together with any affiliate of such person) acquires or makes a tender offer or an exchange offer for the beneficial ownership of 10% or more of the outstanding Mercshares Common Stock or at such earlier or later time as the Mercshares Board of Directors may determine. Until the Rights become exercisable, they will not be separable from the Mercshares Common Stock and will automatically trade with the Mercshares Common Stock. Shares of Mercshares Common Stock issued to Marine Stockholders in exchange for Marine Common Stock will be accompanied by such Rights. Rights can have a deterrent effect on unsolicited takeover attempts and, therefore, may delay or prevent a change in control of Mercshares.


STOCK REPURCHASES

     Pursuant to authorization by its Board of Directors, Mercshares repurchased 1,830,864 shares of Mercshares Common Stock in 1995, 1,066,051 shares in 1996, 394,175 shares in 1997, and 1,317,500 shares through September 10, 1998. Repurchases have been made under the safe harbor provisions of Rule 10b-18 promulgated under the Exchange Act, which limits the manner and price of issuer repurchases. At any given time, a repurchase may not be made at a price exceeding the greater of the highest current independent published bid price or the last independent sale price. Repurchases have been made to provide shares for general corporate purposes, including issuance under Mercshares dividend reinvestment plans and employee stock purchase and stock option plans. As of September 10, 1998, Mercshares was authorized by its Board to repurchase 1,973,853 additional shares, which may be purchased from time to time depending on the price of Mercshares Common Stock, market conditions, regulatory considerations and other factors. It is expected that no repurchases will be made until after the Marine Special Meeting.


                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the securities offered hereby and the Affiliation will be passed upon for Mercshares by Venable, Baetjer and Howard, LLP, Baltimore, Maryland. William J. McCarthy, a principal of William J. McCarthy, P.C., which is a partner in Venable, Baetjer and Howard, LLP, is a director of Mercshares.


                                    EXPERTS

     The financial statements incorporated in this Prospectus and Proxy Statement by reference to the Annual Report on Form 10-K of Mercshares as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, whose reports thereon are incorporated herein by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Marine included in this Prospectus and Proxy Statement for the two years ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, whose report thereon is included for reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.


     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Marine Special Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                    THE MARINE BANCORP, INC. AND SUBSIDIARY


                         INDEX TO FINANCIAL STATEMENTS



                                                                                            PAGE
                                                                                            ----
AUDITED FINANCIAL STATEMENTS:
   Report of Independent Auditors .......................................................   F-2
FINANCIAL STATEMENTS
   Balance Sheets as of December 31, 1997 and 1996 ......................................   F-3
   Statements of Income for the Two Years Ended December 31, 1997 .......................   F-4
   Statements of Changes in Stockholders' Equity for the Two Years Ended December 31,
    1997.................................................................................   F-5
   Statements of Cash Flows for the Two Years Ended December 31, 1997 ...................   F-6
   Notes to Financial Statements ........................................................   F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS:
   Balance Sheets as of June 30, 1998 and 1997 ..........................................   F-16
   Statements of Income for the Six Months Ended June 30, 1998 and 1997 .................   F-17
   Statements of Changes in Stockholders' Equity for the Six Months Ended
    June 30, 1998 and 1997 ..............................................................   F-18
   Statements of Cash Flows for the Six Months Ended June 30, 1998 and 1997 .............   F-19
   Notes to Unaudited Financial Statements ..............................................   F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS



BOARD OF DIRECTORS
THE MARINE BANCORP AND SUBSIDIARY
Chincoteague, Virginia

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of The Marine BanCorp and Subsidiary (the "Bank") at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





                                                  PRICEWATERHOUSECOOPERS LLP



August 3, 1998

Baltimore, Maryland

                       THE MARINE BANCORP AND SUBSIDIARY


                                BALANCE SHEETS


                          DECEMBER 31, 1997 AND 1996



                                                                                          1997               1996
                                                                                    ----------------   ---------------
ASSETS
Cash and due from banks .........................................................     $  1,099,991      $    927,750
Investment securities:
 Securities available for sale ..................................................        2,684,101           581,537
 Securities held to maturity ....................................................          514,900         3,049,783
Federal funds sold ..............................................................        1,200,000         1,850,000
Loans, net of unearned income ...................................................       15,565,248        14,957,172
Accrued interest ................................................................          152,652           161,345
Premises and equipment ..........................................................          991,496         1,049,563
Other real estate owned .........................................................          126,416           242,816
Deferred Federal income taxes ...................................................           67,469            67,188
Other assets ....................................................................           60,152            49,644
                                                                                      ------------      ------------
   Total assets .................................................................     $ 22,462,425      $ 22,936,798
                                                                                      ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Demand .........................................................................     $  2,910,367      $  3,279,103
 Interest checking ..............................................................        1,081,386         1,268,505
 Savings and time:
 Savings ........................................................................        3,650,344         3,134,332
 MMDA accounts ..................................................................        1,614,261         1,637,057
 Certificates ...................................................................       10,626,368        10,788,577
 Christmas club .................................................................           23,835            23,295
                                                                                      ------------      ------------
   Total deposits ...............................................................       19,906,561        20,130,869
                                                                                      ------------      ------------
Interest, taxes and other liabilities ...........................................          171,777           614,530
Dividends payable ...............................................................           51,646            52,063
                                                                                      ------------      ------------
   Total liabilities ............................................................       20,129,984        20,797,462
                                                                                      ------------      ------------
Stockholders Equity:
Common stock, $5 par value, authorized 600,000 and 200,000 shares, issued 166,600
 and 41,650 shares in 1997 and 1996, respectively ...............................          833,000           208,250
Surplus .........................................................................               --           289,527
Retained Earnings ...............................................................        1,514,723         1,663,234
Unrealized (losses) on securities, (net of tax benefit of $7,872 and $11,166) ...          (15,282)          (21,675)
                                                                                      ------------      ------------
   Total stockholders' equity ...................................................        2,332,441         2,139,336
                                                                                      ------------      ------------
   Total liabilities and stockholders' equity ...................................     $ 22,462,425      $ 22,936,798
                                                                                      ============      ============

  The accompanying notes are an integral part of these financial statements.

                       THE MARINE BANCORP AND SUBSIDIARY


                              STATEMENTS OF INCOME


                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                                 1997             1996
                                                                            -------------   ---------------
Interest income:
 Interest and fees on loans .............................................    $1,482,872       $ 1,458,880
 Investment securities -- U.S. Government Securities and Agency .........       207,870           156,628
 Mutual funds ...........................................................        17,509            17,554
 Municipal funds ........................................................        10,056             8,778
 Federal funds sold .....................................................        65,077           106,149
                                                                             ----------       -----------
                                                                              1,783,384         1,747,989
Interest expense ........................................................       732,858           757,930
                                                                             ----------       -----------
    Net interest income .................................................     1,050,526           990,059
Provision for possible loan losses ......................................        17,000            17,655
                                                                             ----------       -----------
    Net interest income after provision for
     possible loan losses ...............................................     1,033,526           972,404
Service charges and other non interest income ...........................       146,597           117,677
Security gains (losses) -- realized .....................................           (24)            2,199
Gain on sale other than real estate owned ...............................            --             9,090
                                                                             ----------       -----------
    Net revenue .........................................................     1,180,099         1,101,370
                                                                             ----------       -----------

Non interest expense:
 Salaries ...............................................................       329,648           333,625
 Employee benefits and payroll taxes ....................................        86,095            86,078
 Occupancy expenses .....................................................        71,980            72,721
 Depreciation ...........................................................        70,259            78,521
 Unrealized losses on other real estate owned ...........................         5,500                --
 Other operating expenses ...............................................       258,249           243,099
                                                                             ----------       -----------
                                                                                821,731           814,044
                                                                             ----------       -----------
Income before income taxes ..............................................       358,368           287,326
Income taxes ............................................................       120,010            92,599
                                                                             ----------       -----------
    Net income ..........................................................    $  238,358       $   194,727
                                                                             ==========       ===========
Net income per share of common stock:
 Basic ..................................................................    $     1.43       $      1.17
 Diluted ................................................................    $     1.43       $      1.17

  The accompanying notes are an integral part of these financial statements.

                       THE MARINE BANCORP AND SUBSIDIARY


                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                                         NET CHANGE
                                                                                        IN UNREALIZED
                                           CAPITAL                        RETAINED        LOSSES ON
                                            STOCK         SURPLUS         EARNINGS       SECURITIES         TOTAL
                                         -----------   -------------   -------------   --------------   -------------
December 31, 1995 ....................   $208,250       $  289,527      $1,520,570       $  (3,762)      $2,014,585
Net income for the year ..............         --               --         194,727              --          194,727
Cash dividends declared ..............         --               --         (52,063)             --          (52,063)
Net change in unrealized losses on
 securities available for sale, net of
 tax of $11,166 ......................         --               --              --         (17,913)         (17,913)
                                         --------       ----------      ----------       ---------       ----------
Balance at December 31, 1996 .........    208,250          289,527       1,663,234         (21,675)       2,139,336
                                         --------       ----------      ----------       ---------       ----------
Common stock issued in formation
 of holding company ..................    624,750         (289,527)       (335,223)             --               --
Net income for the year ..............         --               --         238,358              --          238,358
Cash dividends declared ..............         --               --         (51,646)             --          (51,646)
Net change in unrealized losses on
 securities available for sale, net of
 tax of $7,872 .......................         --               --              --           6,393            6,393
                                         --------       ----------      ----------       ---------       ----------
Balance at December 31, 1997 .........   $833,000       $       --      $1,514,723       $ (15,282)      $2,332,441
                                         ========       ==========      ==========       =========       ==========

  The accompanying notes are an integral part of these financial statements.

                       THE MARINE BANCORP AND SUBSIDIARY


                           STATEMENTS OF CASH FLOWS


                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                                             1997              1996
                                                                                       ---------------   ---------------
Cash flows from operating activities:
 Net income ........................................................................    $    238,358      $    194,727
 Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
   Amortization and premiums on securities .........................................             253               601
   Depreciation ....................................................................          70,259            78,522
   Provision for deferred taxes ....................................................           4,320             6,796
   Provision for possible loan losses ..............................................          17,000            17,655
   Gain on sale of equipment and land ..............................................              --            (9,090)
   (Gain) losses on sales of investment securities .................................              24            (2,199)
   Unrealized loss on other real estate owned ......................................           5,500                --
   (Increase) decrease in accrued interest income ..................................           8,693           (14,036)
   Decrease in income taxes refundable .............................................              --             2,796
   Increase in income taxes payable ................................................           8,188            15,998
   (Decrease) increase in other liabilities ........................................        (450,941)          455,785
                                                                                        ------------      ------------
     Net cash provided (used) by operating activities ..............................         (98,346)          747,555

Cash flows from investing activities:
 Proceeds from sales of investment securities -- held to maturity ..................         397,880         1,150,000
 Proceeds from sales of investment securities -- available for sale ................       1,650,000        (3,055,180)
 Purchase of investment securities -- held to maturity .............................      (1,093,751)           27,467
 Purchase of investment securities -- available for sale ...........................        (500,000)          613,837
 Net increase (decrease) in unrealized losses on available for sale securities .....          (9,686)          134,000
 Net (increase) in loans ...........................................................        (635,794)          (49,345)
 Proceeds from sale of other real estate owned .....................................         111,000           (28,307)
 Purchase of premises and equipment ................................................         (12,191)           14,535
 Increase in other assets ..........................................................         (10,500)          (24,747)
                                                                                        ------------      ------------
     Net cash used by investment activities ........................................        (103,042)       (1,217,740)
Cash flows from financing activities:
 Net increase (decrease) in deposits ...............................................        (224,308)          448,698
 Dividends paid ....................................................................         (52,063)          (52,063)
                                                                                        ------------      ------------
Net cash provided (used) by financing activities ...................................        (276,371)          396,635
                                                                                        ------------      ------------
Net (decrease) in cash and federal funds ...........................................        (477,759)          (73,550)
Cash and cash equivalents at beginning of year .....................................       2,777,750         2,851,300
                                                                                        ------------      ------------
Cash and cash equivalents at end of year ...........................................    $  2,299,991      $  2,777,750
                                                                                        ============      ============
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest ........................................................................    $    804,425      $    771,293
                                                                                        ============      ============
   Income taxes ....................................................................    $    115,394      $     83,396
                                                                                        ============      ============
 Noncash investing activities:
   New loans on other real estate previously owned by the bank .....................    $     60,600      $    116,500
                                                                                        ============      ============

  The accompanying notes are an integral part of these financial statements.

                       THE MARINE BANCORP AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     NATURE OF OPERATIONS:

     The Marine BanCorp (the "BanCorp") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary of The Marine Bank (the "Bank"). The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Chincoteague, VA and Wattsville, VA. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve Bank.

     The majority of the Bank's loan portfolio consist of single-family residential loans on the Island of Chincoteague. The Island's economy relies heavily on tourism and commercial fishing. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in local market conditions.


     FORMATION OF THE MARINE BANCORP:

     In 1997, the Board of Directors of the Bank approved a plan whereby each share of Bank common stock was converted into four shares of BanCorp common stock. The Marine BanCorp became the parent of the Bank on October 31, 1997. The reorganization was accounted for in a manner similar to a pooling-of-interests. Accordingly, all the prior periods presented have been restated as if the combination had occurred as of the beginning of the earliest period presented. The Marine BanCorp had no activity or operations prior to the consummation of the combination, therefore, the financial statements prior to the reorganization reflect only the accounts and operations of the Bank.


     BASIS OF CONSOLIDATION:

     The consolidated financial statements include the accounts of The Marine BanCorp and its wholly-owned subsidiary, The Marine Bank, after elimination of all material intercompany transactions and balances.


     USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for possible loan loss and valuation of foreclosed real estate.


     INVESTMENTS IN SECURITIES:

     The Bank's investments in securities are classified in two categories and accounted for as follows:

   o Securities to be held to maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the straight line method over the period to maturity.

   o Securities available for sale. Securities available for sale consist of certain debt and equity securities not classified as trading securities or as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

     Gains and losses on the sales of securities are determined using the specific-identification method.


     LOANS AND ALLOWANCES FOR LOAN LOSSES:

     Loans are stated at the amount of unpaid principal, reduced for unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as an adjustment of yield over the life of the loan method. The allowance for loan losses is established through a provision for loan losses charge to expenses. Loans are charged against the allowance for loan losses when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of principal and interest is doubtful.

                       THE MARINE BANCORP AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- Continued


     RETIREMENT PLAN:

     The Bank makes the Virginia Bankers Group Deferred Income Plan available for substantially all employees. Eligible employees may contribute up to 6% of compensation, which the Bank will match at the rate of 50% of employee contributions up to 3%. Additionally, the bank contributes 5% of the annual compensation of participating employees. The cost to the bank for the plan was $18,154 and $16,323, in 1997 and 1996, respectively.


     INCOME TAXES:

     Amounts provided for federal income taxes are based on earnings reported for financial statement purposes, adjusted for permanent differences between reported financial and taxable income. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes) and the provision for possible loan losses (deductible for financial statement purposes but not for income tax purposes). Deferred taxes are provided for temporary differences related to certain income and expense items, which are recognized for financial accounting purposes in one period and for tax purposes in another period.


     EARNINGS PER SHARE:

     Earnings per share is $1.43 and $1.17 for 1997 and 1996, respectively. Earnings per share is calculated on the basis of the weighted average number of shares outstanding. The effect of the four for one stock conversion has been retroactively applied to 1996 earnings per share.


     STATEMENT OF CASH FLOWS:

     For the purposes of reporting cash flows, the bank considers cash and due from banks and federal funds sold with a maturity of less than 91 days as cash and cash equivalents.

                       THE MARINE BANCORP AND SUBSIDIARY

2. INVESTMENT SECURITIES:

     The amortized costs and estimated market value of securities at December 31, 1997 and 1996 are as follows:



                                                                GROSS          GROSS
                                              AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                                 COST           GAINS        (LOSSES)         VALUE
                                            -------------   ------------   ------------   ------------
1997:
 Available for Sale:
   Mutual Funds .........................    $  300,000        $   --       $ (13,530)     $  286,470
   Federal Agency .......................     2,007,255            --          (9,030)      1,998,225
   United States Treasury Notes .........       400,000            --            (594)        399,406
                                             ----------        ------       ---------      ----------
                                             $2,707,255        $   --       $ (23,154)     $2,684,101
                                             ==========        ======       =========      ==========
 Held to Maturity:
   Federal Reserve Bank Stock ...........    $   14,900        $   --       $      --      $   14,900
   Federal Agency .......................       500,000            --            (816)        499,184
                                             ----------        ------       ---------      ----------
                                             $  514,900        $   --       $    (816)     $  514,084
                                             ==========        ======       =========      ==========
1996:
 Available for Sale:
   Mutual Funds .........................    $  300,000        $   --       $ (17,603)     $  282,397
   Federal Agency .......................        99,810            --            (670)         99,140
   Municipal Bonds ......................       200,000            --              --         200,000
                                             ----------        ------       ---------      ----------
                                             $  599,810        $   --       $ (18,273)     $  581,537
                                             ==========        ======       =========      ==========
 Held to Maturity:
   United States Treasury Bill ..........    $   95,301        $   --       $    (274)     $   95,027
   United States Treasury Notes .........       300,307           402          (3,006)        297,703
   Federal Reserve Bank Stock ...........        14,900            --              --          14,900
   Federal Agency .......................     2,639,275         7,117         (15,000)      2,631,392
                                             ----------        ------       ---------      ----------
                                             $3,049,783        $7,519       $ (18,280)     $3,039,022
                                             ==========        ======       =========      ==========

     The Bank transferred securities with a book value of $1,892,980 from the available for sale classification to held to maturity in 1996. As a result of this transfer, the unrealized gain at the time of the transfer was amortized over the remaining life of the securities. As of December 31, 1996, the unamortized unrealized gain was $14,378. In 1997, the Bank transferred those same securities from held to maturity back into the available for sale classification. At December 31, 1997, the unamortized unrealized gain had been realized. As a result of the Bank's inability to hold the securities to maturity, all securities have been reclassified as available for sale with the exception of Federal Reserve Bank and Federal Home Loan Bank stock in 1997.

     The scheduled maturities of debt securities to be held to maturity and debt securities available for sale at December 31, are as follows:



                                                           1997                              1996
                                             --------------------------------   -------------------------------
                                                    AVAILABLE FOR SALE                AVAILABLE FOR SALE
                                             --------------------------------   -------------------------------
                                              AMORTIZED COST        MARKET       AMORTIZED COST       MARKET
                                             ----------------   -------------   ----------------   ------------
Due in one year or less ..................      $  100,000       $   99,578        $  295,258       $  293,197
Due from year to five years ..............       2,507,255        2,485,742         2,459,625        2,458,136
Due from five years to ten years .........         100,000           98,781           280,000          272,789
                                                ----------       ----------        ----------       ----------
                                                $2,707,255       $2,684,101        $3,034,883       $3,024,122
                                                ==========       ==========        ==========       ==========

                       THE MARINE BANCORP AND SUBSIDIARY

2. INVESTMENT SECURITIES: -- Continued



                                                 1997                              1996
                                    -------------------------------   -------------------------------
                                           HELD TO MATURITY                  HELD TO MATURITY
                                    -------------------------------   -------------------------------
                                     AMORTIZED COST       MARKET       AMORTIZED COST       MARKET
                                    ----------------   ------------   ----------------   ------------
Due in one year or less .........       $ 500,000       $ 499,184         $ 299,810       $ 299,140
                                        ---------       ---------         ---------       ---------
                                        $ 500,000       $ 499,184         $ 299,810       $ 299,140
                                        =========       =========         =========       =========

     The Federal Reserve Bank stock has not been included above, as it has no maturity. The schedule above also does not include maturities for the mutual funds as they have various maturity dates.

     At December 31, 1997 and 1996, the State of Virginia has political subdivisions of the State of Virginia pledge a U.S. Treasury Note with a book value of $200,000 and $200,350 and a market value of $199,124 and $197,344 to the Treasury Board of Virginia as security for deposits.


3. LOANS:



                                                         1997             1996
                                                    --------------   --------------
      Loans consist of:
        Real estate .............................    $13,594,192      $13,131,636
        Commercial ..............................      1,311,336        1,088,468
        Installment .............................      1,092,385        1,170,818
        Unearned income .........................       (106,701)        (108,008)
                                                     -----------      -----------
                                                      15,891,212       15,282,914
        Less: allowance for loan losses .........       (325,964)        (325,742)
                                                     -----------      -----------
                                                     $15,565,248      $14,957,172
                                                     ===========      ===========

4. ALLOWANCE FOR POSSIBLE LOAN LOSSES:



                                                             1997          1996
                                                         -----------   -----------
      Balance, January 1                                  $ 325,742     $ 322,709
      Additions:
        Provision charged to operations ..............       17,000        17,655
      Deductions:
        Loans charged-off ............................       36,272        29,503
        Less-recoveries of charged-off loans .........      (19,494)      (14,881)
                                                          ---------     ---------
      Balance, December 31 ...........................    $ 325,964     $ 325,742
                                                          =========     =========

                       THE MARINE BANCORP AND SUBSIDIARY

5. BANK PREMISES AND EQUIPMENT:

     The Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives of the assets.



                                                      1997           1996
                                                  ------------   ------------
      Land ....................................    $  221,190     $  221,190
      Buildings ...............................       820,792        820,792
      Improvements ............................       134,167        125,588
      Equipment-building ......................        92,795         92,795
      Furniture and equipment .................       497,349        493,737
                                                   ----------     ----------
                                                    1,766,293      1,754,102
      Less: accumulated depreciation ..........       774,797        704,539
                                                   ----------     ----------
                                                   $  991,496     $1,049,563
                                                   ==========     ==========

6. INCOME TAXES:

     At December 31, the following was included in the statement of earnings as federal income taxes:



                                                             1997        1996
                                                         -----------  ----------
      Current federal income taxes ...................    $123,582     $ 99,395
      Deferred federal income tax (benefit) ..........      (3,572)      (6,796)
                                                          --------     --------
                                                          $120,010     $ 92,599
                                                          ========     ========

     As of December 31, the net deferred income tax asset consisted of the following:



                                                                                  1997          1996
                                                                              -----------   -----------
      Deferred tax asset -- bad debts .....................................    $  95,568     $  95,491
      Deferred tax asset -- unrealized loss on available for sale .........        7,872        11,166
                                                                               ---------     ---------
                                                                                 103,440       106,657
      Deferred tax liability -- depreciation ..............................      (35,971)      (39,469)
                                                                               ---------     ---------
                                                                               $  67,469     $  67,188
                                                                               =========     =========

7. COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the Bank has various outstanding commitments and contingent liabilities, such as commitments to extend credit, standby letters of credit and guarantees, which are not reflected in the financial statements. The Bank had outstanding standby letters of credit and commitments to extend credit at December 31, 1997 and 1996 of $722,783 and $456,200, respectively. No material losses are anticipated as a result of these commitments.

     The BanCorp entered into a five year employment contract with the current Chief Executive Officer during the year ended December 31, 1997.


8. LOANS TO RELATED PARTIES:

     During the normal course of banking business, loans are made to officers and directors of the BanCorp, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 1997 and 1996, loans to executive officers and directors of the BanCorp, including loans to their related interests, totaled $809,529 and $702,430, respectively. Loan additions and loan deletions were $50,569 and $191,681 for 1997 and $183,581 and $9,190 for 1996, respectively.

                       THE MARINE BANCORP AND SUBSIDIARY

9. CERTIFICATES OF DEPOSIT:

     Included in time deposits at December 31, 1997 and 1996 are certificates of deposit greater than or equal to $100,000 in the aggregate amount of $1,057,331 and $1,337,551, respectively.


10. FAIR VALUES OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of these instruments. Statement No. 107 excludes certain financial instruments and all non financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

     The Bank prepared its estimated fair value disclosures for financial instruments using the following methods and assumptions.

     CASH: The carrying amounts reported in the statements of financial condition for cash and due from banks approximate those assets' fair values.

     TIME DEPOSITS: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

     INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices.

     LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates fair value.

     DEPOSITS: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of fixed-term money market accounts approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

     ACCRUED INTEREST: The carrying amounts of accrued interest approximate the fair values.

                       THE MARINE BANCORP AND SUBSIDIARY

10. FAIR VALUES OF FINANCIAL INSTRUMENTS: -- Continued

     The estimated fair values of financial instruments are as follows:



                                                   1997                             1996
                                      -------------------------------   -----------------------------
                                         CARRYING           FAIR           CARRYING          FAIR
                                          AMOUNT            VALUE           AMOUNT          VALUE
                                      --------------   --------------   -------------   -------------
Financial assets:
 Cash and due from banks ..........    $ 1,099,991      $ 1,099,991      $   927,750     $   927,750
 Investment securities ............      3,184,101        3,183,285        3,631,320       3,639,604
 Federal funds sold ...............      1,200,000        1,200,000        1,850,000       1,850,000
 Loans ............................     15,891,212       16,136,426       15,282,914      15,559,748
 Accrued interest .................        152,652          152,652          161,345         161,345
Financial liabilities:
 Deposits .........................     19,906,561       19,930,850       20,130,869      20,151,418
 Accrued interest payable .........         36,934           36,934           36,118          36,118

11. NON PERFORMING ASSETS:

     During 1997 and 1996, the Bank's non performing assets decreased 9% and 24%, respectively. These assets represent 1.4% and 1.5% of the total loan portfolio for 1997 and 1996, respectively.

     Non performing assets include non accrual loans and other real estate owned (i.e., real estate acquired in foreclosure or in lieu of foreclosure).

     A loan is generally classified as non accrual when principal or interest is past due 90 days or more or when in the opinion of management, principal and interest is not likely to be paid in accordance with its terms. All accrued and uncollected interest on such loans is eliminated from the income statement and is recognized only as collected.

     Other real estate owned includes foreclosed property held pending disposition. Real estate acquired through foreclosure is valued at the lower of its fair value or the recorded investment in the related loans.


12. FEDERAL RESERVE BANKING SYSTEM:

     As of June 1, 1995, The Marine Bank became a member of the Federal Reserve Banking System. This system is the central banking system of the United States. It was created by an act of Congress (Federal Reserve Act) in 1913. The system includes national and state member banks.


13. REGULATORY CAPITAL:

     The BanCorp is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Reserve Bank ("FRB"). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the BanCorp and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the FRB, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have

                       THE MARINE BANCORP AND SUBSIDIARY

13. REGULATORY CAPITAL: -- Continued

to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

     The Bank's actual and required amounts and ratios are as follows:



                                                                                           MINIMUM LEVEL
                                                                                             TO BE WELL
                                                                   MINIMUM LEVEL       CAPITALIZED UNDER THE
                                                                    FOR CAPITAL          PROMPT CORRECTIVE
                                              ACTUAL             ADEQUACY PURPOSES       ACTIVE PROVISIONS
                                     ------------------------ ----------------------- ------------------------
                                         AMOUNT       RATIO       AMOUNT      RATIO       AMOUNT       RATIO
                                     ------------- ---------- ------------- --------- ------------- ----------
As of December 31, 1997:
 Total risk-based capital
   (to risk-weighted assets) .......  $2,451,431       19.0%   $1,018,640       8.0%   $1,273,301       10.0%
 Tier 1 Capital
   (to risk-weighted assets) .......   2,302,268       18.1%      509,320       4.0%      763,981        6.0%
 Tier 1 Capital
   (to adjusted total assets) ......   2,302,268       10.5%      874,560       4.0%    1,093,200        5.0%

14. THE MARINE BANCORP (PARENT CORPORATION ONLY) CONDENSED FINANCIAL STATEMENT:


Condensed Statement of Financial Condition as of December 31, 1997:


      Assets:
        Cash .................................................................     $   60,808
        Investment in Marine Bank ............................................      2,303,268
        Organizational expenses, net .........................................         20,011
                                                                                   ----------
          Total assets .......................................................     $2,384,087
                                                                                   ==========
      Liabilities and Stockholders' Equity:
        Liabilities ..........................................................     $   51,646
        Stockholders' equity
         Common stock ........................................................        833,000
         Surplus .............................................................        238,358
         Undivided profits ...................................................      1,276,365
         Unrealized (loss) gain in subsidiary's securities available-for sale         (15,282)
                                                                                   ----------
          Total stockholders' equity .........................................      2,332,441
                                                                                   ----------
          Total liabilities and stockholders' equity .........................     $2,384,087
                                                                                   ==========

Condensed Statements of Income for the year ended December 31, 1997:


      Amortization of organizational expenses                                      $      690
      Other expenses .....................................................                137
                                                                                   ----------
          Total expenses .................................................                827
                                                                                   ----------
      Loss before equity in undistributed net income of subsidiary .......               (827)
      Equity in undistributed net income of subsidiary ...................            239,185
                                                                                   ----------
          Net income .....................................................         $  238,358
                                                                                   ==========

                       THE MARINE BANCORP AND SUBSIDIARY

14. THE MARINE BANCORP (PARENT CORPORATION ONLY) CONDENSED FINANCIAL
    STATEMENT: -- Continued

Condensed Statements of Cash Flows for the year ended December 31, 1997:


      Cash flows from operating activities:
        Net income ..........................................    $  238,358
        Amortization of organizational expenses .............           690
        Equity in undistributed earnings of
         wholly-owned subsidiary ............................      (239,185)
        Dividends from subsidiary ...........................        81,646
        Decrease in organizational expenses, net ............       (20,701)
                                                                 ----------
          Net cash provided by operating activities .........        60,808
      Cash at beginning of year .............................            --
                                                                 ----------
      Cash at end of year ...................................    $   60,808
                                                                 ==========

15. SUBSEQUENT EVENT:

     In June 1998, the BanCorp announced its plan of affiliation with Mercantile Bankshares Corporation, Baltimore, Maryland, in a tax free exchange of stock. Under terms of the agreement, Mercantile Bankshares Corporation will issue up to 124,620 shares of common stock representing an exchange of .75 shares for each outstanding share of common stock of the BanCorp. Required applications to various regulatory agencies have been filed. It is anticipated that the affiliation will be completed by the fourth quarter of 1998.

                       THE MARINE BANCORP AND SUBSIDIARY

                                BALANCE SHEETS

                            JUNE 30, 1998 AND 1997
                                  (UNAUDITED)



                                                                                            (BANK ONLY)
                                                                              1998              1997
                                                                        ---------------   ---------------
ASSETS
Cash and due from banks .............................................    $  1,213,681      $  1,372,761
Investment securities:
 Securities available for sale ......................................       3,301,484         3,572,474
 Securities to be held to maturity ..................................          14,900            14,900
Federal funds sold ..................................................       2,775,000         1,025,000
Loans, net of unearned income .......................................      14,735,974        15,819,481
Accrued interest ....................................................         165,542           189,317
Premises and equipment ..............................................         963,973         1,008,949
Other real estate owned .............................................         222,018           166,916
Deferred Federal income taxes .......................................          67,469            67,188
Other assets ........................................................          49,068            51,210
                                                                         ------------      ------------
    Total assets ....................................................    $ 23,509,109      $ 23,288,196
                                                                         ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Demand .............................................................    $  3,682,283      $  3,486,656
 Interest checking ..................................................       1,078,531           998,751
 Savings and Time:
   Savings ..........................................................       3,684,120         3,289,511
   MMDA accounts ....................................................       1,780,830         1,530,463
   Certificates .....................................................      10,606,257        11,444,837
   Christmas Club ...................................................          77,560            76,065
                                                                         ------------      ------------
    Total deposits ..................................................      20,909,581        20,826,283
Interest, taxes and other liabilities ...............................         166,900           261,927
Dividends payable ...................................................          24,924                --
                                                                         ------------      ------------
    Total liabilities ...............................................      21,101,405        21,088,210
                                                                         ------------      ------------
Stockholders' Equity:
Common stock -- 166,160 shares outstanding at June 30, 1998 .........         833,000           208,250
   Less: Treasury stock .............................................          (2,200)               --
Surplus .............................................................              --           289,527
Retained Earnings ...................................................       1,587,557         1,775,122
Unrealized (Losses) on securities, net ..............................         (10,653)          (72,913)
                                                                         ------------      ------------
    Total stockholders' equity ......................................       2,407,704         2,199,986
                                                                         ------------      ------------
    Total liabilities & stockholders' equity ........................    $ 23,509,109      $ 23,288,196
                                                                         ============      ============

           See accompanying notes to unaudited financial statements.

                       THE MARINE BANCORP AND SUBSIDIARY

                             STATEMENTS OF INCOME

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)



                                                                                            (BANK ONLY)
                                                                               1998            1997
                                                                          --------------   ------------
INTEREST INCOME
 Interest and fees on loans ...........................................     $  711,637      $ 735,926
 Investment securities:
   U.S. Government Securities & Agency ................................         76,575        107,700
   Mutual Funds .......................................................          6,268          8,606
   Municipal Funds ....................................................             --          5,000
 Federal funds sold ...................................................         63,369         12,954
                                                                            ----------      ---------
                                                                               857,849        870,186
INTEREST EXPENSE ......................................................        359,361        357,515
                                                                            ----------      ---------
 Net interest income ..................................................        498,488        512,671
PROVISION FOR POSSIBLE LOAN LOSSES ....................................          6,000          6,000
                                                                            ----------      ---------
 Net interest income after provision for possible loan losses .........        492,488        506,671
SERVICE CHARGES AND OTHER NON INTEREST INCOME .........................         83,608         68,108
SECURITY GAINS (LOSSES)-REALIZED ......................................          1,480          2,133
                                                                            ----------      ---------
 Net revenue ..........................................................        577,576        576,912
NON INTEREST EXPENSE
 Salaries .............................................................        165,501        162,421
 Employee benefits and payroll taxes ..................................         43,106         40,600
 Occupancy expenses ...................................................         34,208         36,371
 Depreciation .........................................................         34,614         40,614
 Other operating expenses .............................................        128,900        124,771
                                                                            ----------      ---------
                                                                               406,329        404,777
                                                                            ----------      ---------
Income before income taxes ............................................        171,247        172,135
Income taxes ..........................................................         61,572         60,247
                                                                            ----------      ---------
NET INCOME ............................................................     $  109,675      $ 111,888
                                                                            ==========      =========
Net income per share of common stock:
 Basic ................................................................     $     0.66      $    0.67
 Diluted ..............................................................     $     0.66      $    0.67

           See accompanying notes to unaudited financial statements.

                       THE MARINE BANCORP AND SUBSIDIARY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                  (UNAUDITED)



                                                                                                  ACCUMULATED
                                                                                                     OTHER
                                             CAPITAL     TREASURY                   RETAINED     COMPREHENSIVE
                                              STOCK        STOCK       SURPLUS      EARNINGS        INCOME          TOTAL
                                          ------------ ------------ ------------ -------------- -------------- --------------
BALANCE AT DECEMBER 31, 1996 ............  $ 208,250     $     --    $ 289,527    $ 1,663,234     $  (21,675)   $ 2,139,336
 Plus net income for the six months
   ending June 30, 1997 .................                                             111,888                       111,888
 Net change in unrealized losses on
   securities available for sale ........                                                            (51,238)       (51,238)
                                                                                                  ----------    -----------
BALANCE AT JUNE 30, 1997 ................  $ 208,250     $     --    $ 289,527    $ 1,775,122     $  (72,913)   $ 2,199,986
                                           =========     ========    =========    ===========     ==========    ===========
BALANCE AT DECEMBER 31, 1997 ............  $ 833,000     $     --    $      --    $ 1,506,327     $  (15,282)   $ 2,324,045
Plus net income for the six months ending
 June 30, 1998 ..........................                                             109,675                       109,675
Less treasury stock purchased ...........                  (2,200)          --         (3,521)                       (5,721)
Less cash dividends declared ............                                             (24,924)                      (24,924)
Net change in unrealized losses on
 securities available for sale ..........                                                              4,629          4,629
                                                                                                  ----------    -----------
BALANCE AT JUNE 30, 1998 ................  $ 833,000     $ (2,200)   $      --    $ 1,587,557     $  (10,653)   $ 2,407,704
                                           =========     ========    =========    ===========     ==========    ===========

           See accompanying notes to unaudited financial statements.

                       THE MARINE BANCORP AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                  (UNAUDITED)



                                                                                                  (BANK ONLY)
                                                                                    1998              1997
                                                                              ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income ...............................................................    $    109,675       $   111,888
 Adjustments to reconcile net income to net cash provided by operating
   Amortization of premiums ...............................................              95               127
   Depreciation ...........................................................          34,614            40,614
   Provision for possible loan losses .....................................           6,000             6,000
   (Gain) Losses on sales of investment securities ........................          (1,480)           (2,133)
   (Increase) Decrease in accrued interest income .........................         (12,890)          (27,972)
   (Decrease) Increase in other liabilities ...............................         (13,273)         (352,603)
                                                                               ------------       -----------
   Net cash provided (used) by operating activities .......................         122,741          (224,079)
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of investment securities -- Held to maturity .......         500,000           397,880
   Proceeds from sales of investment securities -- Available for sale .....         600,277           200,000
   Purchase of investment securities -- Held to maturity ..................              --          (199,813)
   Purchase of investment securities -- Available for sale ................      (1,230,509)         (400,000)
   Net increase (decrease) in unrealized losses on available for sale .....          (4,629)           40,072
   Net (increase) decrease in loans .......................................         838,121          (911,834)
   Proceeds from sale of Other Real Estate Owned ..........................          42,655            75,900
   Purchases of Other Real Estate .........................................        (138,256)               --
   Purchases of premises and equipment ....................................          (3,933)               --
   (Increase) decrease in other assets ....................................          16,570            (1,566)
                                                                               ------------       -----------
   Net cash provided (used) by investing activities .......................         620,296          (799,361)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits ....................................       1,003,020           695,414
   Dividends paid .........................................................         (51,646)          (52,063)
   Treasury Stock purchased ...............................................          (5,721)               --
                                                                               ------------       -----------
   Net cash provided by financing activities ..............................         945,653           643,351
                                                                               ------------       -----------
   Net increase (decrease) in cash and federal funds ......................       1,688,690          (380,089)
   Cash and federal funds at beginning of period ..........................       2,299,991         2,777,850
                                                                               ------------       -----------
   Cash and federal funds at end of period ................................    $  3,988,681       $ 2,397,761
                                                                               ============       ===========

           See accompanying notes to unaudited financial statements.

                       THE MARINE BANCORP AND SUBSIDIARY

                   NOTES TO (UNAUDITED) FINANCIAL STATEMENTS

                            JUNE 30, 1998 AND 1997


1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of The Marine Bancorp management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been made. Operating results for the six month periods ended June 30, 1998 and 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998 or for future periods.


2. ACQUISITION OF THE MARINE BANK

     During 1997, the Board of Directors of The Marine Bank approved a plan whereby each share of the Marine Bank was converted into four shares of Corporation Common Stock of The Marine Bancorp and the business of the Bank thereafter would be conducted under a holding company structure. The Marine Bancorp became the parent of The Marine Bank on October 31, 1997.

     The financial statements presented for the six months ended June 30, 1997 include the transactions of The Marine Bank, only. The 1998 financial statements include the accounts of The Marine Bancorp and its wholly owned subsidiary, The Marine Bank, after elimination of all material intercompany transactions and balances.


3. COMPREHENSIVE INCOME

     For the six months ended June 30, 1998, Comprehensive Income was $114,304, which includes net income and the change in the market value of available for sale securities.

                 AGREEMENT AND PLAN OF AFFILIATION AND MERGER
                   AMONG MERCANTILE BANKSHARES CORPORATION,
                    FARMERS & MERCHANTS BANK-EASTERN SHORE,
                 THE MARINE BANCORP, INC., AND THE MARINE BANK


                               TABLE OF CONTENTS




 SECTION                                         SUBJECT                                       PAGE
 -------                                         -------                                       ----
  1.1     The Affiliation and Mergers ........................................................ A-1
  1.2     Conversion Rate .................................................................... A-1
  1.3     Commercially Reasonable Efforts Requirement ........................................ A-1
  1.4     Stockholder List ................................................................... A-1
  1.5     Representations of the Corporation; Antidilution ................................... A-1
          (a) Representations
           (1) Bank Holding Company Status ................................................... A-1
           (2) FDIC and FRB Application ...................................................... A-1
           (3) Good Standing ................................................................. A-1
           (4) Capitalization ................................................................ A-1
           (5) SEC Registration of Common Stock .............................................. A-2
           (6) Financial Statements .......................................................... A-2
           (7) Material Adverse Changes ...................................................... A-2
           (8) No Conflicting Agreements ..................................................... A-2
           (9) Validly Issued Stock .......................................................... A-2
          (10) Due Authorization ............................................................. A-2
          (b) Antidilution ................................................................... A-2
  1.6     Representations of Marine Holding and the Bank ..................................... A-3
          (a) Corporate Status of Marine Holding ............................................. A-3
          (b) Corporate Status of Bank ....................................................... A-3
          (c) Capitalization ................................................................. A-3
          (d) Number of Stockholders ......................................................... A-3
          (e) List of Shareholders ........................................................... A-3
          (f) Unpaid Dividends ............................................................... A-3
          (g) Compliance with Laws and Regulations ........................................... A-3
          (h) Employment Agreements, Leases, Material Contracts, List of Securities, Community
              Reinvestment Act Statement, Financial Reports, Material Adverse Changes, Losses and
              Liabilities .................................................................... A-3
          (i) Accuracy of Financial Statements ............................................... A-4
          (j) Stock Issuance, Distributions since March 31, 1998 ............................. A-4
          (k) Litigation ..................................................................... A-4
          (l) Tax Returns and Liability ...................................................... A-4
          (m) Brokers ........................................................................ A-4
          (n) Employee Benefit Plans ......................................................... A-4
          (o) Employee Benefit Plan Representations .......................................... A-5
          (p) Title to Assets ................................................................ A-5
          (q) No Conflicting Agreements; Business Combination Matters ........................ A-5
          (r) Personal Property .............................................................. A-6
          (s) Zoning Laws, Etc. .............................................................. A-6
          (t) Title to Offices ............................................................... A-6
          (u) Conditions of Buildings ........................................................ A-6
          (v) Environmental Matters .......................................................... A-6


 SECTION                                         SUBJECT                                      PAGE
 -------                                         -------                                      ----
  1.7      Access to Records and Information; Operation of Business ........................  A-6
           (a) Access ......................................................................  A-6
           (b) Operations ..................................................................  A-6
  1.8      Audits, Capital Account Requirement, etc. .......................................  A-7
  1.9      Regulatory Approvals ............................................................  A-8
  1.10     Exclusive Dealing ...............................................................  A-8
  1.11     Conditions to Corporation's Obligation and F&M's Obligations ....................  A-8
           (a) FRB and FDIC Approval .......................................................  A-8
           (b) Other Regulatory Approvals ..................................................  A-8
           (c) SEC Registration Statement ..................................................  A-8
           (d) Agreements With Respect to SEC Rule 145 .....................................  A-8
           (e) Consents ....................................................................  A-9
           (f) Legal Proceedings and Impediments ...........................................  A-9
           (g) Dividends ...................................................................  A-9
           (h) Stock Issuance, Evidences of Indebtedness, Distributions ....................  A-9
           (i) Compensation; Employee Benefit Plan Changes .................................  A-9
           (j) Investment Practices ........................................................  A-9
           (k) Other Approvals .............................................................  A-9
           (l) Limit on Dissenters .........................................................  A-9
           (m) Office Openings and Closings ................................................  A-9
           (n) Tax Opinion .................................................................  A-9
           (o) Representation Update and Certificate re Representations and Conditions ..... A-10
  1.12     Conditions to Marine Holding's and the Bank's Obligations ....................... A-10
           (a) FRB and FDIC Approval ....................................................... A-10
           (b) Other Regulatory Approvals .................................................. A-10
           (c) SEC Registration Statement .................................................. A-10
           (d) Tax Opinion ................................................................. A-10
           (e) Representation Update and Certificate........................................ A-10
  1.13     Confidentiality ................................................................. A-11
  1.14     Employee Benefit Matters ........................................................ A-11
           (a) Qualified Plan .............................................................. A-11
           (b) Corporation's Cash Balance Plan ............................................. A-11
           (c) Other Benefits .............................................................. A-11
  2.1      Effective Date .................................................................. A-11
  2.2      Corporation's and F&M's Obligations in Accomplishing the Affiliation ............ A-12
  2.3      Marine Holding's and the Bank's Obligations in Accomplishing Affiliation ........ A-12
  2.4      Stockholder Approval ............................................................ A-12
  2.5      Effect of the Affiliation ....................................................... A-12
  2.6      Terms of the Affiliation ........................................................ A-12
  2.7      Confirmatory Deeds .............................................................. A-12
  2.8      Procedural Matters .............................................................. A-12
  3.1      Termination for Regulatory Reasons .............................................. A-13
  3.2      Termination by Consent or Due to Passage of Time ................................ A-13
  3.3      Termination with Respect to Acquisition Proposal ................................ A-13
  3.4      Amendment ....................................................................... A-13
  3.5      Expenses; Limited Liability ..................................................... A-13
  3.6      Notices ......................................................................... A-13

   SECTION                        SUBJECT                     PAGE
   -------                        -------                     ----
  3.7        Counterparts ................................... A-14
  3.8        Binding Effect; No Third Party Rights .......... A-14
  3.9        Governing Law .................................. A-14
 Exhibit A   Holding Company Plan of Merger ................. A-15
 Exhibit B   Bank Merger Plan of Merger ..................... A-17

                             AGREEMENT AND PLAN OF
                            AFFILIATION AND MERGER

     THIS AGREEMENT AND PLAN OF AFFILIATION AND MERGER (the "Agreement"), made this 9th day of June, 1998, by and among Mercantile Bankshares Corporation, a body corporate of the State of Maryland (the "Corporation"), Farmers & Merchants Bank-Eastern Shore, a Virginia Bank ("F&M"), The Marine BanCorp, Inc. ("Marine Holding"), and The Marine Bank, a Virginia bank (the "Bank").

     WITNESSETH, that for and in consideration of the mutual promises of the parties hereto hereinafter contained and other good and valuable consideration, and in the expectation of the delivery of a Support Agreement, to be dated and delivered as of the date hereof, between the Corporation and certain stockholders of Marine Holding, the parties hereto agree as follows:


                                   ARTICLE I

                              GENERAL PROVISIONS

     1.1. THE AFFILIATION AND MERGERS. Subject to the terms, provisions, and conditions of this Agreement, the Bank shall become affiliated with the Corporation by Marine Holding's merger into the Corporation (the "Holding Company Merger"), which will be followed by the Bank's merger into F&M (the "Bank Merger"), pursuant to the procedures described in Article II of this Agreement, the Holding Company Plan of Merger attached as Exhibit A hereto (the "Holding Company Plan of Merger"), and the Bank Merger Plan of Merger attached as Exhibit B hereto (the "Bank Plan of Merger"). The Holding Company Plan of Merger and the Bank Plan of Merger are hereinafter referred to, collectively, as the "Plans of Merger"). The Bank Merger and the Holding Company Merger are hereinafter referred to, collectively, as the "Affiliation".

     1.2. CONVERSION RATE. The Affiliation shall be accomplished on the basis of seventy-five hundredths (.75) of a share of the Corporation's Common Stock, $2.00 par value per share (the "Common Stock"), for each share of common stock of Marine Holding that is outstanding on the Effective Date, hereinafter defined, immediately prior to the Holding Company Merger becoming effective (the "Conversion Rate"). Fractional shares shall be treated as provided elsewhere herein. The Conversion Rate may be adjusted pursuant to Section 1.5(b);

     1.3. COMMERCIALLY REASONABLE EFFORTS REQUIREMENT. The Corporation, F&M, Marine Holding, and the Bank shall each use all commercially reasonable efforts to consummate the transactions contemplated in this Agreement.

     1.4 STOCKHOLDER LIST. Within five days after the date of this Agreement, Marine Holding shall furnish to the Corporation a list containing the names and addresses of the current holders of its common stock as the same appear in the stock registration books of Marine Holding and the number of shares held by each.

     1.5. REPRESENTATIONS OF THE CORPORATION; ANTIDILUTION.

          (a) The obligations of Marine Holding and the Bank under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the Corporation:

              (1) The Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. F&M is a Virginia bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the "FDIC"), and is not a member of the Federal Reserve System.

              (2) The Corporation will cause the filing of any required applications with the FDIC and the Board of Governors of the Federal Reserve System (the "FRB") for approval of the Affiliation and prosecute such applications in good faith and with diligence.

              (3) The Corporation and F&M, respectively, are corporations duly organized, validly existing, and in good standing under the laws of the State of Maryland and the Commonwealth of Virginia, respectively, and have the corporate power and authority to carry on their respective businesses as they are now conducted.

              (4) At April 30, 1998, the authorized capital stock of the Corporation consisted of 2,000,000 shares of preferred stock, no par value ("Mercantile Preferred"), and 130,000,000 shares of Common Stock. At April 30, 1998, no shares of Mercantile Preferred were outstanding, 71,973,937 shares of Common Stock were outstanding; and all of the outstanding shares of Common Stock were validly issued, fully paid and nonassessable. Under the Corporation's Shareholder Protection Rights Plan adopted September 12, 1989, and as amended, each share of issued and outstanding Common Stock, including the Common Stock to be issued hereunder, carries a right to purchase additional securities of the Corporation under certain circumstances.

              (5) The Corporation with the assistance and cooperation of Marine Holding and the Bank and their representatives will prepare and file with the Securities and Exchange Commission ("SEC"), a Registration Statement ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock issuable upon consummation of the Holding Company Merger and shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC. The Corporation and Marine Holding may each rely upon all information provided to it by the other party in this connection and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the proxy statement of Marine Holding which is prepared as a part thereof (the "Proxy Statement"), if such statement is made in reliance upon any information provided to it by the other party or by any of the other party's officers or authorized representatives. The Corporation, relying on the information provided by Marine Holding pursuant to
          Section 1.4, shall promptly take all such actions, with the assistance and cooperation of Marine Holding and its authorized representatives, as may be necessary or appropriate in order to comply with all applicable securities laws of any state or other jurisdiction applicable to the transactions contemplated by this Agreement.

              (6) The Corporation has delivered to Marine Holding (i) copies of its consolidated financial statements for the year ended December 31, 1997 containing the following consolidated financial statements of the Corporation (collectively, the "Corporation's Audited Financial Statements"): consolidated balance sheets as of December 31, 1997 and 1996 and statements of consolidated income, consolidated cash flows, and consolidated changes in stockholders' equity for each of the three years in the period ended December 31, 1997, together with the notes thereto, certified by Coopers & Lybrand, LLP, independent certified public accountants, and (ii) copies of its unaudited consolidated financial statements for the three months ended March 31, 1998 containing a consolidated balance sheet as of March 31, 1998 and statements of consolidated income, consolidated cash flows, and consolidated changes in stockholders' equity for the three months then ended (the "Corporation's March 31, 1998 Financial Statements"). All of the Corporation's Audited Financial Statements and the Corporation's March 31, 1998 Financial Statements have been prepared in accordance with generally accepted accounting principles and applicable SEC requirements and present fairly the information presented therein.

              (7) Since March 31, 1998, there has not been any material adverse change in the Corporation's consolidated balance sheet, consolidated income statement, financial position, or results of operations. There is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Corporation's Audited Financial Statements or in the Corporation's March 31, 1998 Financial Statements and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

              (8) Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any material violation, termination, modification of, or be in conflict with, any terms of the Corporation's or F&M's Charter or Bylaws, or any contract or other instrument to which the Corporation or F&M is a party, or of any judgment, decree, or order applicable to the Corporation or F&M, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Corporation or F&M.

              (9) The Common Stock deliverable pursuant to this Agreement will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Agreement, be duly and validly issued, fully paid and nonassessable.

              (10) The execution, delivery, and performance of this Agreement by the Corporation and F&M have been duly authorized by their respective Boards of Directors and require no action on the part of the stockholders of the Corporation. This Agreement constitutes a valid and binding obligation of each of the Corporation and F&M, enforceable against the Corporation and F&M in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.


          (b) Nothing in this Agreement shall limit the right of the Corporation to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date, as hereinafter defined; provided, however, that if the Corporation takes any action which establishes, prior to the Effective Date, as hereinafter defined, a record date or effective date for a stock dividend on the Common Stock, a split or reverse split of the Common Stock, or any distribution on all shares of the Common Stock other than cash dividends, the Corporation will take such action as shall be necessary in order that each share of common stock of Marine Holding will be converted in the Merger into the same number of shares of Common Stock (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Rate shall be adjusted accordingly. Marine Holding and the Bank hereby agree to any revision in the Conversion Rate and payment arrangements pursuant to the foregoing provisions of Section 1.5(b).

     1.6. REPRESENTATIONS OF MARINE HOLDING AND THE BANK. The obligations of the Corporation and F&M under this Agreement are based upon and subject to the correctness and accuracy of the following representations of Marine Holding and the Bank:

      (a) Marine Holding is a Virginia stock corporation, legally formed, validly existing, and in good standing under the laws of Virginia. It is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Marine Holding has one office, which is located in Chincoteague, Virginia. It has no subsidiaries or other affiliated companies other than the Bank, and is not a partner or coventurer in any joint venture or other business enterprise.

      (b) The Bank is a Virginia bank, without trust powers, legally formed, validly existing, and in good standing under the laws of Virginia, the deposits of which are insured by the FDIC, and is a member of the Federal Reserve System. The Bank has the corporate power and authority to carry on its business as it is now conducted. The Bank owns two banking offices, with its main office in Chincoteague, Virginia, and a branch office located in Wattsville, Virginia. The Bank has no subsidiaries or other affiliated companies, except Marine Holding, and is not a general partner or coventurer in any joint venture or other business enterprise.

      (c) The authorized capital stock of Marine Holding consists of 600,000 shares of common stock, $5.00 par value per share, of which 166,160 shares are issued and outstanding. All of the outstanding shares of Marine Holding common stock are in certificate form, were validly issued and are fully paid and nonassessable. The authorized capital stock of the Bank consists of 200,000 shares of common stock, $5.00 par value per share, of which 41,650 shares are issued and outstanding. All of the issued and outstanding shares of the Bank are in certificate form, were validly issued, are fully paid and nonassessable, and are owned both of record and beneficially by Marine Holding, free and clear of any liens or encumbrances of any kind or nature. Neither Marine Holding nor the Bank has any options, calls, warrants, commitments or agreements of any character to which either is a party or by which either is bound calling for the issuance, sale, or transfer of shares of capital stock of Marine or the Bank or of any security representing the right to purchase or receive, or convert into any capital stock of Marine Holding or the Bank.

      (d) Marine Holding has less than 300 stockholders of record and beneficially and its securities are not subject to registration under
   Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      (e) The list of stockholders to be furnished by Marine Holding pursuant to Section 1.4 hereof will be true, correct and complete.

      (f) At the date of this Agreement, there are no declared and unpaid dividends or distributions on, or with respect to, the shares of common stock of Marine Holding.

      (g) Marine Holding and the Bank have each complied in all material respects with all laws and regulations applicable to them, and their respective properties and operations, and all valid orders of regulatory authorities having jurisdiction over them and have received no notice of any asserted violations of the same.

      (h) Marine Holding has previously furnished to the Corporation copies of its and the Bank's Charters and Bylaws, including all amendments thereto, copies of all written agreements or understandings, and written memoranda of all oral agreements or understandings, if any, between Marine Holding and/or the Bank and each of their respective present or former directors, officers and employees relating to his compensation, employment or severance, copies of all leases, mortgages, agreements deeds, title policies, title opinions, and title reports with respect to their banking and other offices, copies or descriptions of all other material contracts and leases, a list of all securities held by Marine Holding and the Bank on May 29, 1998, a copy of the Bank's Community Reinvestment Act Statement, (together with all related documents required to be made available for public inspection, copies of the Bank's year-end Consolidated Reports of Condition and Income ("Call Reports") filed with the FRB for all years subsequent to 1992, copies of all interim call reports filed by the Bank with the FRB in 1997 and 1998 (the Bank's March 31, 1998 Call Reports being hereinafter referred to as the "Bank's March 31, 1998 Call Reports"), copies of all reports filed by Marine Holding with the FRB since Marine Holding's formation, copies of all annual reports to stockholders provided to Marine Holding and Bank stockholders after December 31, 1995, copies of the Bank's audited financial statements for the years ended December 31, 1993, 1994, 1995, and 1996 and of Marine Holding's audited consolidated financial statements for the year ended December 31, 1997, together with the notes thereto, certified by Ginsberg, Nottingham & Mapp, independent certified public accountants (the said Marine Holding audited consolidated financial statements for the year ended December 31, 1997 being hereinafter referred to as "Marine Holding's December 31, 1997 Financial Statements"), a copy of the most recent management letter rendered by the Marine Holding's independent certified public accountants, copies of the Bank's Federal and Virginia income and franchise tax returns for the years 1994, 1995, and 1996 and of Marine Holding's Federal and Virginia income and franchise tax returns for the year 1997. Since December 31, 1997, there has been no material adverse change in the respective balance sheets, income statements, financial positions, results of operation, or businesses of Marine Holding or the Bank. No material loss is presently realizable or anticipated with respect to any asset included in Marine Holding's December 31, 1997 Financial Statements or the Bank's March 31, 1998 Call Reports (except to the extent provided for therein), and there is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in Marine Holding's December 31, 1997 Financial Statements or the Bank's March 31, 1998 Call Reports and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

      (i) All of the financial statements previously provided to the Corporation pursuant to subparagraph (h) of this Section 1.6 are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such financial statements, and present fairly the financial position, cash flows (with respect to those financial statements containing statements of cash flows), results of operations, and changes in stockholders' equity (with respect to those financial statements containing statements of changes in stockholders' equity) of Marine Holding and the Bank, respectively, at the close of business at the dates thereof and for the periods covered thereby.

      (j) Since December 31, 1997, neither Marine Holding nor the Bank has authorized or issued any additional shares of capital stock or securities convertible thereto, or options, warrants or rights to subscribe thereto, or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business), or authorized or made payment or distribution of any of its assets to its stockholders by way of dividends or otherwise or, except for this Agreement, entered into any agreement or commitment of any character with respect to any of the foregoing.

      (k) There is no material litigation or regulatory or other proceeding pending against or threatened against Marine Holding or the Bank, and Marine Holding and the Bank are not subject to any order or decree of any court or regulatory agency or any formal or informal agreement or memorandum of understanding with any regulatory agency.

      (l) Marine Holding and the Bank have timely filed with the appropriate governmental agencies all tax returns required to be filed and have paid all taxes shown to be due on such returns. Neither Marine Holding nor the Bank has any material liability for taxes except as set forth and provided for in Marine Holding's December 31, 1997 Financial Statements and the Bank's March 31, 1998 Call Reports, and there is no reason to believe that any such liability will be asserted in connection with such returns except as noted in Marine Holding's December 31, 1997 Financial Statements and the Bank's March 31, 1998 Call Reports. Neither Marine Holding nor the Bank is aware of any currently pending or threatened investigations or proceedings concerning their respective tax returns by any governmental agency. The Bank's Federal and Virginia tax returns for the years 1994 through 1997 and Marine Holding's Federal and Virginia tax returns for the year 1997 have all been timely filed.

      (m) There is no finder or broker acting, or who acted, for Marine Holding or the Bank, or, to the knowledge of the directors of Marine Holding and the Bank, for any stockholder of Marine Holding, in connection with the transactions contemplated by this Agreement.

      (n) Except as set forth in a schedule previously provided by Marine Holding (the "Benefit Plan Schedule"), Marine Holding and the Bank do not sponsor or maintain and are not required to contribute to and have not during the preceding five (5) years sponsored, maintained or contributed to an "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other employee benefit program or arrangement, whether formal or informal, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or "golden parachute" arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, leased employees, officers or directors of Marine Holding or the Bank, or the beneficiaries of such persons (such plans, programs and arrangements set forth in such Benefit Plan Schedule, collectively, the "Employee Plans").

      (o) Each Employee Plan and any related funding arrangement is in compliance with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws, and each Employee Plan has been administered in accordance with its written terms to the extent consistent with such requirements of law; all benefits due and payable under any Employee Plan have been paid in accordance with the terms of such Employee Plan; Marine Holding and the Bank have timely made (and at the Effective Date will have timely made) all contributions required to be made to any Employee Plan; except for claims for benefits in the ordinary course of plan administration, there is no litigation or other legal proceeding pending or threatened against or with respect to any Employee Plan or its fiduciaries and no facts exist which could give rise to such proceedings or litigation; all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Plan have been timely filed or distributed and are accurate and complete; no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Date with respect to any Employee Plan subject to such rules, any parties in interest or fiduciaries; no excise taxes are payable or will become payable prior to the Effective Date with respect to any Employee Plan; except as previously disclosed to the Corporation, neither Marine Holding nor the Bank is subject to any legal obligation to continue any Employee Plan either before or after the Effective Date and any such Employee Plan, in any manner and without the consent of any employee or beneficiary, may be amended or terminated.

         (2) Marine Holding has previously delivered to the Corporation complete copies of: each Employee Plan; all related summary plan descriptions; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the five (5) most recent plan years, all annual reports (5500 series) for each Employee Plan that have been filed with any governmental agency; and all other material documents relating to any Employee Plan as may reasonably be requested by the Corporation.

         (3) The only Employee Plan currently maintained or contributed to by Marine Holding or the Bank which is intended to be qualified under
      Section 401(a) of the Code is the Virginia Bankers Group Deferred Income Plan, 401k plan (the "Qualified Plan"); the Qualified Plan, as amended to comply with the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the 1993 Omnibus Budget Reconciliation Act, and any other applicable legislation (including any regulations issued thereunder), has received a favorable determination letter from the Internal Revenue Service with respect to its tax-qualified status, and Marine Holding has delivered to the Corporation complete copies of all such determination letters and all material correspondence relating to the applications therefor; nothing has occurred since the date of the most recent applicable determination letter nor will occur prior to the Effective Date that would adversely affect the tax-qualified status of the Qualified Plan.

         (4) Marine Holding and the Bank do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for their employees after they retire, except to the extent required under the group health plan continuation requirements of Section 601 of ERISA.

      (p) Marine Holding and the Bank each has good and marketable title to all of its respective material property and assets, including those reflected on Marine Holding's December 31, 1997 Financial Statements and the Bank's March 31, 1998 Call Reports, except as sold or otherwise disposed of only in the ordinary course of business, free and clear of all material liens and encumbrances (except as permitted in Section 1.6(t) below with respect to certain real estate and except for securities pledged to secure government deposits or that are the subject of repurchase transactions in the ordinary course of business).

      (q) The execution, delivery and performance of this Agreement have been duly authorized by Marine Holding's and the Bank's respective Boards of Directors, and, except for approval by Marine Holding as the Bank's sole stockholder and by the stockholders of Marine Holding, require no further corporate action. This Agreement and Marine Holding are not subject to the provisions of Articles 14 and 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia (the "Virginia Stock Corporation Act"), being the Affiliated Transactions statute and the Control Share Acquisitions statute, respectively. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, modification of, or be in conflict with the Charter or Bylaws of Marine Holding or the Bank, or the terms of any material contract or other instrument to which Marine Holding or the Bank is a party, or of any judgment, decree, order or regulatory agreement applicable to Marine Holding or the Bank, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of Marine

   Holding or the Bank. No consent to this Agreement by any private party is required under any contract, lease, mortgage or other instrument to which Marine Holding or the Bank is a party. This Agreement constitutes a valid and binding obligation of Marine Holding and the Bank, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

      (r) The tangible personal property of Marine Holding and the Bank is in good operating condition and repair, subject to ordinary wear and tear.

      (s) There is no material violation of any zoning, building, fire or other regulatory laws, statutes, ordinances or regulations relating to Marine Holding's or the Bank's offices or other real property; no condemnation proceeding exists or, to the knowledge of Marine Holding or the Bank, is threatened that would preclude or impair the use of Marine Holding's and the Bank's offices as presently being used in the conduct of their respective businesses.

      (t) The Bank has good and merchantable fee simple title to the real estate for all of the offices of Marine Holding and the Bank, free and clear of liens and encumbrances of every kind and nature except use, occupancy and similar restrictions of public record that are generally applicable to properties in the immediate neighborhood or subdivision in which the real property is located, easements and encumbrances that are of record or that may be observed by an inspection of the property, and such utility and other easements and encumbrances as do not materially adversely affect the fair market value of the real property.

      (u) All electrical, plumbing, heating, air conditioning and other mechanical systems and related equipment in Marine Holding's and the Bank's banking and other offices are in good working order, subject to ordinary wear and tear, and the roofs of the office buildings are waterproof and their basements, if any, are not subject to water seepage.

      (v)(1)(i) all real estate (including, without limitation, offices and foreclosed properties) owned by Marine Holding or the Bank (the "Real Estate") is in compliance with all environmental laws and regulations, (ii) there are no underground tanks on the Real Estate, and (iii) there has been no release of hazardous substances or petroleum products on the Real Estate.

       (2) all property in which the Bank holds a security interest is in compliance with applicable environmental laws and regulations.

   1.7. ACCESS TO RECORDS AND INFORMATION; OPERATION OF BUSINESS.

      (a) From the date of this Agreement until the Effective Date, as hereinafter defined, Marine Holding will, itself, and will cause the Bank to afford the Corporation, its officers and other authorized representatives, such access to all books, accounts, records, bank examination reports (subject to any permission from regulatory agencies as may be required), tax returns, leases, contracts and documents of Marine Holding and the Bank and furnish to the Corporation such information with respect to Marine Holding's and the Bank's assets, liabilities and business as the Corporation may from time to time request in order to perform the audits and examinations described in Section 1.8 hereof, to obtain all required approvals of the Affiliation by the FRB, the FDIC, the Virginia State Corporation Commission (the "Commission"), the Maryland Commissioner of Financial Regulation (the "Maryland Commissioner") (if required by law), the Delaware Bank Commissioner (if required by law), Pennsylvania banking authorities (if required by law), and any other regulatory authorities, to prepare any registration statement, proxy statement or other documents required to be filed with the SEC or other authorities, and to meet any of the other conditions set forth in this Agreement, and further will fully cooperate with the Corporation in satisfying the conditions set forth in this Agreement.

      (b) Unless the Corporation shall otherwise consent in writing, from the date of this Agreement until the Effective Date, Marine Holding will do and will cause the Bank to do, and will otherwise cause to be done all things necessary to:

         (1) preserve and keep in full force and effect the corporate existence of Marine Holding and the Bank;

         (2) operate their respective businesses only in the usual, regular and ordinary manner and consistently with past operations and practices, including, without limitation, following the Bank's current lending practices with regard to the setting of rates, credit standards and collection procedures; and use all commercially reasonable efforts to preserve their present relationships with persons having business dealings with them;

         (3) make no material increase in levels of staffing, no material changes in duties or responsibilities of senior management, and no changes in or appointments of senior management (provided that the Corporation's consent to matters covered in this item (3) shall not be unreasonably withheld);

         (4) maintain their books, accounts and records in the usual regular and ordinary manner, on a basis consistent with prior years; comply in all material respects with all material laws and contractual obligations, and perform all of the material obligations relating to their respective businesses without material default;

         (5) not enter into any material agreement or incur any material obligation other than in the ordinary course of their respective businesses;

         (6) not make or commit to make any capital expenditures aggregating in excess of $25,000;

         (7) not pledge, sell, lease, transfer, dispose or otherwise encumber any of their respective property or assets other than in the ordinary course of business;

         (8) not issue any shares of their capital stock, any securities convertible into or exchangeable for shares of their capital stock, or any other class of securities, whether debt (other than certificates of deposit issued by the Bank in the ordinary course of business and consistent with past practice) or equity; and not issue any option, warrants or rights to acquire any of the foregoing;

         (9) not amend their Charters or Bylaws;

         (10) except as provided in Section 1.10, not provide for the consolidation with or merger of Marine Holding or the Bank or a share exchange or any other reorganization involving Marine Holding or Bank capital stock with or into another corporation, or the liquidation or dissolution of Marine Holding or the Bank;

         (11) not create any subsidiary, affiliate or other related business entity or enter into any partnership or joint venture; and

         (12) not take any other action or enter into any agreement which would have the effect of defeating the purposes of this Agreement or the Affiliation except as provided in Section 1.10.

     1.8. AUDITS, CAPITAL ACCOUNT REQUIREMENT, ETC. Immediately upon the execution of this Agreement, Marine Holding shall take such action, and shall cause the Bank to take such action, as may be necessary to authorize the Corporation, and such accountants as may be designated by the Corporation, at the Corporation's expense (a) to conduct an examination and audit of the books, accounts and records of Marine Holding and the Bank for the calendar years ended December 31, 1995, 1996 and 1997, and for any subsequent period and (b) to update any such examination and audit from time to time, at any time at, or prior to, the Effective Date. If any such examination or audit, or update thereof, shall disclose, in the opinion of the Corporation, (1) that the stockholders' equity of Marine Holding, determined in accordance with generally accepted accounting principles, consistently applied is less than $2,332,441; or (2) that since December 31, 1997 there has been a material adverse change in the balance sheet, income statement, financial position, results of operations, or business of the Bank or Marine Holding; or (3) that any inability of independent public accountants to certify financial statements of Marine Holding or the Bank for any period (or any qualification to such a certification) would materially interfere with or prevent the Corporation, before or after the Effective Date, from complying with requirements of the SEC (or other requirements) for the preparation and publication of certified or other required financial statements, whether for Marine Holding, for the Bank or for the Corporation and its consolidated subsidiaries, or (4) that the representations contained in Section 1.6 hereof or elsewhere in this Agreement are inaccurate in any material respect, or (5) that the nature or composition of the Bank's loan portfolio is materially different from the nature or composition of the Bank's loan portfolio as reflected in the Bank's March 31, 1998 Call Reports, or (6) that any material item or group of items in the Bank's loan portfolio is unacceptable to the Corporation for stated defects, including, without limitation, matters relating to credit, collateral or documentation, that are not cured within thirty days after the Bank receives notice of such defects from the Corporation, or (7) that the nature or composition of the Bank's deposit liabilities are materially different from the nature or composition of the Bank's deposit liabilities as reflected in the Bank's March 31, 1997 Call Reports, or (8) that the Bank's accrued expenses or other liabilities are different in nature from those associated with the normal operation of a commercial bank, or (9) that the list of Marine Holding's and the Bank's securities supplied by Marine Holding to the Corporation pursuant to
Section 1.6(h) hereof are inaccurate, as of their respective date, in any material respect, then the Corporation and F&M shall have the right by written notice to Marine Holding and the Bank at any time prior to the Effective Date to terminate this Agreement, in which event no party shall have any obligations under, or liabilities arising out of, this Agreement, except as set forth in
Section 3.5 with respect to expenses.

     1.9 REGULATORY APPROVALS. When requested by the Corporation, and through counsel for the Corporation, Marine Holding and the Bank will cooperate with the Corporation and use all commercially reasonable efforts to obtain the approval of the Affiliation by all appropriate State and Federal regulatory agencies.

     1.10 EXCLUSIVE DEALING. The Board of Directors of Marine Holding has carefully considered and deliberated upon the terms and conditions of the Affiliation and has concluded that the Affiliation is fair to, and in the best interests of the stockholders of Marine Holding, with the intent that this Agreement be conclusive and binding, subject to the terms and conditions hereof. Accordingly, in view of the commitments of the parties and the time and expense required to consummate the Agreement and while this Agreement is in effect, neither Marine Holding nor the Bank nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal, as hereinafter defined, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to Marine Holding's stockholders or enter into any agreement with respect to any Acquisition Proposal or participate in discussions or negotiations with, or furnish any information to, any person other than the Corporation, F&M, or their affiliates and agents, in connection with any potential Acquisition Proposal, unless an unsolicited Acquisition Proposal is made and the Board of Directors of Marine Holding shall conclude, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of a duly qualified and independent financial advisor of Marine Holding, that their fiduciary obligations require consideration of such Acquisition Proposal because such Acquisition Proposal may be in the best interest of Marine Holding's stockholders and is more favorable to Marine Holding's stockholders from a financial point of view than the Affiliation provided for herein. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation, share exchange or similar transaction involving Marine Holding or the Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Marine Holding or the Bank representing 10% or more of the consolidated assets of Marine Holding (including capital stock of the Bank) or of the Bank, (C) issue, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transactions) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of Marine Holding or the Bank, (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of Marine Holding's or the Bank's outstanding capital stock. Marine Holding and the Bank shall promptly advise the Corporation of, and communicate to the Corporation the terms of, any such inquiry or proposal addressed to Marine Holding or the Bank or of which Marine Holding or the Bank, or their respective officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge. Marine Holding's and the Bank's Boards of Directors shall use all commercially reasonable efforts to cause their respective officers, directors, employees, agents and representatives to comply with the requirements of this Section 1.10.

     1.11 CONDITIONS TO THE CORPORATION'S AND F&M'S OBLIGATIONS. The obligations of the Corporation and F&M under this Agreement are subject to the satisfaction prior to, and at, the Effective Date, of the conditions set forth in Article II of this Agreement or elsewhere in this Agreement and of the following conditions:

      (a) That pursuant to applicable statutes, the FRB and the FDIC shall have given any required approvals to permit the Affiliation and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

      (b) That all appropriate State regulatory agencies (including, without limitation, the Commission, the Maryland Commissioner (if required by law), the Delaware Bank Commissioner (if required by law), and Pennsylvania banking authorities (if required by law), and any other appropriate Federal regulatory agencies shall have approved the Affiliation to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

      (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

      (d) That stockholders who are affiliates of Marine Holding for the purposes of SEC Rule 145 shall have entered into agreements with the Corporation, in form and substance satisfactory to the Corporation, necessary or desirable to conform with SEC Rule 145.

      (e) That all other consents or approvals, governmental or otherwise, that in the opinion of counsel for the Corporation are necessary to permit, enable or facilitate the Affiliation, shall have been granted or issued and shall have become effective.

      (f) That there shall be no actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel for the Corporation might prevent the consummation of the Affiliation.

      (g) That since December 31, 1997, Marine Holding shall not have authorized or distributed any of its assets to its stockholders by way of dividends or otherwise, except for a semi-annual cash dividend not to exceed fifteen cents ($0.15) per share to be declared in June or July, 1998, and regular cash dividends for any full calendar quarter occurring before the Effective Date that begins after June 30, 1998 at an effective quarterly rate of not more than seven and one-half cents ($.075) per share.

      (h) That since December 31, 1997, Marine Holding and the Bank shall not have issued or authorized the issuance of additional shares of their respective capital stock of any class, or options to buy shares of said stock, or warrants or rights to subscribe thereto, or securities converted into such capital stock, or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business), or issued or authorized the issuance of other securities in respect of, in lieu of, or in substitution for the now outstanding shares of capital stock, or repurchased or redeemed any of their capital stock, or changed their respective capitalization, or made any distribution of their earnings or assets other than as provided in
   Section 1.11. (g) above, or as otherwise agreed in writing by the Corporation, and Marine Holding shall not have sold, transferred, pledged or granted any option or other rights with respect to the capital stock of the Bank held by Marine Holding.

      (i) That, except with the prior written approval of the Corporation, there shall have been no increase in the compensation, or rate of compensation, payable or to become payable by Marine Holding or the Bank to any director, officer or employee thereof, other than in accordance with past practices, or the establishment of, or an agreement to establish by Marine Holding or the Bank, any early retirement program or arrangement for certain employees, or any payment of any bonus, profit sharing, severance or other extraordinary compensation, or any change (other than changes required by law or described in writing by Marine Holding to the Corporation prior to the date of this Agreement) in any presently existing stock option, employee stock ownership, profit sharing, pension, retirement, bonus, severance, group life or health insurance or other plan, agreement or arrangement, and that Marine Holding and the Bank shall not have adopted or entered into any new employment, stock option, stock purchase, employee stock ownership, profit sharing, pension, retirement, bonus, group life or health insurance or other benefit plan, agreement or arrangement.

      (j) That between December 31, 1997 and the Effective Date, no change shall have been made in Marine Holding's or the Bank's investment practices and policies.

      (k) That there are granted or issued any such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable F&M, as successor to the Bank in the Bank Merger, and the Corporation, as successor to Marine Holding in the Holding Company Merger, to conduct after the Effective Date, all and every part of the business and activities conducted by the Bank and Marine Holding, respectively, prior to the Effective Date in the manner in which such activities and business were then conducted by the Bank and Marine Holding, respectively, and at the offices at which they were then conducted.

      (l) That the holders of no more than 10% of Marine Holding's common stock shall have (i) before the Marine Holding's stockholders vote is taken on the Affiliation, delivered written notice of intent to demand cash payment for their shares pursuant to Article 15 of the Virginia Stock Corporation Act, and (ii) not voted in favor of the Affiliation.

      (m) That the Bank shall not have applied for or opened any new, or closed any existing, branch offices without the written consent of the Corporation.

      (n) That the Corporation and F&M shall have received from Venable, Baetjer and Howard, LLP (or such other qualified law firm as the Corporation shall select) an opinion (i) with respect to the federal income tax consequences of the Holding Company Merger substantially to the effect that the Holding Company Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, that the Corporation and Marine Holding will each be a party thereto, and that no gain or loss will be recognized by the Corporation or Marine Holding as a result of the Holding Company Merger; and (ii) with respect to the federal income tax consequences of the Bank Merger substantially to the effect that the Bank Merger will qualify as a reorganization within the meaning of
   Section 368(a)(1)(D) of the Internal Revenue Code, that F&M and the Bank will each be a party thereto, and that no gain or loss will be recognized by F&M, the Corporation, or the Bank as a result of the Bank Merger.

      (o) That the representations of Marine Holding and the Bank contained in
   Section 1.6 of this Agreement shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Corporation, and as of the Effective Date, the President of Marine Holding shall deliver a written certificate to the Corporation that to his knowledge, information and belief, the representations set forth in this Agreement are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein which are required to have been met by such date have, without exception, been met.

      Conditions (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n) and (o)
may be waived by the Corporation and F&M.

     1.12 CONDITIONS TO MARINE HOLDING'S AND THE BANK'S OBLIGATIONS. The obligation of Marine Holding and the Bank under this Agreement are subject to the following conditions:

      (a) That pursuant to applicable statutes, the FRB and the FDIC shall have given any required approvals to permit the Affiliation and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

      (b) That all appropriate State regulatory agencies (including, without limitation, the Commission, the Maryland Commissioner (if required by law), and the Delaware Bank Commissioner (if required by law), Pennsylvania banking authorities (if required by law), and any other appropriate Federal regulatory agencies shall have approved the Affiliation to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

      (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

      (d) That Marine Holding shall have received an opinion of Venable, Baetjer and Howard, LLP (or such other qualified law firm as Marine Holding shall select) with respect to the federal income tax consequences of the Affiliation, substantially to the effect that, upon completion of the Affiliation (except as to the disposition of fractional shares):

         (1) the Holding Company Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

         (2) the Corporation and Marine Holding will each be a party thereto;

         (3) no gain or loss will be recognized by the Corporation or Marine Holding as a result of the Holding Company Merger;

         (4) no gain or loss will be recognized by the stockholders of Marine Holding upon receipt by them of Common Stock in exchange for common stock of Marine Holding;

         (5) the basis of the Common Stock received by such stockholders of Marine Holding will be the same as the basis of the common stock of Marine Holding surrendered by such stockholders in exchange for the Common Stock;

         (6) provided that Marine Holding's common stock is held as a capital asset, such stockholders' holding period of the Common Stock received by them will include the stockholders' holding period of the common stock of Marine Holding which is surrendered in exchange for such Common Stock.

      (e) That the representations of the Corporation and F&M contained in
   Section 1.5(a) of this Agreement (other than Section 1.5(a)(4)) shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on the request of Marine Holding, and as of the Effective Date, the President of the Corporation shall deliver a written certificate to Marine Holding that, to his knowledge, information and belief, the representations of the Corporation and F&M set forth in this Agreement (other than in Section 1.5(a)(4)) are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein required to have been met by the Corporation by such date have, without exception, been met.

      Condition (e) may be waived by Marine Holding and the Bank.

     1.13 CONFIDENTIALITY

     Between the date of this Agreement and the Effective Date, the Corporation and F&M, on the one hand, and Marine Holding and the Bank, on the other hand, each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and will not use for any purpose other than those contemplated in this Agreement, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Affiliation is not consummated, each party will return or destroy as much of such written information as may reasonably be requested except to the extent that it is necessary or appropriate for the party to retain the information in connection with any legal proceedings relating to the Agreement.

   1.14 EMPLOYEE BENEFIT MATTERS

      (a) QUALIFIED PLAN. It is the current intention of the Corporation and F&M and expectation of the parties that effective as of the Effective Date (or as soon thereafter as is practicable in the judgment of the Corporation), Marine Holding's Qualified Plan will be merged with and into the Corporation's 401(k) plan. If the plans are merged, the terms of the merger will comply with applicable requirements of the Internal Revenue Code, including Sections 401(a), 414(1) and 411(d)(6), and will provide that employees of Marine Holding and the Bank will be given credit under the Corporation's 401(k) plan for service with Marine Holding and the Bank for purposes of eligibility to participate and vesting. In the event that, in the judgment of the Corporation, it is not technically feasible or desirable to merge the plans, Marine Holding's Qualified Plan will be frozen or terminated.

      (b) CORPORATION'S CASH BALANCE PLAN. Effective as of the first January 1st following the Effective Date, employees of the Bank will become eligible to participate in the Corporation's cash balance plan according to its applicable provisions. Employees of Marine Holding and the Bank will be given credit under the Corporation's cash balance plan for service with Marine Holding and the Bank for purposes of eligibility to participate and vesting.

      (c) OTHER BENEFITS. Except with respect to (i) Marine Holding's Qualified Plan described in Section 1.14(a) above (the disposition of which shall be governed by Section 1.14(a) above), (ii) the Corporation's cash balance plan described in Section 1.14(b) above (eligibility for participation in and vesting under which shall be governed by Section 1.14(b) above), and
   (iii) executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of F&M and/or the Corporation, after the Effective Date, employees of the Bank shall be entitled to participate in F&M's employee benefit plans and programs on substantially the same basis as similarly situated employees of F&M (taking into account all applicable factors, including but not limited to, position, employment classification, age, length of service, pay, part-time or full time status, and the like.) F&M agrees to treat service with the Bank before the Effective Date as service with F&M for purposes of all such employee benefit and seniority based plans and programs.


                                  ARTICLE II

                                  AFFILIATION

     The following terms, provisions and conditions are in addition to those contained in Articles I and III of this Agreement:

     2.1. EFFECTIVE DATE. Subject to the terms and conditions contained in this Agreement, as soon as practicable after the performance of all agreements and obligations of the parties hereunder and upon fulfillment or waiver of all conditions precedent contained herein, and, except as may be otherwise determined by the Corporation, as of the last business day of a month, the Corporation and Marine Holding will execute and deliver Articles of Merger in such form(s) as in the opinion of counsel to the Corporation may be required by Virginia and Maryland law (the "Articles"), and any other documents required by law to effectuate the Holding Company Merger, and will file the Articles with the Commission and with the State Department of Assessments and Taxation of the State of Maryland. The effective date and time of the Holding Company Merger (the "Effective Date") shall be the effective date and time set forth in the Articles as filed with the Maryland State Department of Assessments and Taxation and the Commission, but, in no event, shall such effective date and time be prior to the effective date and time of the Certificate of Merger issued by the Commission with respect to the Holding Company Merger. The effective date and time of the Bank Merger shall be the effective date and time set forth in the Certificate of Merger issued by the Commission pursuant to applicable provisions of Virginia law. The Bank Merger shall be made effective as soon as practicable after the Holding Company Merger becomes effective, as determined by the Corporation.

     2.2. CORPORATION'S AND F&M'S OBLIGATIONS IN ACCOMPLISHING THE AFFILIATION. In order to effect the Affiliation as aforesaid, the Corporation and F&M, as the case may be, to any extent required by law will (i) prepare and file with the FRB, the FDIC and the Commission, applications requesting approval of the Affiliation and the Bank Merger; (ii) cause the Corporation's Maryland banking affiliates to file with the Maryland Commissioner, an application for approval of the affiliation of such Maryland banking affiliates with Marine Holding and the Bank, and; (iii) prepare and file any other necessary regulatory applications and use their best efforts to obtain approval of all such applications.

     2.3. MARINE HOLDING'S AND THE BANK'S OBLIGATIONS IN ACCOMPLISHING THE AFFILIATION. At such times as shall be requested by the Corporation, Marine Holding and the Bank and their respective management and directors shall, (i) cooperate with and assist the Corporation and F&M in the preparation and filing with the Commission of an application requesting approval of the Corporation's acquisition of Marine Holding and the Bank pursuant to Section 6.1-399 of the Code of Virginia, or any successor statute thereto, and of the Bank Merger;
(ii) cause the publication of any newspaper notices required by law or by the Commission with respect to the Affiliation; (iii) duly call and convene a meeting of Marine Holding's stockholders to vote on the Affiliation and, in connection therewith and subject to the fiduciary duties of the Board of Directors of Marine Holding (as advised in writing by its counsel), but only as such fiduciary duty is encompassed in, contemplated by, and within the scope of
Section 1.12, approve and recommend this Agreement, the Holding Company Plan of Merger, and the Affiliation to Marine Holding's stockholders and use their best efforts to obtain a favorable vote thereon; and (iv) cause Marine Holding to approve the Bank Merger as the Bank's sole stockholder. In connection with the submission of the Holding Company Plan of Merger to the stockholders of Marine Holding pursuant to the Virginia Stock Corporation Act, Marine Holding agrees that its Board of Directors will not take any action that would have the effect of requiring that the Holding Company Plan of Merger be approved by more than two-thirds of the votes entitled to be cast on the matter nor impose any condition to its submission of the Holding Company Plan of Merger to the stockholders of Marine Holding.

     2.4. STOCKHOLDER APPROVAL. The Affiliation is subject to the additional nonwaivable condition that this Agreement, the Holding Company Plan of Merger, and the Affiliation shall have been approved by the stockholders of Marine Holding by not less than two-thirds of the votes entitled to be cast on the matter at a meeting of Marine Holding's stockholders duly called for that purpose and duly constituted, at which a quorum is present and acting throughout, subject, however, to the rights of the Corporation under Section 1.13(l) hereof.

     2.5. EFFECT OF THE AFFILIATION. Upon the Effective Date, Marine Holding shall be merged with and into the Corporation, and upon the effective date of the Bank Merger, the Bank shall be merged into F&M in accordance with this Agreement and the Plans of Merger and pursuant to the applicable provisions of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and, with respect to the Holding Company Merger, the Maryland General Corporation Law, and with the effect provided in said provisions. The Corporation shall be the successor corporation in the Holding Company Merger (or, under Virginia law, the "surviving" corporation); no amendments to its charter will be effected by the Holding Company Merger. F&M shall be the surviving corporation in the Bank Merger, no amendments to its charter will be effected by the Bank Merger.

     2.6. TERMS OF THE AFFILIATION. On the Effective Date and immediately upon the Holding Company Merger provided for in this Agreement becoming effective with the effect set forth in Section 3-114 of the Maryland General Corporation Law, or any successor statutory provisions thereto, and in consideration thereof, the terms of the Holding Company Merger shall be as set forth in the Holding Company Plan of Merger. The terms of the Bank Merger shall be as set forth in the Bank Plan of Merger.

     2.7. CONFIRMATORY DEEDS. When and as requested by the Corporation or F&M, Marine Holding and the Bank shall execute and deliver or cause to be executed and delivered, all such deeds and other instruments, and take or cause to be taken all such further or other actions, as the Corporation or F&M may deem necessary or desirable in order to vest or perfect in or confirm of record or otherwise to F&M as survivor in the Bank Merger, or the Corporation, as successor (and survivor) in the Holding Company Merger, title to and possession of all real estate and other property of the Bank and of Marine Holding, respectively, and otherwise to carry out the intent and purposes of this Agreement and the Plans of Merger.

     2.8 PROCEDURAL MATTERS. The Corporation, at its option, may revise the sequence of events or other procedural matters relating to the accomplishment of the Affiliation in such manner as it may reasonably determine will best facilitate accomplishment of the Affiliation.

                                  ARTICLE III

                                 MISCELLANEOUS

     3.1. TERMINATION FOR REGULATORY REASONS. If, at any time, the Corporation receives information from any regulatory authority, which by law is required to approve the Affiliation or any other aspect of the transactions provided for herein or which has authority to challenge the validity of the Affiliation or such transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or that the Affiliation or such transactions will be so challenged, the Corporation and F&M may, subject to the provisions of Section 3.5 with respect to expenses, terminate all obligations under this Agreement by giving fourteen (14) days written notice of such termination to Marine Holding and the Bank. Upon such termination, except as set forth in Section 3.5, this Agreement shall become null and void and none of the parties hereto shall have any obligation or liability to the others with respect to this Agreement.

     3.2. TERMINATION BY CONSENT OR DUE TO PASSAGE OF TIME. At any time prior to the Effective Date, notwithstanding the approval of this Agreement and of the Holding Company Plan of Merger by the stockholders of Marine Holding, this Agreement may be terminated by mutual consent of the parties. Moreover, the Corporation and F&M on the one hand, and Marine Holding and the Bank on the other, shall be entitled to terminate this Agreement after May 31,1999, by written notice to the other party unless the Effective Date shall have occurred on or before such date or the parties hereto shall have extended the Effective Date in writing.

     3.3 TERMINATION WITH RESPECT TO ACQUISITION PROPOSAL. This Agreement may be terminated by the Corporation and F&M if the Directors of Marine Holding recommend to its stockholders, or Marine Holding or the Bank accepts, an Acquisition Proposal and may be terminated by Marine Holding and the Bank if, in compliance with Section 1.10 hereof, Marine Holding's Directors recommend to its stockholders, or Marine Holding or the Bank accept, an Acquisition Proposal. In any such case, Marine Holding and the Bank shall pay the Corporation a termination fee in the amount of $200,000 and shall also pay their own expenses as provided in Section 3.5 below.

     3.4. AMENDMENT. This Agreement may be amended, but only in writing approved by Marine Holding, the Bank, the Corporation, and F&M, at any time prior to the Effective Date and with respect to any of the terms and provisions hereof; provided, however, that after the stockholders of Marine Holding have approved the Holding Company Merger, no amendment shall be made that alters the conversion rate set forth in Section 1.2 (except pursuant to Section 1.5(b)) or that is otherwise prohibited by the Virginia Stock Corporation Act.

     3.5. EXPENSES; LIMITED LIABILITY. Each party to this Agreement, being the Corporation and F&M, on the one hand, and Marine Holding and the Bank, on the other hand, shall pay its own expenses relating hereto, including fees and disbursements of its respective counsel and of any investment or financial advisor retained by it; provided, however, that, subject to the provisions of the next sentence of this Section 3.5, in the event the transactions hereunder are not consummated, other than pursuant to Section 3.3, the Corporation will pay for the preparation of the regulatory filings referred to herein and for the filing fees relating thereto, the printing and mailing of the Proxy Statement, and all fees and disbursements of accountants (not including routine auditing fees) for either of the parties hereto. The termination of this Agreement in accordance with the terms of Sections 3.1, 3.2 or 3.3 shall create no liability on the part of any party, except as set forth in Section 3.3, or on the part of any party's directors, officers, stockholders, agents or representatives; provided, however, that if this Agreement is terminated under any of such provisions or otherwise by the Corporation and F&M by reason of a material breach by Marine Holding or the Bank, or by Marine Holding or the Bank by reason of a material breach by the Corporation or F&M, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the fees of its counsel, accountants, consultants and other advisors and representatives.

     3.6 NOTICES. All notices or other communications required or permitted under the terms of this Agreement shall be sufficient if hand delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

   If to the Corporation or F&M:

       Mercantile Bankshares Corporation
        Attention: Alan D. Yarbro, Esq.
                   General Counsel and Secretary
       Two Hopkins Plaza
       Baltimore, Maryland 21201
       Fax No. 410-237-5347

       Copy to:
       Venable, Baetjer and Howard, LLP
        Attention: Lee M. Miller, Esq.
       1800 Mercantile Bank & Trust Building
       2 Hopkins Plaza
       Baltimore, Maryland 21201
       Fax No. 410-244-7742

     If to Marine Holding or the Bank:

       The Marine BanCorp, Inc.
       P.O. Box 145
       Chincoteague, Virginia 23336
        Attention: Arthur C. Miles, Jr.
                   President and Chief Executive Officer
       Fax No. 757-336-1579

or to such other address as shall hereafter be provided in writing by the Corporation or the Marine Holding, respectively. Any notice or communication given pursuant to this Agreement shall be deemed to have been given on the day it is mailed or telecopied, as the case may be.

     3.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together be deemed one and the same Agreement.

     3.8. BINDING EFFECT; NO THIRD PARTY RIGHTS. This Agreement shall bind the Corporation, F&M, Marine Holding and the Bank and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any individual, corporation or other entity, other than the parties hereto or their respective successors and permitted assigns, any rights or remedies under of or by reason of this Agreement.

     3.9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland, without regard to conflict of law principles, except with respect to the pertinent regulatory and merger requirements of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                      MERCANTILE BANKSHARES CORPORATION

                                      By: /s/ H. Furlong Baldwin (SEAL)
                                          ______________________
                                          H. Furlong Baldwin
                                          Chairman of the Board and Chief
                                          Executive Officer

                                      THE MARINE BANCORP, INC.

                                      By: /s/ Arthur C. Miles, Jr. (SEAL)
                                          ________________________
                                          Arthur C. Miles, Jr.
                                          President and Chief Executive Officer


                                      FARMERS & MERCHANTS BANK-EASTERN SHORE

                                      By: /s/ H. B. Rew, Jr. (SEAL)
                                          __________________
                                          H. B. Rew, Jr.
                                          President and Chief Executive Officer


                                      THE MARINE BANK

                                      By: /s/ Arthur C. Miles, Jr. (SEAL)
                                          ________________________
                                          Arthur C. Miles, Jr.
                                          President and Chief Executive Officer

                                                                      EXHIBIT A


                                PLAN OF MERGER
                                      OF
                           THE MARINE BANCORP, INC.
                                 WITH AND INTO
                       MERCANTILE BANKSHARES CORPORATION

     1. THE PARTIES. The Marine BanCorp, Inc., a Virginia corporation and federally registered bank holding company ("Marine"), shall merge (the "Merger") with and into Mercantile Bankshares Corporation, a Maryland corporation and federally registered bank holding company ("Mercantile") (collectively, the "Constituent Corporations"). Mercantile shall be (and is hereinafter called when reference is made to it after the consummation of the Merger) the surviving corporation (the "Surviving Corporation").

     2. EFFECTIVE DATE. The Merger shall be effective on [          , 1998
at            , m.] (the "Effective Date").

     3. CONVERSION AND EXCHANGE OF SHARES.

      (a) Each share of the common stock of Mercantile issued and outstanding immediately prior to the Effective Date shall remain issued and outstanding after the Merger as one share of common stock of the Surviving Corporation, without any action on the part of the holder thereof.

      (b) Subject to Subparagraph 3(d) below, each share of the issued and outstanding common stock of Marine (other than shares with respect to which dissenters' rights are exercised pursuant to Subparagraph 3(c) hereof and shares owned by Mercantile, or any direct or indirect subsidiary of Mercantile, other than in a fiduciary capacity), for all corporate purposes and without any further action on the part of the holders thereof, shall automatically become and be converted into seventy-five hundredths (.75) of a share of the common stock of the Surviving Corporation. All shares of the common stock of Marine owned by Mercantile or any direct or indirect subsidiary of Mercantile, other than in a fiduciary capacity, shall, by virtue of the Merger be cancelled, and shall not be converted into common stock of the Surviving Corporation. Certificates representing shares of common stock of Marine which have been converted to shares of common stock of the Surviving Corporation shall thereafter represent shares of the common stock (and the right to cash for fractional shares) in the aforementioned proportions. Such certificates may at any time after the Effective Date be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercantile may select (the "Exchange Agent"), and exchanged by the holders thereof for new certificates representing the appropriate number of whole shares of common stock of the Surviving Corporation determined by the above conversion formula and for cash in lieu of any fractional shares as set forth in Subparagraph 3(d) below. No dividends or other distributions shall be paid on any person's converted shares until such person has been issued a new certificate in the name of the Surviving Corporation. When the new certificates have been issued, the holders thereof shall be entitled to and shall be paid, without interest, the amount of all dividends or other distributions that have theretofore, but after the Effective Date, become payable to holders of record after the Effective Date with respect to the number of whole shares of common stock represented by the certificate issued upon such surrender or exchange.

      (c) The holder of any shares of common stock of Marine with respect to which the holder exercises dissenters' rights consistently with the requirements of Article 15 of Chapter 9 of Title 13.1 of the Code of Virginia, 1950, as amended (the "Virginia Stock Corporation Act"), shall be entitled to receive from the Surviving Corporation, in cash, the fair value of his shares of the common stock of Marine, determined in accordance with the provisions of Article 15 of the Virginia Stock Corporation Act, or any successor statute thereto, plus interest as provided therein.

      (d) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of the Surviving Corporation's common stock, or certificates therefore, will be issued, but, in lieu thereof, and solely as a mechanism for rounding shareholdings to whole shares, the Surviving Corporation will pay cash for such fractional shares on the basis of the closing price for Mercantile's common stock (as reported by The NASDAQ National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of common stock of Marine representing such fractional shares. No such holder shall be entitled to dividends, voting rights or any other rights of shareholders in respect of any fractional share.

      4. ARTICLES OF INCORPORATION AND BYLAWS. On the Effective Date, the Articles of Incorporation and Bylaws of Mercantile in effect immediately prior to the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended, supplemented, or restated in accordance with applicable law.

      5. BOARD OF DIRECTORS; OFFICERS. The directors and officers of Mercantile who hold office immediately prior to the Effective Date shall thereafter be the directors and officers of the Surviving Corporation until their successors be elected and qualify.

      6. FURTHER ASSURANCES. If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm the Surviving Corporation with title to any property or rights of the Constituent Corporations, or otherwise carry out the provisions hereof, the proper officers and Directors of Marine or Mercantile, as the case may be, before the Effective Date and thereafter the officers of the Surviving Corporation acting on behalf of Marine or Mercantile, as the case may be, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm the Surviving Corporation with title to such property or rights and otherwise carry out the provisions hereof.

      7. MODIFICATION AND AMENDMENT. Any of the terms and provisions of this Plan of Merger may be amended at any time prior to the issuance of a Certificate of Merger by the Virginia State Corporation Commission, by a writing executed by the Constituent Corporations; PROVIDED, HOWEVER, that after the stockholders of Marine have approved the Plan of Merger, no amendment in this Plan of Merger shall be made that alters the conversion rate or kind of shares to be received as set forth in Paragraph 3 (except pursuant to the anti-dilution provisions contained in Section 1.5(b) of that certain Agreement and Plan of Affiliation and Merger among the Constituent Corporations, Farmers & Merchants Bank-Eastern Shore, and The Marine Bank dated June 9, 1998, a copy of which has been provided to each shareholder together herewith, which provision is incorporated herein by reference) or that is otherwise prohibited by the Virginia Stock Corporation Act.

      8. TERMINATION AND ABANDONMENT. This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Date by the mutual consent in writing of the Constituent Corporations or otherwise in accordance with the Agreement and Plan of Affiliation and Merger referred to above.

                                                                       EXHIBIT B


                                PLAN OF MERGER
                                      OF
                   FARMERS AND MERCHANTS BANK-EASTERN SHORE
                                      AND
                                THE MARINE BANK

     1. THE PARTIES. The Marine Bank, a Virginia corporation authorized to engage in the banking business ("Marine"), shall merge with and into Farmers & Merchants Bank-Eastern Shore, a Virginia corporation authorized to engage in the banking business. Farmers and Merchants Bank-Eastern Shore shall be the surviving corporation. The merger shall become effective, with the effect provided in the Virginia Stock Corporation Act, at the date and time when a Certificate of Merger issued by the Virginia State Corporation Commission becomes effective (the "Effective Date"). (Farmers and Merchants Bank-Eastern Shore is hereinafter referred to as "F &M Bank" prior to the Effective Date and as the "Surviving Bank" following the Effective Date of the merger.)

     2. ARTICLES OF INCORPORATION; BYLAWS; OFFICES, DIRECTORS, AND OFFICERS. On the Effective Date, the Articles of Incorporation of F&M Bank then in effect shall become the Articles of Incorporation of the Surviving Bank and the Bylaws of F&M Bank then in effect shall become the Bylaws of the Surviving Bank; the main office of F&M Bank shall become the main office of the Surviving Bank and its branches shall become branches of the Surviving Bank; the main office of Marine and its current branch office and any other branch offices opened prior to the Effective Date shall become branch offices of the Surviving Bank; and the directors of F&M Bank immediately prior to the Effective Date shall become the directors of the Surviving Bank, until their successors are elected and qualified.

   3. CONVERSION AND EXCHANGE OF SHARES.

      (a) The manner of converting and exchanging the shares of the corporations which are parties to the merger shall be as follows:

         (i) Each share of issued and outstanding capital stock of Marine, consisting of a single class of common stock, par value $5.00 per share, shall be cancelled; and

         (ii) Each outstanding share of capital stock of F&M Bank, par value $5.00, on the Effective Date, shall remain outstanding as one (1) share of capital stock of the Surviving Bank, par value $5.00 per share, such that the authorized capital of the Surviving Bank shall consist of 1,200,000 shares of capital stock, par value $5.00 per share, and the outstanding capitalization of the Surviving Bank shall consist of 720,000 shares of capital stock, $5.00 par value, for a total stated capitalization of $3,600,000.

     4. Effect of Merger. The effect of the merger provided for herein is that the assets and liabilities of Marine will be transferred to the Surviving Bank, which will continue to be a wholly owned subsidiary of Mercantile Bankshares Corporation, a Maryland corporation (the "Mercantile"). Marine will cease to exist as a separate corporate entity.

     5. Termination and Abandonment. The consummation of the merger provided for herein is subject to the terms and conditions of, and may be terminated and the merger abandoned as provided for in, the Agreement and Plan of Affiliation and Merger among Mercantile, F&M Bank, The Marine BanCorp, Inc., a Virginia corporation and Marine's sole stockholder, and Marine dated June 9, 1998.

     6. Modification and Amendment. Any of the terms and provisions of this Plan of Merger may be amended at any time prior to the issuance of a Certificate of Merger by the Virginia State Corporation Commission, by a writing executed by the parties hereto, subject to the restrictions of the Virginia Stock Corporation Act.


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

                                                                        ANNEX B


                                  ARTICLE 15


                              DISSENTERS' RIGHTS.

     ss. 13.1-729. DEFINITIONS. -- In this article:

     "CORPORATION" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

     "DISSENTER" means a shareholder who is entitled to dissent from corporate action under ss.13.1-730 and who exercises that right when and in the manner required by ss. 13.1-732 through 13.1-739.

     "FAIR VALUE," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     "INTEREST" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     "RECORD SHAREHOLDER" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     "BENEFICIAL SHAREHOLDER" means the person who is a beneficial owner of share held by a nominee as the record shareholder.

     "SHAREHOLDER" means the record shareholder or the beneficial shareholder.

     ss. 13.1-730. RIGHT TO DISSENT. -- A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

      1. Consummation of a plan of merger to which the corporation is a party
   (i) if shareholder approval is required for the merger by ss. 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss. 13.1-719;

      2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

      1. The articles of incorporation of the corporation issuing such shares provide otherwise;

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

      2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

         a. Cash;

         b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

         c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

      3. The transaction to be voted on is an "affiliated transaction and is not approved by a majority of "disinterested directors" as such terms are defined in ss. 13.1-725.

     D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

      1. The proposed corporate action is abandoned or rescinded;

      2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

      3. His demand for payment is withdrawn with the written consent of the corporation.

     ss. 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

      1. He submits to the corporation the record shareholders' written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

     ss. 13.1-732. NOTICE OF DISSENTERS' RIGHTS. -- A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     B. If corporate action creating dissenters' rights under ss. 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 13.1-734.

     ss. 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT. -- A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

     B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

     ss. 13.1-734. DISSENTERS' NOTICE. -- A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss. 13.1-733.

     B. The dissenters' notice shall:

      1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

      2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

      4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

      5. Be accompanied by a copy of this article.

     ss. 13.1-735. DUTY TO DEMAND PAYMENT. -- A. A shareholder sent a dissenters' notice described in ss. 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

     B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

     C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

     ss. 13.1-736. SHARE RESTRICTIONS. -- A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

     B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

     ss. 13.1-737. PAYMENT. -- A. Except as provided in ss. 13.1-738, within thirty days after receipt of a payment demand made pursuant to ss. 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

     B. The payment shall be accompanied by:

      1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

      3. A statement of the dissenters' right to demand payment under ss. 13.1-739; and

      4. A copy of this article.

     ss. 13.1-738. AFTER-ACQUIRED SHARES. -- A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

     B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 13.1-739.

     ss. 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. -- A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss. 13.1-737 or offered under ss.13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

     ss. 13.1-740. COURT ACTION. -- A. If a demand for payment under ss.13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

     E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     F. Each dissenter made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss. 13.1-738.

     ss. 13.1-741. COURT COSTS AND COUNSEL FEES. -- A. The court in an appraisal proceeding commenced under ss. 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss. 13.1-739.

     B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

      1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss. 13.1-732 through 13.1-739; or

      2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

     C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.